As filed with the Securities and Exchange Commission on November 23, 2012

Registration No. 333-161772

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BLUEFIRE RENEWABLES, INC.

(Name of registrant as specified in its charter)

Nevada	2860	20-4590982
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

31 Musick Irvine, CA 92618 (949) 588-3767
(Address, including zip code, and telephone number, including area code, or registrant’s principal executive offices)

The Corporation Trust Company of Nevada 311 S Division St Carson City, NV 89703 Tel: (608) 827-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lucosky Brookman LLP

33 Wood Avenue South, 6th Floor

Iselin, New Jersey 08830

Fax: (732) 395-4401

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Non-accelerated filer	☐

Accelerated filer	☐	Smaller reporting company	☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

On January 25, 2010, the U.S. Securities and Exchange Commission declared effective the registration statement on Form S-1 (the “Registration Statement”) filed by BlueFire Renewables, Inc. (the “Company”). The Company is filing this post-effective amendment to the Registration Statement for the purpose of updating its financial and other disclosures.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2012

BlueFire Renewables, Inc.

2,500,000 Shares of Common Stock

This Prospectus relates to the resale by selling stockholders (the “Selling Stockholders”) of 2,500,000 shares of our common stock $0.001 par value (the “Common Stock”).

We are not selling any shares of Common Stock in this offering and, as a result, will not receive any proceeds from this offering. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders.

The Selling Stockholders may sell Common Stock from time to time at prices established on the Over-the-Counter Bulletin Board (the “OTCBB”) or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The Common Stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the Selling Stockholders. The Selling Stockholders may engage brokers, dealers or agents, who may receive commissions or discounts from the Selling Stockholders. We will pay substantially all the expenses incident to the registration of the shares; however, we will not pay for sales commissions and other expenses applicable to the sale of the shares.

Our Common Stock is currently listed on the OTCBB under the symbol “BFRE.” On November 21, 2012, the closing price of our Common Stock was $0.1372 per share.

An investment in our Common Stock involves significant risks. Investors should not buy our Common Stock unless they can afford to lose their entire investment. See “Risk Factors” beginning on page 4.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                      , 2012

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. References to the “Company,” “we,” “us,” “our” and similar words refer to BlueFire Renewables, Inc.

BLUEFIRE RENEWABLES, INC.

Our Company

We are BlueFire Renewables, Inc., a Nevada corporation. Our goal is to develop, own and operate high-value carbohydrate-based transportation fuel plants, or biorefineries, to produce ethanol, a viable alternative to fossil fuels, and to provide professional services to biorefineries worldwide. Our biorefineries will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues and cellulose from municipal solid wastes into ethanol. This versatility enables us to consider a wide variety of feedstocks and locations in which to develop facilities to become a low cost producer of ethanol. We have licensed for use a patented process from Arkenol, Inc., a Nevada corporation (“Arkenol”), to produce ethanol from cellulose (the “Arkenol Technology”). We are the exclusive North America licensee of the Arkenol Technology. We may also utilize certain biorefinery related rights, assets, work-product, intellectual property and other know-how related to 19 ethanol project opportunities originally developed by ARK Energy, Inc., a Nevada corporation, to accelerate our deployment of the Arkenol Technology.

Company History

We are a Nevada corporation that was initially organized as Atlanta Technology Group, Inc., a Delaware corporation, on October 12, 1993. The Company was re-named Docplus.net Corporation on December 31, 1998, and further re-named Sucre Agricultural Corp. (“Sucre”) and re-domiciled as a Nevada corporation on March 6, 2006. Finally, on May 24, 2006, in anticipation of the reverse merger by which it would acquire BlueFire Ethanol, Inc., a privately held Nevada corporation organized on March 28, 2006, as described below, the Company was re-named to BlueFire Ethanol Fuels, Inc.

On June 27, 2006, the Company completed a reverse merger (the “Reverse Merger”) with BlueFire Ethanol, Inc. (“BlueFire Ethanol”). At the time of Reverse Merger, the Company was a blank-check company and had no operations, revenues or liabilities. The only asset possessed by the Company was $690,000 in cash which continued to be owned by the Company at the time of the Reverse Merger. In connection with the Reverse Merger, the Company issued BlueFire Ethanol 17,000,000 shares of common stock, approximately 85% of all of the outstanding common stock of the Company, for all the issued and outstanding BlueFire Ethanol common stock. The Company stockholders retained 4,028,264 shares of the Company’s common stock. As a result of the Reverse Merger, BlueFire Ethanol became our wholly-owned subsidiary. On June 21, 2006, prior to and in anticipation of the Reverse Merger, the Company sold 3,000,000 shares of common stock to two related investors in a private offering of shares pursuant to Rule 504 for proceeds of $1,000,000.

On July 20, 2010, the Company changed its name to BlueFire Renewables, Inc. to more accurately reflect our primary business plan expanding the focus from just building cellulosic ethanol projects to include other advanced biofuels, biodiesel, and other drop-in biofuels as well as synthetic lubricants.

The Company’s shares of Common Stock began trading under the symbol “BFRE.PK” on the Pink Sheets of the National Quotation Bureau on July 11, 2006, and later began trading on the OTCBB under the symbol “BFRE.OB” on June 19, 2007. On November 21, 2012, the closing price of our Common Stock was $0.1372 per share.

Our executive offices are located at 31 Musick, Irvine, California 92618 and our telephone number at such office is (949) 588-3767.

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The Offering

Common Stock Being Offered By Selling Stockholders	2,500,000 shares of Common Stock.

Initial Offering Price	The initial offering price for shares of our Common Stock will be determined by prevailing prices established on the OTCBB or as negotiated in private transactions, or as otherwise described in “Plan of Distribution.”

Terms of the Offering	The Selling Stockholders will determine when and how they will sell the Common Stock offered in this prospectus.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all of the Common Stock has been sold pursuant to the registration statement, (ii) two years or (iii) such time as all of the Common Stock become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of Proceeds	We are not selling any shares of Common Stock in this offering and, as a result, will not receive any proceeds from this offering.

OTCBB Trading Symbol	“BFRE.OB”

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

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SUMMARY FINANCIAL DATA

The following selected financial information is derived from the Company’s financial statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s financial statements, including the notes thereto.

Summary of Operations

For the Years Ended December 31,

	2011	2010
Total Revenue	$204,326	$669,343
Loss from operations	$(2,143,750)	$(2,423,955)
Net loss	$(1,384,981)	$(922,906)
Net loss per common share (basic and diluted)	$(0.05)	$(0.03)
Weighted average common shares outstanding	30,101,167	28,379,920

For the Nine Months Ended September 30,

	2012	2011
Total Revenue	$492,132	$482,312
Loss from operations	$(915,234)	$(1,293,305)
Net loss	$(1,051,082)	$(591,992)
Net loss per common share (basic and diluted)	$(0.03)	$(0.02)
Weighted average common shares outstanding	32,636,527	29,728,327

Statement of Financial Position

For the Years Ended December 31,

	2011	2010
Cash and cash equivalents	$15,028	$592,359
Total assets	$1,426,275	$1,938,152
Working Capital	$(1,520,486)	$38,708
Long term debt	$-	$-
Stockholders’ equity ( deficit )	$(1,219,346)	$(221,141)

For the Nine Months Ended September 30,

	2012	2011
Cash and cash equivalents	$65,271	$11,471
Total assets	$1,434,513	$1,318,115
Working Capital	$(2,379,201)	$(925,804)
Long term debt	$-	$-
Stockholders’ ( deficit )	$(2,030,416)	$(705,313)

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RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this document entitled “Forward Looking Statements.” If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

SINCE INCEPTION, WE HAVE HAD LIMITED OPERATIONS AND HAVE INCURRED NET LOSSES OF $32,425,386 AND WE NEED ADDITIONAL CAPITAL TO EXECUTE OUR BUSINESS PLAN.

We have had limited operations and have incurred net losses of approximately $32,425,386 for the period from March 28, 2006 (“Inception”) through September 30, 2012, of which approximately $17,014,234 was cash used in our operating activities. We have generated revenues from consulting of approximately $257,515 and approximately $6,551,000 in grant revenue from the DOE for total revenues of approximately $6,809,000, and no revenues from intended operations. We have yet to begin ethanol production or construction of ethanol producing plants. Since the Reverse Merger, we have been engaged in developmental activities, including developing a strategic operating plan, plant engineering and development activities, entering into contracts, hiring personnel, developing processing technology, and raising private capital. Our continued existence is dependent upon our ability to obtain additional debt and/or equity financing. We are uncertain given the economic landscape when to anticipate the beginning construction of a plant given the availability of capital. We estimate the engineering, procurement, and construction (“EPC”) cost including contingencies to be in the range of approximately $100 million to $125 million for our Lancaster Biorefinery, and approximately $300 million for our Fulton Project. We plan to raise additional funds through project financings, grants and/or loan guarantees, or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. There is no assurance we will be successful in raising additional capital or achieving profitable operations. Wherever possible, the Company’s Board of Directors (the “Board of Directors”) will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. These actions will result in dilution of the ownership interests of existing shareholders may further dilute common stock book value, and that dilution may be material.

WE HAVE A LIMITED OPERATING HISTORY WITH SIGNIFICANT LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE.

We have yet to establish any history of profitable operations. In two of the last three years we have incurred annual operating losses. Operating losses were $2,143,750 and $2,423,955 for fiscal years ended 2011 and 2010, respectively. As a result, at December 31, 2011, we had net losses of approximately $31,374,304 since Inception. In 2011, we had net loss of $1,384,981, which was partially a result of non-cash gains on the change in fair value of warrant liabilities and a one-time revenue transaction. Our revenues have not been sufficient to sustain our operations. We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of at least one commercial scale cellulose to ethanol facility. No assurances can be given when this will occur or that we will ever be profitable.

AS OF SEPTEMBER 30, 2012, THE COMPANY HAD A NEGATIVE WORKING CAPITAL OF APPROXIMATELY $2,379,000.

Management has estimated that operating expenses for the next twelve months will be approximately $1,700,000, excluding engineering costs related to the development of bio-refinery projects. These matters raise substantial doubt about the Company’s ability to continue as a going concern. For the remainder of 2012, the Company intends to fund its operations with reimbursements under the Department of Energy contract, from the sale of Fulton Project equity ownership, from the sale of debt and equity instruments, our equity purchase agreement consummated with LPC in January 2011, and the TCA Global Credit Master Fund, LP in March 2012 (as discussed herein). The Company's ability to get reimbursed on the DOE contract is dependent on the availability of cash to pay for the related costs. As of November 23, 2012, the Company expects the current resources, as well as the resources available in the short term under the LPC Purchase Agreement, will only be sufficient for a period of approximately one month, depending upon certain funding conditions contained herein, unless significant additional financing is received. Management has determined that these general expenditures must be reduced and additional capital will be required in the form of equity or debt securities. In addition, if we cannot raise additional short term capital we will be forced to continue to further accrue liabilities due to our limited cash reserves. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results.

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OUR CELLULOSE-TO-ETHANOL TECHNOLOGIES ARE UNPROVEN ON A LARGE-SCALE COMMERCIAL BASIS AND PERFORMANCE COULD FAIL TO MEET PROJECTIONS, WHICH COULD HAVE A DETRIMENTAL EFFECT ON THE LONG-TERM CAPITAL APPRECIATION OF OUR STOCK.

While production of ethanol from corn, sugars and starches is a mature technology, newer technologies for production of ethanol from cellulose biomass have not been built at large commercial scales. The technologies being utilized by us for ethanol production from biomass have not been demonstrated on a commercial scale. All of the tests conducted to date by us with respect to the Arkenol Technology have been performed on limited quantities of feedstocks, and we cannot assure you that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to larger-scale commercialization. Accordingly, we cannot assure you that these technologies will perform successfully on a large-scale commercial basis or at all.

OUR BUSINESS EMPLOYS LICENSED ARKENOL TECHNOLOGY WHICH MAY BE DIFFICULT TO PROTECT AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

We currently license our technology from Arkenol. Arkenol owns 11 U.S. patents, 21 foreign patents, and has one foreign patent pending and may file more patent applications in the future. Our success depends, in part, on our ability to use the Arkenol Technology, and for Arkenol to obtain patents, maintain trade secrecy and not infringe the proprietary rights of third parties. We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that we will develop additional proprietary technology that is patentable or that any patents issued to us or Arkenol will provide us with competitive advantages or will not be challenged by third parties. Further, we cannot assure you that others will not independently develop similar or superior technologies, duplicate elements of the Arkenol Technology or design around it.

It is possible that we may need to acquire other licenses to, or to contest the validity of, issued or pending patents or claims of third parties. We cannot assure you that any license would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s patents in bringing patent infringement suits against other parties based on our licensed patents.

In addition to licensed patent protection, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

OUR SUCCESS DEPENDS UPON ARNOLD KLANN, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND JOHN CUZENS, OUR CHIEF TECHNOLOGY OFFICER AND SENIOR VICE PRESIDENT.

We believe that our success will depend to a significant extent upon the efforts and abilities of (i) Arnold Klann, our Chairman and Chief Executive Officer, due to his contacts in the ethanol and cellulose industries and his overall insight into our business, and (ii) John Cuzens, our Chief Technology Officer and Senior Vice President for his technical and engineering expertise, including his familiarity with the Arkenol Technology. Our failure to retain Mr. Klann or Mr. Cuzens, or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance on any of our officers.

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COMPETITION FROM LARGE PRODUCERS OF PETROLEUM-BASED GASOLINE ADDITIVES AND OTHER COMPETITIVE PRODUCTS MAY IMPACT OUR PROFITABILITY.

Our proposed ethanol plants will also compete with producers of other gasoline additives made from other raw materials having similar octane and oxygenate values as ethanol. The major oil companies have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. These other companies also have significant resources to begin production of ethanol should they choose to do so.

We will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol. An example of such other additives is MTBE, a petrochemical derived from methanol. MTBE costs less to produce than ethanol. Many major oil companies produce MTBE and because it is petroleum-based, its use is strongly supported by major oil companies. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol.

OUR BUSINESS PROSPECTS WILL BE IMPACTED BY CORN SUPPLY.

Our ethanol will be produced from cellulose, however currently most ethanol is produced from corn, which is affected by weather, governmental policy, disease and other conditions. A significant increase in the availability of corn and resulting reduction in the price of corn may decrease the price of ethanol and harm our business.

IF ETHANOL AND GASOLINE PRICES DROP SIGNIFICANTLY, WE WILL ALSO BE FORCED TO REDUCE OUR PRICES, WHICH POTENTIALLY MAY LEAD TO FURTHER LOSSES.

Prices for ethanol products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price of ethanol has some relation to the price of gasoline. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. We cannot assure you that we will be able to sell our ethanol profitably, or at all.

INCREASED ETHANOL PRODUCTION FROM CELLULOSE IN THE UNITED STATES COULD INCREASE THE DEMAND AND PRICE OF FEEDSTOCKS, REDUCING OUR PROFITABILITY.

New ethanol plants that utilize cellulose as their feedstock may be under construction or in the planning stages throughout the United States. This increased ethanol production could increase cellulose demand and prices, resulting in higher production costs and lower profits.

PRICE INCREASES OR INTERRUPTIONS IN NEEDED ENERGY SUPPLIES COULD CAUSE LOSS OF CUSTOMERS AND IMPAIR OUR PROFITABILITY.

Ethanol production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as availability, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material adverse effect on our business. Natural gas and electricity prices have historically fluctuated significantly. We purchase significant amounts of these resources as part of our ethanol production. Increases in the price of natural gas or electricity would harm our business and financial results by increasing our energy costs.

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OUR BUSINESS PLAN CALLS FOR EXTENSIVE AMOUNTS OF FUNDING TO CONSTRUCT AND OPERATE OUR BIOREFINERY PROJECTS AND WE MAY NOT BE ABLE TO OBTAIN SUCH FUNDING WHICH COULD ADVERSELY AFFECT OUR BUSINESS, OPERATIONS AND FINANCIAL CONDITION.

Our business plan depends on the completion of up to 19 biorefinery projects. Although each facility will have specific funding requirements, our proposed Lancaster Biorefinery will require approximately $100-$125 million in EPC costs, and our proposed Fulton Project will require approximately $300 million in EPC costs. We will be relying on additional financing, and funding from such sources as Federal and State grants and loan guarantee programs. In 2010, BlueFire was notified by the DOE LGPO, that it had rejected our application for the Lancaster Biorefinery, and in 2011, BlueFire was notified by the DOE LGPO that it would not move forward with its application on the Fulton Project until it had secured the necessary equity commitment on that project. In October 2011, BlueFire was notified by its lender (“Lender”) for the Company’s USDA loan guarantee application that the USDA sent the Lender notice that they are currently ineligible to participate in the USDA Biorefinery Assistance Program. The USDA has offered to meet with the Lender and the Company in order to provide further explanation as to its decision and to allow the Lender and the Company the opportunity to provide any new information and potential alternatives for the USDA’s consideration. The Company has been in discussion with the USDA but has since discontinued its pursuit of the Loan Guarantee because an alternative acceptable lender could not be secured. The Company is pursuing other financing options including other potential government programs. In October 2011, BlueFire signed a Memorandum of Understanding with China Huadian Engineering Co., a unit of China Huadian Corp., which is China’s fourth-largest utility, to buy a stake in the Fulton Project and may later also provide debt financing. BlueFire is currently in negotiations with China Huadian Corp, but no definitive agreements have been executed.

RISKS RELATED TO GOVERNMENT REGULATION AND SUBSIDIZATION

FEDERAL REGULATIONS CONCERNING TAX INCENTIVES COULD EXPIRE OR CHANGE, WHICH COULD CAUSE AN EROSION OF THE CURRENT COMPETITIVE STRENGTH OF THE ETHANOL INDUSTRY.

Congress currently provides certain federal tax credits for ethanol producers and marketers. The current ethanol industry and our business initially depend on the continuation of these credits. The credits have supported a market for ethanol that might disappear without the credits. These credits may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of these tax incentives could adversely affect the future use of ethanol in a material way, and we cannot assure investors that any of these tax incentives will be continued. The elimination or reduction of federal tax incentives to the ethanol industry could have a material adverse impact on the industry as a whole.

WE RELY ON ACCESS TO FUNDING FROM THE UNITED STATES DEPARTMENT OF ENERGY. IF WE CANNOT ACCESS GOVERNMENT FUNDING WE MAY BE UNABLE TO FINANCE OUR PROJECTS AND/OR OUR OPERATIONS.

Our operations have been financed to a large degree through funding provided by the DOE. We rely on access to this funding as a source of liquidity for capital requirements not satisfied by the cash flow from our operations. If we are unable to access government funding our ability to finance our projects and/or operations and implement our strategy and business plan will be severely hampered. In 2008, the Company began to draw down on the Award 1 monies that were finalized with the DOE. As our Fulton Project developed further, the Company was able to begin drawing down on the second phase of DOE monies (“Award 2”). Although we finalized Award 1 with a total reimbursable amount of $6,425,564, and Award 2 with a total reimbursable amount of $81,134,686 and through September 30, 2012, we have an unreimbursed amount of approximately $366,000 available to us under Award 1, and approximately $77,261,000 under Award 2, we cannot guarantee that we will continue to receive grants, loan guarantees, or other funding for our projects from the DOE.

The Company estimates the amounts to be reimbursed by the DOE by applying a portion of approved indirect costs (overhead) to the direct project costs in a calculation which derives what is known as our indirect rate. This indirect rate is used to reimburse the Company for the costs incurred that are not directly related to the project. This rate calculation is estimated by the Company, and is subject to change periodically. In the event that the Company over estimates this rate or under estimates this rate, it may have an impact to our financial statements and future ability to be reimbursed under the awards.

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In June 2011, it was determined that the Company had received an overpayment of approximately $354,000 from the cumulative reimbursements of the DOE grants under Award 1. The Company and DOE have agreed to net overpayments with monies still available to the Company of approximately $366,000 under Award 1 in order to further its completion. This is expected to eliminate any over billing incurred during the life of the Award. BlueFire has filed all necessary paperwork with the DOE to close out Award 1 and is currently awaiting final approval of the close out.

LAX ENFORCEMENT OF ENVIRONMENTAL AND ENERGY POLICY REGULATIONS MAY ADVERSELY AFFECT DEMAND FOR ETHANOL.

Our success will depend in part on effective enforcement of existing environmental and energy policy regulations. Many of our potential customers are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of ethanol. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emission standards continues, we will depend on the ability of ethanol to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for ethanol. A significant decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your stock.

COSTS OF COMPLIANCE WITH BURDENSOME OR CHANGING ENVIRONMENTAL AND OPERATIONAL SAFETY REGULATIONS COULD CAUSE OUR FOCUS TO BE DIVERTED AWAY FROM OUR BUSINESS AND OUR RESULTS OF OPERATIONS TO SUFFER.

Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. The production facilities that we will build will discharge water into the environment. As a result, we are subject to complicated environmental regulations of the U.S. Environmental Protection Agency and regulations and permitting requirements of the states where our plants are to be located. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our ethanol plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plants arising from air or water discharges. Ethanol production has been known to produce an odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

OUR PROPOSED NEW ETHANOL PLANTS WILL ALSO BE SUBJECT TO FEDERAL AND STATE LAWS REGARDING OCCUPATIONAL SAFETY.

Risks of substantial compliance costs and liabilities are inherent in ethanol production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the ethanol plants could reduce the amount of cash that would otherwise be available to further enhance our business.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

THERE IS NO LIQUID MARKET FOR OUR COMMON STOCK.

Our shares are traded on the OTCBB and the trading volume has historically been very low. An active trading market for our shares may not develop or be sustained. We cannot predict at this time how actively our shares will trade in the public market or whether the price of our shares in the public market will reflect our actual financial performance.

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THE MARKET PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE AND STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH SUCH SHARES WERE PURCHASED.

The market price of our common stock may fluctuate significantly. From July 11, 2006, the day we began trading publicly as BFRE.PK, and September 30, 2012, when the Company stock traded as BFRE.OB, the high and low price for our common stock has been $7.90 and $0.05 per share, respectively. Our share price has fluctuated in response to various factors, including not yet beginning construction of our first plant, needing additional time to organize engineering resources, issues relating to feedstock sources, trying to locate suitable plant locations, locating distributors and finding funding sources.

THE APPLICATION OF THE “PENNY STOCK” RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON SHARES AND INCREASE YOUR TRANSACTION COSTS TO SELL THOSE SHARES.

The U.S. Securities and Exchange Commission (the “SEC”) has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

AS AN ISSUER OF “PENNY STOCK,” THE PROTECTION PROVIDED BY THE FEDERAL SECURITIES LAWS RELATING TO FORWARD LOOKING STATEMENTS DOES NOT APPLY TO US.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, the Company will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

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COMPLIANCE AND CONTINUED MONITORING IN CONNECTION WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES.

Changing laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty regarding compliance matters. New or changed laws, regulations and standards are subject to varying interpretations in many cases. As a result, their application in practice may evolve over time. We are committed to maintaining high standards of corporate governance and public disclosure. Complying with evolving interpretations of new or changed legal requirements may cause us to incur higher costs as we revise current practices, policies and procedures, and may divert management time and attention from the achievement of revenue generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to uncertainties related to practice, our reputation might be harmed which would could have a significant impact on our stock price and our business. In addition, the ongoing maintenance of these procedures to be in compliance with these laws, regulations and standards could result in significant increase in costs.

OUR PRINCIPAL STOCKHOLDER HAS SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTEREST OF ALL OTHER STOCKHOLDERS.

The Company’s Chairman and President controls approximately 40% of its current outstanding shares of voting common stock. He may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may expedite approvals of company decisions, or have the effect of delaying or preventing a change in control, adversely affect the market price of our common stock, or be in the best interests of all our stockholders.

YOU COULD BE DILUTED FROM THE ISSUANCE OF ADDITIONAL COMMON STOCK.

As of November 23, 2012, we had 33,063,557 shares of Common Stock outstanding and no shares of preferred stock outstanding. We are authorized to issue up to 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of Common Stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional share of Common Stock or preferred stock in the future may reduce your proportionate ownership and voting power.

THE MARKET PRICE FOR OUR COMMON SHARES IS PARTICULARLY VOLATILE GIVEN OUR STATUS AS A RELATIVELY UNKNOWN COMPANY WITH A SMALL AND THINLY TRADED PUBLIC FLOAT, LIMITED OPERATING HISTORY AND LACK OF PROFITS WHICH COULD LEAD TO WIDE FLUCTUATIONS IN OUR SHARE PRICE. YOU MAY BE UNABLE TO SELL YOUR COMMON SHARES AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The market for our shares of Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are, compared to the shares of such larger, more established companies, sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float.  Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

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WE DO NOT INTEND TO PAY DIVIDENDS.

We do not anticipate paying cash dividends on our Common Stock in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

AS A PUBLIC COMPANY, WE ARE SUBJECT TO COMPLEX LEGAL AND ACCOUNTING REQUIREMENTS THAT WILL REQUIRE US TO INCUR SIGNIFICANT EXPENSES AND WILL EXPOSE US TO RISK OF NON-COMPLIANCE.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply.

Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

WE MAY BE SUBJECT TO SHAREHOLDER LITIGATION, THEREBY DIVERTING OUR RESOURCES THAT MAY HAVE A MATERIAL EFFECT ON OUR PROFITABILITY AND RESULTS OF OPERATIONS.

As discussed in the preceding risk factors, the market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may become the target of similar litigation. Securities litigation will result in substantial costs and liabilities and will divert management’s attention and resources.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE WILL RESULT IN ADDITIONAL EXPENSES AND POSE CHALLENGES FOR OUR MANAGEMENT.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets.  Our management team will need to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

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FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions.  These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions.  Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus, except as may be required under applicable securities laws.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of Common Stock, by negotiations between the Selling Shareholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

SELLING STOCKHOLDERS

The Selling Stockholders are offering a total of up to 2,500,000 shares of our Common Stock. Certain of the Selling Stockholders may be deemed “underwriters” within the meaning of the Securities Act in connection with the sale of their Common Stock under this prospectus.

The column “Shares Owned After the Offering” gives effect to the sale of all the shares of Common Stock being offered by this prospectus. We agreed to register for resale shares of Common Stock by the Selling Stockholders listed below. The Selling Stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the Selling Stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the Selling Stockholders. The Selling Stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Stock being registered.

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The Selling Stockholders may, from time to time, offer and sell any or all of their shares listed in this table. Because the Selling Stockholders are not obligated to sell their shares, or they may also acquire publicly traded shares of our common stock, or they may not exercise warrants relating to certain shares offered under this prospectus, we are unable to estimate how many shares they may beneficially own after this offering. For presentation of this table, however, we have estimated the percentage of our common stock beneficially owned after the offering based on assumptions that the Selling Stockholders exercise all warrants for shares included in this offering and sell all of the shares being offered by this Prospectus.

	No. of Shares Owned Prior to		No. of Shares Included in	Shares Owned After The Offering
Selling Stockholder	The Offering (1)		Prospectus	Number	Percentage
RCR Trust I (5)	13,589,909	(2)	2,000,000	11,589,909	34.37%
Necitas Sumait (6)	1,346,750	(3)	250,000	1,096,750	3.31%
John Cuzens (7)	1,302,250	(4)	250,000	1,052,250	3.17%

Total			2,500,000

(1)	Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.

(2)	Includes options and warrants to purchase 653,409 shares of common stock vested at November 23, 2012.

(3)	Includes options to purchase 118,750 shares of common stock vested at November 23, 2012.

(4)	Includes options to purchase 118,750 shares of common stock vested at November 23, 2012.

(5)	RCR Trust I acquired its securities on June 27, 2006, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) attached as Exhibit 2.1 on the Company’s Form 10-SB, as filed with the SEC on December 13, 2006. Arnold Klann, acting alone, has voting and dispositive power over the shares beneficially owned by RCR Trust I. The address of RCR Trust I is 31 Musick, Irvine, CA 92618, Attn: Arnold Klann.

(6)	Necitas Sumait acquired her securities on June 27, 2006, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) attached as Exhibit 2.1 on the Company’s Form 10-SB, as filed with the SEC on December 13, 2006.

(7)	John Cuzens acquired his securities on June 27, 2006, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) attached as Exhibit 2.1 on the Company’s Form 10-SB, as filed with the SEC on December 13, 2006.

Mr. Arnold Klann is the Chairman and Chief Executive Officer of the Company. Ms. Necitas Sumait is a Senior Vice President and Director of the Company. Mr. John Cuzens is the Chief Technology Officer and Senior Vice President of the Company. Each has held their respective positions since the Company’s inception in March 2006.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 2,500,000 shares held by certain Selling Stockholders.

The Selling Stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

To the extent permitted by law, the Selling Stockholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders that are broker-dealers are deemed to be underwriters. In addition, the other Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

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The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our Common Stock offered hereby will be paid by the selling stockholders.

Each of the Selling Stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any Selling Stockholder. We will file a supplement to this prospectus if a Selling Stockholder enters into a material arrangement with a broker-dealer for sale of Common Stock being registered. If the Selling Stockholders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our Common Stock and activities of the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The Company is authorized to issue 100,000,000 shares of $0.001 par value Common Stock, and 1,000,000 shares of no par value preferred stock. As of November 23, 2012, the Company had 33,063,557 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Common Stock

As of November 23, 2012, we had 33,063,557 shares of Common Stock outstanding. The shares of our Common Stock presently outstanding, and any shares of our Common Stock issues upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the Common Stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The Common Stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of Common Stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of Common Stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

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Dividends

Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, if any, and any other restrictions, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds. The Company and its predecessors have not declared any dividends in the past. Further, the Company does not presently contemplate that there will be any future payment of any dividends on Common Stock.

Preferred Stock

As of November 23, 2012, we had no shares of preferred stock outstanding. We may issue preferred stock in one or more class or series pursuant to resolution of the Board of Directors. The Board of Directors may determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and fix the number of shares and the designation of any series of preferred stock. The Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued class or series subsequent to the issue of shares of that class or series. We have no present plans to issue any shares of preferred stock.

Warrants

As of November 23, 2012, we had warrants to purchase an aggregate of 6,891,534 shares of our Common Stock outstanding. The exercise prices for the warrants range from $0.50 per share to $5.45 per share, with a weighted average exercise price of approximately per share of $2.90. Some of our warrants contain a provision in which the exercise price will be adjusted for future issuances of Common Stock at prices lower than the current exercise price.

Options

As of November 23, 2012, we had options to purchase an aggregate of 1,229,659 shares of our Common Stock outstanding, with exercise prices for the options ranging from $3.20 per share to $3.52 per share, with a weighted average exercise price per share of $3.21.

Anti-Takeover Provisions

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for us. Our Board of Directors may, without action of our stockholders, issue authorized but unissued Common Stock and preferred stock. The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The existence of unissued preferred stock may enable the Board of Directors, without further action by the stockholders, to issue such stock to persons friendly to current management or to issue such stock with terms that could render more difficult or discourage an attempt to obtain control of us, thereby protecting the continuity of our management. Our shares of preferred stock could therefore be issued quickly with terms that could delay, defer, or prevent a change in control of us, or make removal of management more difficult.

DESCRIPTION OF BUSINESS

Our Company

We are BlueFire Renewables, Inc., a Nevada corporation. Our goal is to develop, own and operate high-value carbohydrate-based transportation fuel plants, or biorefineries, to produce ethanol, a viable alternative to fossil fuels, and to provide professional services to biorefineries worldwide. Our biorefineries will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues and cellulose from municipal solid wastes into ethanol. This versatility enables us to consider a wide variety of feedstocks and locations in which to develop facilities to become a low cost producer of ethanol. We have licensed for use a patented process from Arkenol, Inc., a Nevada corporation (“Arkenol”), to produce ethanol from cellulose (the “Arkenol Technology”). We are the exclusive North America licensee of the Arkenol Technology. We may also utilize certain biorefinery related rights, assets, work-product, intellectual property and other know-how related to 19 ethanol project opportunities originally developed by ARK Energy, Inc., a Nevada corporation, to accelerate our deployment of the Arkenol Technology.

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Company History

We are a Nevada corporation that was initially organized as Atlanta Technology Group, Inc., a Delaware corporation, on October 12, 1993. The Company was re-named Docplus.net Corporation on December 31, 1998, and further re-named Sucre Agricultural Corp. (“Sucre”) and re-domiciled as a Nevada corporation on March 6, 2006. Finally, on May 24, 2006, in anticipation of the reverse merger by which it would acquire BlueFire Ethanol, Inc., a privately held Nevada corporation organized on March 28, 2006, as described below, the Company was re-named to BlueFire Ethanol Fuels, Inc.

On June 27, 2006, the Company completed a reverse merger (the “Reverse Merger”) with BlueFire Ethanol, Inc. (“BlueFire Ethanol”). At the time of Reverse Merger, the Company was a blank-check company and had no operations, revenues or liabilities. The only asset possessed by the Company was $690,000 in cash which continued to be owned by the Company at the time of the Reverse Merger. In connection with the Reverse Merger, the Company issued BlueFire Ethanol 17,000,000 shares of common stock, approximately 85% of all of the outstanding common stock of the Company, for all the issued and outstanding BlueFire Ethanol common stock. The Company stockholders retained 4,028,264 shares of Company common stock. As a result of the Reverse Merger, BlueFire Ethanol became our wholly-owned subsidiary. On June 21, 2006, prior to and in anticipation of the Reverse Merger, Sucre sold 3,000,000 shares of common stock to two related investors in a private offering of shares pursuant to Rule 504 for proceeds of $1,000,000.

On July 20, 2010, the Company changed its name to BlueFire Renewables, Inc. to more accurately reflect our primary business plan expanding the focus from just building cellulosic ethanol projects to include other advanced biofuels, biodiesel, and other drop-in biofuels as well as synthetic lubricants.

The Company’s shares of common stock began trading under the symbol “BFRE.PK” on the Pink Sheets of the National Quotation Bureau on July 11, 2006 and later began trading on the OTCBB under the symbol “BFRE.OB” on June 19, 2007. On November 21, 2012, the closing price of our Common Stock was $0.1372 per share.

Our executive offices are located at 31 Musick, Irvine, California 92618 and our telephone number at such office is (949) 588-3767.

Business of Issuer

Principal Products or Services and Their Markets

Our goal is to develop, own and operate high-value carbohydrate-based transportation fuel plants, or biorefineries, to produce ethanol and other biofuels that are viable alternative to fossil fuels, and to provide professional services to biorefineries worldwide. Our biorefineries will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues and cellulose from municipal solid wastes into ethanol. This versatility enables us to consider a wide variety of feedstocks and locations in which to develop facilities to become a low cost producer of ethanol.

We have licensed for use the Arkenol Technology, a patented process from Arkenol to produce ethanol from cellulose for sale into the transportation fuel market. We are the exclusive North America licensee of the Arkenol Technology.

Arkenol Technology

The production of chemicals by fermenting various sugars is a well-accepted science. Its use ranges from producing beverage alcohol and fuel-ethanol to making citric acid and xantham gum for food uses. However, the high price of sugar and the relatively low cost of competing petroleum based fuel has kept the production of chemicals mainly confined to producing ethanol from corn sugar.

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In the Arkenol Technology process, incoming biomass feedstocks are cleaned and ground to reduce the particle size for the process equipment. The pretreated material is then dried to a moisture content consistent with the acid concentration requirements for breaking down the biomass, then hydrolyzed (degrading the chemical bonds of the cellulose) to produce hexose and pentose (C5 and C6) sugars at the high concentrations necessary for commercial fermentation. The insoluble materials left are separated by filtering and pressing into a cake and further processed into fuel for other beneficial uses. The remaining acid-sugar solution is separated into its acid and sugar components. The separated sulfuric acid is recirculated and re-concentrated to the level required to breakdown the incoming biomass. The small quantity of acid left in the sugar solution is neutralized with lime to make hydrated gypsum which can be used as an agricultural soil conditioner. At this point the process has produced a clean stream of mixed sugars (both C6 and C5) for fermentation. In an ethanol production plant, naturally-occurring yeast, which Arkenol has specifically cultured by a proprietary method to ferment the mixed sugar stream, is mixed with nutrients and added to the sugar solution where it efficiently converts both the C6 and C5 sugars to fermentation beer (an ethanol, yeast and water mixture) and carbon dioxide. The yeast culture is separated from the fermentation beer by a centrifuge and returned to the fermentation tanks for reuse. Ethanol is separated from the now clear fermentation beer by conventional distillation technology, dehydrated to 200 proof and denatured with unleaded gasoline to produce the final fuel-grade ethanol product. The still bottoms, containing principally water and unfermented sugar, is returned to the process for economic water use and for further conversion of the sugars.

Simply put, the process separates the biomass into two main constituents: cellulose and hemicellulose (the main building blocks of plant life) and lignin (the “glue” that holds the building blocks together), converts the cellulose and hemicellulose to sugars, ferments them and purifies the fermentation liquids into ethanol and other end-products.

Ark Energy

BlueFire may also utilize certain biorefinery related rights, assets, work-product, intellectual property and other know-how related to nineteen (19) ethanol project opportunities originally developed by ARK Energy, Inc., a Nevada corporation to accelerate BlueFire’s deployment of the Arkenol Technology. The opportunities consist of ARK Energy’s previous relationships, analysis, site development, permitting experience and market research on various potential project locations within North America. ARK Energy has transferred these assets to us and we valued these business assets based on management’s best estimates as to its actual costs of development. In the event we successfully finance the construction of a project that utilizes any of the transferred assets from ARK Energy, we are required to pay ARK Energy for the costs ARK Energy incurred in the development of the assets pertaining to that particular project or location. We did not incur the costs of a third party valuation but based our valuation of the assets acquired by (i) an arms-length review of the value assigned by ARK Energy to the opportunities are based on the actual costs it incurred in developing the project opportunities, and (ii) anticipated financial benefits to us.

Pilot Plants

From 1994-2000, a test pilot biorefinery plant was built and operated by Arkenol in Orange, California to test the effectiveness of the Arkenol Technology using several different types of raw materials containing cellulose. The types of materials tested included: rice straw, wheat straw, green waste, wood wastes, and municipal solid wastes. Various equipment used in the process was also tested and process conditions were verified leading to the issuance of the certain patents in support of the Arkenol Technology. In 2002, using the results obtained from the Arkenol California test pilot plant, JGC Corporation, based in Japan, built and operated a bench scale facility followed by another test pilot biorefinery plant in Izumi, Japan. At the Izumi plant, Arkenol retained the rights to the Arkenol Technology while the operations of the facility were controlled by JGC Corporation.

Bio-Refinery Projects

We are currently in the development stage of building bio-refineries in North America. We plan to use the Arkenol Technology and utilize JGC’s operations knowledge from the Izumi test pilot plant to assist in the design and engineering of our facilities in North America. MECS and Briderson Engineering, Inc. (“Brinderson”) provided the preliminary design package, while Briderson completed the detailed engineering design for our Lancaster Biorefinery. We feel this completed design should provide the blueprint for subsequent plant constructions. In 2010, MasTec in conjunction with Zachary Engineering completed the detailed engineering design for our planned Fulton Mississippi plant, also known as the DOE Project, or the Fulton Project.

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We intend to build a facility that will process approximately 190 tons of green waste material per day to produce roughly 3.9 million gallons of ethanol annually. In connection therewith, on November 9, 2007, we purchased the facility site which is located in Lancaster, California. Permit applications were filed on June 24, 2007, to allow for construction of the Lancaster facility. The Los Angeles County Planning Commission issued a Conditional Use Permit for the Lancaster Project in July of 2008. However, a subsequent appeal of the county decision, which BlueFire overcame, combined with the waiting period under the California Environmental Quality Act, pushed the effective date of the now non-appealable permit approval to December 12, 2008. On February 12, 2009, we were issued our Authority to Construct permit by the Antelope Valley Air Quality Management District. In December 2011, BlueFire requested an extension to pay the project’s permits for an additional year while we awaited potential financing. The Company has since let certain, more costly permits expire and will pursue reinstating them once a development or financial partner is found. We have completed the detailed engineering and design on the project and are seeking funding in order to build the facility. We estimate the total cost including contingencies to be in the range of approximately $100 million to $125 million for the Lancaster Biorefinery. At the end of 2008 and throughout 2009, prices for materials declined, although we expect, that prices for items like structural and specialty steel may firm up in 2012 along with other materials of construction. The cost approximations above do not reflect any fluctuations in raw materials or construction costs since the original pricing estimates. Additionally, this project is considered shovel ready and only requires minimal capital to maintain until funding is obtained for its construction. The preparation for the construction of this plant was the primary capital uses in prior years. We are currently in discussions with potential sources of financing for this facility but no definitive agreements are in place.

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In 2009, BlueFire completed the engineering package for the Lancaster Biorefinery, and finalized the Front-End Loading (FEL) 3 stage of engineering for the Lancaster Biorefinery. In 2010, BlueFire continued to develop the engineering package for the Fulton Project, and completed the FEL stages 2 and 3 of engineering for the Fulton Project readying the facility for construction. FEL is the process for conceptual development of processing industry projects. This process is used in the petrochemical, refining, and pharmaceutical industries. Front-End Loading is also referred to as Front-End Engineering Design (FEED). There are three stages in the FEL process:

FEL-1	FEL-2	FEL-3

* Material Balance	* Preliminary Equipment Design	* Purchase Ready Major Equipment Specifications
* Energy Balance	* Preliminary Layout	* Definitive Estimate
* Project Charter	* Preliminary Schedule	* Project Execution Plan
	* Preliminary Estimate	* Preliminary 3D Model
* Electrical Equipment List
* Line List
* Instrument Index

We estimate the total cost including contingencies to be in the range of approximately $100 million to $125 million for the Lancaster Biorefinery. This amount is significantly greater than our previous estimations communicated to the public. This is due in part to a combination of significant increases in materials costs in the world market from the last estimate until now, and the complexity of our first commercial deployment. At the end of 2008 and throughout 2009, prices for materials declined, although we expect, that prices for items like structural and specialty steel will continue to firm up throughout 2012 along with other materials of construction. The cost approximations above do not reflect any fluctuations in raw materials or construction costs since the original pricing estimates.

The uncertainties of the world credit markets from 2008 to present caused a delay in the financing we needed to enable placement of equipment orders for the construction of our Lancaster Biorefinery, which would allow us to achieve a sustainable construction schedule after breaking ground. Hence, to insure a timely and continuous construction of the project, BlueFire’s Board of Directors determined it is prudent to delay Lancaster’s groundbreaking until all the necessary funds are in place. Project activities have advanced to a point that once credit is available, orders can be immediately placed and construction started. We remain optimistic in being able to raise the additional capital necessary once the capital markets normalize. This project is considered shovel ready and only requires minimal capital to maintain until funding is obtained for its construction.

We are currently in discussions with potential sources of financing for this facility, but no definitive agreements are in place. In 2009, the Company filed for a loan guarantee with the U.S. Department of Energy (“DOE”) for this project, under DOE Program DE-FOA-0000140, which provides federal loan guarantees for projects that employ innovative energy efficiency, renewable energy, and advanced transmission and distribution technologies (“DOE LGPO”). Although the Company was hopeful of being able to secure the guarantee, in 2010, the Company was informed that the loan guarantee was rejected by the DOE due to a lack of definitive contracts for feedstock and off-take at the time of submittal of the loan guarantee for the Lancaster Biorefinery, as well as the fact that the Company was also pursuing a much larger project in Fulton, Mississippi.

We are also developing a facility for construction in a joint effort with the DOE. This facility will be located in Fulton, Mississippi, and will use approximately 700 metric dry tons of woody biomass, mill residue, and other cellulosic waste to produce approximately 19 million gallons of ethanol annually (the “Fulton Project”). In 2007, we received an award from the DOE of up to $40 million for the Fulton Project. On or around October 4, 2007, we finalized our first award for a total approved budget of just under $10,000,000 with the DOE(“Award 1”). Award 1 is a 60%/40% cost share, whereby 40% of approved costs may be reimbursed by the DOE pursuant to the total $40 million award announced in February 2007. December 4, 2009, the DOE announced that the award for this project has been increased to a maximum of $88 million under the American Recovery and Reinvestment Act of 2009 (“ARRA”) and the Energy Policy Act of 2005. As of September 30, 2012, BlueFire has been reimbursed approximately $9,933,000 from the DOE under this award.

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In 2010, BlueFire signed definitive agreements for the following three crucial contracts related to the Fulton Project: (a) feedstock supply with Cooper Marine and Timberlands Corporation (“Cooper Marine”), (b) off-take for the ethanol of the facility with Tenaska Biofuels LLC (“Tenaska”), and (c) the construction of the facility with MasTec North America Inc. (“MasTec”). Also in 2010, BlueFire continued to develop the engineering package for the Fulton Project, and completed both the FEL-2 and FEL-3 stages of engineering readying the facility for construction. As of November 2010, the Fulton Project has all necessary permits for construction, and in that same month we began site clearing and preparation work, signaling the beginning of construction. In June 2011, BlueFire completed initial site preparation and the site is now ready for facility construction. In February 2010, we announced that we submitted an application for a $250 million dollar loan guarantee for the Fulton Project, under the DOE LGPO, mentioned above.

In February 2011, BlueFire received notice from the DOE LGPO staff that the Fulton Project’s application will not move forward until such time as the project has raised the remaining equity necessary for the completion of funding. In August 2010, BlueFire submitted an application for a $250 million loan guarantee with the U.S. Department of Agriculture (“USDA”) under Section 9003 of the 2008 Farm Bill, as defined below (“USDA LG”). In October 2011, BlueFire was notified by its lender (“Lender”) for the Company’s USDA loan guarantee application that the USDA sent the Lender notice that they are currently ineligible to participate in the USDA Biorefinery Assistance Program.

The USDA has offered to meet with the Lender and the Company in order to provide further explanation as to its decision and to allow the Lender and the Company the opportunity to provide any new information and potential alternatives for the USDA’s consideration. The Company has been in discussion with the USDA but has since discontinued its pursuit of the Loan Guarantee because an alternative acceptable lender could not be secured. The Company is pursuing other financing options including other potential government programs. In October 2011, BlueFire signed a Memorandum of Understanding with China Huadian Engineering Co., a unit of China Huadian Corp., which is China’s fourth-largest utility, to buy a stake in the Fulton Project and may later also provide debt financing. BlueFire is currently in negotiations with China Huadian Corp, but no definitive agreements have been executed.

Between the two proposed facilities (Lancaster, CA and Fulton, MS) we expect them to create more than 1,000 construction/manufacturing jobs and, once in operation, more than 100 new operations and maintenance jobs. The Company is simultaneously researching and considering other suitable locations for other similar bio-refineries.

Status of Publically Announced Products or Services

In November 2011, BlueFire created SucreSource LLC, a wholly owned subsidiary specifically tasked to partner with synergistic back end companies that need cellulosic sugars as a feedstock for their fermentation or chemical processes. SucreSource will utilize the Arkenol process to provide the front end technology to partner with these companies. SucreSource is cultivating relationships and will continue to develop them throughout 2012.

Distribution Methods of Products or Services

We will utilize existing ethanol distribution channels to sell the ethanol that is produced from our plants. For example, we will enter into an agreement with an existing refiner or blender to purchase the ethanol and sell it into the Southern California and Mississippi transportation fuels market. Ethanol is currently mandated at a blend level of 10% nationwide which represents an approximately 26+ billion gallon per year market. We are also exploring the potential of onsite blending of E85 (85% ethanol, 15% gasoline) and direct marketing to fueling stations. There are approximately 2,400 E85 fueling stations in the United States.

Competition

Most of the approximately 14 billion gallons of ethanol supply in the United States is derived from corn according to the Renewable Fuels Association (“RFA”) website (HTTP://WWW.ETHANOLRFA.ORG/) and as of March 2012, is produced at approximately 209 facilities, ranging in size from 300,000 to 130 million gallons per year, located predominately in the corn belt in the Midwest.

Traditional corn-based production techniques are mature and well entrenched in the marketplace, and the entire industry’s infrastructure is geared toward corn as the principal feedstock.

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With the Arkenol Technology, the principle difference from traditional processes apart from production technique is the acquisition and choice of feedstock. The use of a non-commodity based non-food related biomass feedstock enables us to use feedstock typically destined for disposal, i.e. wood waste, yard trimmings and general green waste. All ethanol producers regardless of production technique will fall subject to market fluctuation in the end product, ethanol.

Due to the feedstock variety we process, we are able to locate production facilities in and around the markets where the ethanol will be consumed, thereby giving us a competitive advantage against much larger traditional producers who must locate plants near their feedstock, i.e. the corn belt in the Midwest and ship the ethanol to the end market.

However, in the area of biomass-to-ethanol production, there are few companies, and no commercial production infrastructure has been built. As we continue to advance our biomass technology platform, we are likely to encounter competition for the same technologies from other companies that are also attempting to manufacture ethanol from cellulosic biomass feedstocks.

Ethanol production is also expanding internationally. Ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States. Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol and may affect our ability to sell our ethanol profitably.

There are approximately 21 next-generation biofuel companies that have received grants from the DOE for development purposes.

Industry Overview

On December 19, 2007, President Bush signed into law the Energy Independence and Security Act of 2007 (Energy Act of 2007). The Energy Act of 2007 provides for an increase in the supply of alternative fuel sources by setting a mandatory Renewable Fuel Standard (RFS) requiring fuel producers to use at least 36 billion gallons of biofuel by 2022, 16 billion gallons of which must come from cellulosic derived fuel. Additionally, the Energy Act of 2007 called for reducing U.S. demand for oil by setting a national fuel economy standard of 35 miles per gallon by 2020 – which will increase fuel economy standards by 40 percent and save billions of gallons of fuel.

In June 2008, the Food, Conservation and Energy Act of 2008 (the “Farm Bill”) was signed into law. The 2008 Farm Bill also modified existing incentives, including ethanol tax credits and import duties and established a new integrated tax credit of $1.01/gallon for cellulosic biofuels. The Farm Bill also authorized new biofuels loan and grant programs, which will be subject to appropriations, likely starting with the FY2010 budget request.

On February 13, 2009, Congress passed the American Recovery and Reinvestment Act of 2009 (the “Recovery Act”) at the urging of President Obama, who signed it into law four days later (“ARRA”). A direct response to the economic crisis, the Recovery Act has three immediate goals:

•	Create new jobs and save existing ones;

•	Spur economic activity and invest in long-term growth; and

•	Foster unprecedented levels of accountability and transparency in government spending.

The Recovery Act intends to achieve those goals by:

•	Providing $288 billion in tax cuts and benefits for millions of working families and businesses;

•	Increasing federal funds for education and health care as well as entitlement programs (such as extending unemployment benefits) by $224 billion;

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•	Making $275 billion available for federal contracts, grants and loans; and

•	Requiring recipients of Recovery funds to report quarterly on how they are using the money. All the data is posted on Recovery.gov so the public can track the Recovery funds.

In addition to offering financial aid directly to local school districts, expanding the Child Tax Credit, and underwriting a process to computerize health records to reduce medical errors and save on health care costs, the Recovery Act is targeted at infrastructure development and enhancement. For instance, the Recovery Act plans investment in the domestic renewable energy industry and the weatherizing of 75% of federal buildings as well as more than one million private homes around the country.

Historically, producers and blenders had a choice of fuel additives to increase the oxygen content of fuels. MTBE (methyl tertiary butyl ether), a petroleum-based additive, was the most popular additive, accounting for up to 75% of the fuel oxygenate market. However, in the United States, ethanol is replacing MTBE as a common fuel additive. While both increase octane and reduce air pollution, MTBE is a presumed carcinogen which contaminates ground water. It has already been banned in California, New York, Illinois and 22 other states. Major oil companies have voluntarily abandoned MTBE and it is scheduled to be phased out under the Energy Policy Act. As MTBE is phased out, we expect demand for ethanol as a fuel additive and fuel extender to rise. A blend of 5.5% or more of ethanol, which does not contaminate ground water like MTBE, effectively complies with U.S. Environmental Protection Agency requirements for reformulated gasoline, which is mandated in most urban areas.

Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce emissions. In 2004, according to the American Coalition for Ethanol, 3% of all United States gasoline was blended with some percentage of ethanol. The most common blend is E10, which contains 10% ethanol and 90% gasoline. There is also growing federal government support for E85, which is a blend of 85% ethanol and 15% gasoline.

Ethanol is a renewable fuel produced by the fermentation of starches and sugars such as those found in grains and other crops. Ethanol contains 35% oxygen by weight and, when combined with gasoline, it acts as an oxygenate, artificially introducing oxygen into gasoline and raising oxygen concentration in the combustion mixture with air. As a result, the gasoline burns more completely and releases less unburnt hydrocarbons, carbon monoxide and other harmful exhaust emissions into the atmosphere. The use of ethanol as an automotive fuel is commonly viewed as a way to reduce harmful automobile exhaust emissions. Ethanol can also be blended with regular unleaded gasoline as an octane booster to provide a mid-grade octane product which is commonly distributed as a premium unleaded gasoline.

Studies published by the Renewable Fuel Association indicate that approximately 13.5 billion gallons of ethanol was consumed in 2010 in the United States and every automobile manufacturer approves and warrants the use of E10. Because the ethanol molecule contains oxygen, it allows an automobile engine to more completely combust fuel, resulting in fewer emissions and improved performance. Fuel ethanol has an octane value of 113 compared to 87 for regular unleaded gasoline. Domestic ethanol consumption has tripled in the last eight years, and consumption increases in some foreign countries, such as Brazil, are even greater in recent years. For instance, 40% of the automobiles in Brazil operate on 100% ethanol, and others use a mixture of 22% ethanol and 78% gasoline. The European Union and Japan also encourage and mandate the increased use of ethanol.

For every barrel of ethanol produced, the American Coalition for Ethanol estimates that 1.2 barrels of petroleum are displaced at the refinery level, and that since 1978, U.S. ethanol production has replaced over 14.0 billion gallons of imported gasoline or crude oil. According to a Mississippi State University Department of Agricultural Economics Staff Report in August 2003, a 10% ethanol blend results in a 25% to 30% reduction in carbon monoxide emissions by making combustion more complete. The same 10% blend lowers carbon dioxide emissions by 6% to 10%.

During the last 20 years, ethanol production capacity in the United States has grown from almost nothing to an estimated 13.5 billion gallons per year in 2010. In the United States, ethanol is primarily made from starch crops, principally from the starch fraction of corn. Consequently, the production plants are concentrated in the grain belt of the Midwest, principally in Illinois, Iowa, Minnesota, Nebraska and South Dakota.

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In the United States, there are two principal commercial applications for ethanol. The first is as an oxygenate additive to gasoline to comply with clean air regulations. The second is as a voluntary substitute for gasoline - this is a purely economic choice by gasoline retailers who may make higher margins on selling ethanol-blended gasoline, provided ethanol is available in the local market. The U.S. gasoline market is currently approximately 170 billion gallons annually, so the potential market for ethanol (assuming only a 10% blend) is 17 billion gallons per year. Increasingly, motor manufacturers are producing flexible fuel vehicles (particularly sports utility vehicle models) which can run off ethanol blends of up to 85% (known as E85) in order to obtain exemptions from fleet fuel economy quotas. There are now in excess of 5 million flexible fuel vehicles on the road in the United States and automakers will produce several millions per year, offering further potential for significant growth in ethanol demand.

Cellulose to Ethanol Production

In a 2002 report, “Outlook For Biomass Ethanol Production Demand,” the U.S. Energy Information Administration found that advancements in production technology of ethanol from cellulose could reduce costs and result in production increases of 40% to 160% by 2010. Biomass (cellulosic feedstocks) includes agricultural waste, woody fibrous materials, forestry residues, waste paper, municipal solid waste and most plant material. Like waste starches and sugars, they are often available for relatively low cost, or are even free. However, cellulosic feedstocks are more abundant, global and renewable in nature. These waste streams, which would otherwise be abandoned, land-filled or incinerated, exist in populated metropolitan areas where ethanol prices are higher.

Sources and Availability of Raw Materials

The U.S. DOE and USDA in its April 2005 report “BIOMASS AS FEEDSTOCK FOR A BIOENERGY AND BIOPRODUCTS INDUSTRY: THE TECHNICAL FEASIBILITY OF A BILLION-TON ANNUAL SUPPLY” found that about one billion tons of cellulosic materials from agricultural and forest residues are available to produce more than one-third of the current U.S. demand for transportation fuels.

Dependence on One or a Few Major Customers

We have signed a definitive agreement with Tenaska for the off-take of our Fulton Project, which allows Tenaska to exclusively market all ethanol produced at this facility. See “DISTRIBUTION METHODS OF THE PRODUCTS OR SERVICES.”

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

On March 1, 2006, we entered into a Technology License Agreement with Arkenol, for use of the Arkenol Technology. Arkenol holds the following patents in relation to the Arkenol Technology: 11 U.S. patents, 21 foreign patents, and one pending foreign patent. According to the terms of the agreement, we were granted an exclusive, non-transferable, North American license to use and to sub-license the Arkenol technology. The Arkenol Technology, converts cellulose and waste materials into ethanol and other high value chemicals. As consideration for the grant of the license, we are required to make a onetime payment of $1,000,000 at first project funding and for each plant make the following payments: (1) royalty payment of 3% of the gross sales price for sales by us or our sub-licensees of all products produced from the use of the Arkenol Technology (2) and a onetime license fee of $40.00 per 1,000 gallons of production capacity per plant. According to the terms of the agreement, we made a onetime exclusivity fee prepayment of $30,000 during the period ended December 31, 2006. At March 31, 2010, we had paid Arkenol in full for the license. All sub-licenses issued by us will provide for payments to Arkenol of any other license fees and royalties due.

Governmental Approval

We are not subject to any government oversight for our current operations other than for corporate governance and taxes. However, the production facilities that we will be constructing will be subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations will require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.

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Governmental Regulation

Currently, the federal government encourages the use of ethanol as a component in oxygenated gasoline. This is a measure to both protect the environment, and, to utilize biofuels as a viable renewable domestic fuel to reduce U.S. dependence on foreign oil.

The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. Ethanol sales have been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. Increasingly stricter EPA regulations are expected to increase the number of metropolitan areas deemed in non-compliance with Clean Air Standards, which could increase the demand for ethanol.

On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (“VEETC”) and amended the federal excise tax structure effective as of January 1, 2005. Before this, ethanol-blended fuel was taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend). Under VEETC, the existing ethanol excise tax exemption is eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. The bill created a new volumetric ethanol excise tax credit of 51 cents per gallon of ethanol blended. Refiners and gasoline blenders would apply for this credit on the same tax form as before only it would be a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol. VEETC is scheduled to expire in 2013. The 2008 Farm Bill amended this credit: Starting the year after 7.5 billion gallons of ethanol are produced and/or imported in the United States, the value of the credit will be lowered to 45 cents per gallon which occurred in 2008, and lead to a reduction in the credit starting in 2009. VEETC was scheduled to expire on December 31, 2010, but extended by congress until December 31, 2011, pending structural law changes. As of November 23, 2012, the VEETC has not been renewed.

The Energy Policy Act of 2005 established a renewable fuel standard (RFS) to increase in the supply of alternative sources for automotive fuels. The RFS was expanded by the Energy Independence and Security Act of 2007. The RFS requires the blending of renewable fuels (including ethanol and biodiesel) in transportation fuel. In 2008, fuel suppliers must blend 9.0 billion gallons of renewable fuel into gasoline; this requirement increases annually to 36 billion gallons in 2022. The expanded RFS also specifically mandates the use of “advanced biofuels”—fuels produced from non-corn feedstocks and with 50% lower lifecycle greenhouse gas emissions than petroleum fuel—starting in 2009. Of the 36 billion gallons required in 2022, at least 21 billion gallons must be advanced biofuel. There are also specific quotas for cellulosic biofuels and for biomass-based diesel fuel. On May 1, 2007, EPA issued a final rule on the RFS program detailing compliance standards for fuel suppliers, as well as a system to trade renewable fuel credits between suppliers. EPA has not yet initiated a rulemaking on the lifecycle analysis methods necessary to categorize fuels as advanced biofuels. While this program is not a direct subsidy for the construction of biofuels plants, the market created by the renewable fuel standard is expected to stimulate growth of the biofuels industry.

The Farm Bill provides for, among other things, grants for demonstration scale biorefineries, and loan guarantees for commercial scale biorefineries that produce advanced biofuels (i.e., any fuel that is not corn-based). Section 9003 includes a Loan Guarantee Program under which the U.S.D.A. could provide loan guarantees up to $250 million to fund development, construction, and retrofitting of commercial-scale refineries. Section 9003 also includes a grant program to assist in paying the costs of the development and construction of demonstration-scale biorefineries to demonstrate the commercial viability which can potentially fund up to 50% of project costs.

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The ARRA, passed into law in February 2009 makes $275 billion available for federal contracts, grants, and loans, some of which is devoted to investment into the domestic renewable energy industry. Some other noteworthy governmental actions regarding the production of biofuels are as follows:

Small Ethanol Producer Credit:

A tax credit valued at 10 cents per gallon of ethanol produced. The credit may be claimed on the first 15 million gallons of ethanol produced by a small producer in a given year. Qualified applicants are any ethanol producer with production capacity below 60 million gallons per year. This credit was scheduled to terminate on December 31, 2010, but was recently renewed through 2011. As of May 2, 2012, the Small Ethanol Producer Credit has not been renewed.

Credit for Production of Cellulosic Biofuel:

An integrated tax credit whereby producers of cellulosic biofuel can claim up to $1.01 per gallon tax credit. The credit for cellulosic ethanol varies with other ethanol credits such that the total combined value of all credits is $1.01 per gallon. As the VEETC and/or the Small Ethanol Producer Credits (outlined above) decrease, the per-gallon credit for cellulosic ethanol production increases by the same amount (i.e. the value of the credit is reduced by the amount of the VEETC and the Small Ethanol Producer Credit—currently, the value would be 40 cents per gallon). The credit applies to fuel produced after December 31, 2008. This credit is scheduled to terminate on December 31, 2012.

Special Depreciation Allowance for Cellulosic Biofuel Plant Property:

A taxpayer may take a depreciation deduction of 50% of the adjusted basis of a new cellulosic biofuel plant in the year it is put in service. Any portion of the cost financed through tax-exempt bonds is exempted from the depreciation allowance. Before amendment by P.L. 110-343, the accelerated depreciation applied only to cellulosic ethanol plants that break down cellulose through enzymatic processes—the amended provision applies to all cellulosic biofuel plants acquired after December 20, 2006, and placed in service before January 1, 2013. This accelerated depreciation allowance is scheduled to terminate on December 31, 2012.

Research and Development Activities

For the fiscal years ending December 31, 2011 and 2010, we spent approximately $595,302 and $1,096,653 on project development costs, respectively.

To date, project development costs include the research and development expenses related to our future cellulose-to-ethanol production facilities including site development, and engineering activities.

Compliance with Environmental Laws

We will be subject to extensive air, water and other environmental regulations and we will have to obtain a number of environmental permits to construct and operate our plants, including, air pollution construction permits, a pollutant discharge elimination system general permit, storm water discharge permits, a water withdrawal permit, and an alcohol fuel producer’s permit. In addition, we may have to complete spill prevention control and countermeasures plans.

The production facilities that we will build are subject to oversight activities by the federal, state, and local regulatory agencies. There is always a risk that the federal agencies may enforce certain rules and regulations differently than state environmental administrators. State or federal rules are subject to change, and any such changes could result in greater regulatory burdens on plant operations. We could also be subject to environmental or nuisance claims from adjacent property owners or residents in the area arising from possible foul smells or other air or water discharges from the plant.

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Employees

We have 5 full time employees as of November 23, 2012, and 1 part time employee. None of our employees are subject to a collective bargaining agreement, and we believe that our relationship with our employees is good.

DESCRIPTION OF PROPERTY

We lease approximately 6,425 square feet of furnished office space at 31 Musick, Irvine, California 92618 from Jeong Yun Kim for $11,691 per month on a month-to-month basis.

On November 9, 2007, we issued a check in the amount of $96,851, towards the purchase of the land for the Lancaster Biorefinery totaling a purchase price of $109,108. The approximately 10 acre site is presently vacant and undisturbed except to occasional use by off road vehicles. The site is flat and has no distinguishing characteristics and is adjacent to a solid waste landfill at a site that minimizes visual access from outside the immediate area.

On June 14, 2010, we entered in to a lease with Itawamba County, Mississippi. The lease is for 38 acres located in the Port of Itawamba where our Fulton Project will be located. The lease is a 30 year term and currently is $10,292 per month and will be reduced, following a formula tied to jobs creation in the State of Mississippi.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Some of the statements contained in this prospectus that are not historical facts are “forward-looking statements” which can be identified by the use of terminology such as “estimates,” “projects,” “plans,” “believes,” “expects,” “anticipates,” “intends,” or the negative or other variations, or by discussions of strategy that involve risks and uncertainties.  We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events.  All written and oral forward-looking statements made are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Our primary business encompasses development activities culminating in the design, construction, ownership and long-term operation of cellulosic ethanol production biorefineries utilizing the licensed Arkenol Technology in North America. Our secondary business is providing support and operational services to Arkenol Technology based biorefineries worldwide. As such, we are currently in the development-stage of finding suitable locations and deploying project opportunities for converting cellulose fractions of municipal solid waste and other opportunistic feedstock into ethanol fuels.

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Our initial planned biorefineries in North America are projected as follows:

•	A biorefinery that will process approximately 190 tons of green waste material annually to produce roughly 3.9 million gallons of ethanol annually. On November 9, 2007, we purchased the facility site which is located in Lancaster, California for the BlueFire Ethanol Lancaster project (“Lancaster Biorefinery”). Permit applications were filed on June 24, 2007, to allow for construction of the Lancaster Biorefinery. On or around July 23, 2008, the Los Angeles Planning Commission approved the use permit for construction of the plant. However, a subsequent appeal of the county decision, which BlueFire overcame, combined with the waiting period under the California Environmental Quality Act, pushed the effective date of the now non-appealable permit approval to December 12, 2008. On February 12, 2009, we were issued our “Authority to Construct” permit by the Antelope Valley Air Quality Management District. In 2009 the Company submitted an application for a $58 million dollar loan guarantee for the Lancaster Biorefinery with the the DOE Program DE-FOA-0000140 (“DOE LGPO”), which provides federal loan guarantees for projects that employ innovative energy efficiency, renewable energy, and advanced transmission and distribution technologies. In 2010, the Company was informed that the loan guarantee for the planned biorefinery in Lancaster, California, was rejected by the DOE due to a lack of definitive contracts for feedstock and off-take at the time of submittal of the loan guarantee for the Lancaster Biorefinery, as well as the fact that the Company was also pursuing a much larger project in Fulton, Mississippi. In December 2011, BlueFire requested an extension to pay the project’s permits for an additional year while we awaited potential financing. The Company has since let certain, more costly permits expire and will pursue reinstating them once a development or financial partner is found. We have completed the detailed engineering and design on the project and are seeking funding in order to build the facility. We estimate the total cost including contingencies to be in the range of approximately $100 million to $125 million for the Lancaster Biorefinery. At the end of 2008 and throughout 2009, prices for materials declined, although we expect, that prices for items like structural and specialty steel may firm up in 2012 along with other materials of construction. The cost approximations above do not reflect any fluctuations in raw materials or construction costs since the original pricing estimates. Additionally, this project is considered shovel ready and only requires minimal capital to maintain until funding is obtained for its construction. The preparation for the construction of this plant was the primary capital uses in prior years. We are currently in discussions with potential sources of financing for this facility but no definitive agreements are in place.

•	A biorefinery proposed for development and construction in conjunction with the DOE, previously located in Southern California, and now located in Fulton, Mississippi, which will process approximately 700 metric dry tons of woody biomass, mill residue, and other cellulosic waste to produce approximately 19 million gallons of ethanol annually (“Fulton Project”). In 2007, we received an Award from the DOE of up to $40 million for the Fulton Project. On or around October 4, 2007, we finalized Award 1 for a total approved budget of just under $10,000,000 with the DOE. This award is a 60%/40% cost share, whereby 40% of approved costs may be reimbursed by the DOE pursuant to the total $40 million award announced in February 2007. On December 4, 2009, the DOE announced that the award for this project has been increased to a maximum of $88 million under the American Recovery and Reinvestment Act of 2009 (“ARRA”) and the Energy Policy Act of 2005. As of June 30, 2012, BlueFire has been reimbursed approximately $9,217,869 from the DOE under this award. In 2010, BlueFire signed definitive agreements for the following three crucial contracts related to the Fulton Project: (a) feedstock supply with Cooper Marine, (b) off-take for the ethanol of the facility with Tenaska, and (c) the construction of the facility with MasTec. Also in 2010, BlueFire continued to develop the engineering package for the Fulton Project, and completed both the FEL-2 and FEL-3 stages of engineering readying the facility for construction. As of November 2010, the Fulton Project has all necessary permits for construction, and in that same month we began site clearing and preparation work, signaling the beginning of construction. In June 2011, BlueFire completed initial site preparation and the site is now ready for facility construction. In February 2010, we announced that we submitted an application for a $250 million dollar loan guarantee for the Fulton Project, under the DOE LGPO mentioned above. In February 2011, BlueFire received notice from the DOE LGPO staff that the Fulton Project’s application will not move forward until such time as the project has raised the remaining equity necessary for the completion of funding. In August 2010, BlueFire submitted an application for a $250 million loan guarantee with the USDA, which would represent substantially all of the funding shortfall on the project. In October 2011, BlueFire was notified by its lender (“Lender”) for the Company’s USDA loan guarantee application that the USDA sent the Lender notice that they are currently ineligible to participate in the USDA Biorefinery Assistance Program. The USDA has offered to meet with the Lender and the Company in order to provide further explanation as to its decision and to allow the Lender and the Company the opportunity to provide any new information and potential alternatives for the USDA’s consideration. The Company has been in discussion with the USDA but has since discontinued its pursuit of the Loan Guarantee because an alternative acceptable lender could not be secured. The Company is pursuing other financing options including other potential government programs. In October 2011, BlueFire signed a Memorandum of Understanding with China Huadian Engineering Co., a unit of China Huadian Corp., which is China’s fourth-largest utility, to buy a stake in the Fulton Project and may later also provide debt financing. BlueFire is currently in negotiations with China Huadian Corp, but no definitive agreements have been executed.

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Several other opportunities are being evaluated by us in North America, although no definitive agreements have been reached.

•	In November 2011, BlueFire created SucreSource LLC, a wholly owned subsidiary specifically tasked to partner with synergistic back end companies that need cellulosic sugars as a feedstock for their fermentation or chemical processes. SucreSource will utilize the Arkenol process to provide the front end technology to partner with these companies. SucreSource is cultivating relationships and will continue to develop them throughout 2012.

•	In February 2012, SucreSource received its first payment from the professional services agreement (PSA) with GS Caltex, a Korean oil and petrochemical company. BlueFire has completed the first phase of the agreement, and is currently working on the second phase of development for a cellulosic sugar production facility at a GS Caltex facility in South Korea.

BlueFire’s capital requirement strategy for its planned biorefineries are as follows:

•	Obtain additional operating capital from joint venture partnerships, Federal or State grants or loan guarantees, debt financing or equity financing to fund our ongoing operations and the development of initial biorefineries in North America. Although the Company is in discussions with potential financial and strategic sources of financing for their planned biorefineries no definitive agreements are in place.

•	Utilize proceeds from reimbursements under the DOE contract.

•	As available and as applicable to our business plans, applications for public funding will be submitted to leverage private capital raised by us.

DEVELOPMENTS IN BLUEFIRE’S BIOREFINERY ENGINEERING AND DEVELOPMENT

In 2010, BlueFire continued to develop the engineering package for the Fulton Project, and completed the Front-End Loading (FEL) stages 2 and FEL-3 of engineering for the Fulton Project readying the facility for construction. FEL is the process for conceptual development of processing industry projects. This process is used in the petrochemical, refining, and pharmaceutical industries. Front-End Loading is also referred to as Front-End Engineering Design (FEED).

There are three stages in the FEL process:

FEL-1	FEL-2	FEL-3

* Material Balance	* Preliminary Equipment Design	* Purchase Ready Major Equipment Specifications
* Energy Balance	* Preliminary Layout	* Definitive Estimate
* Project Charter	* Preliminary Schedule	* Project Execution Plan
	* Preliminary Estimate	* Preliminary 3D Model
* Electrical Equipment List
* Line List
* Instrument Index

As of November 2010, the Fulton Project had all necessary permits for construction, and in that same month we began site clearing and preparation work, signaling the beginning of construction. In June 2011, BlueFire completed initial site preparation and the site is now ready for facility construction. In February 2010, we announced that we submitted an application for a $250 million dollar loan guarantee for the Fulton Project, under the DOE LGPO, mentioned above. In February 2011, BlueFire received notice from the DOE LGPO staff that the Fulton Project’s application will not move forward until such time as the project has raised the remaining equity necessary for the completion of funding. In August 2010, BlueFire submitted an application for a $250 million loan guarantee with the U.S. Department of Agriculture (“USDA”) under Section 9003 of the 2008 Farm Bill, as defined below (“USDA LG”).

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In October 2011, BlueFire was notified by its lender (“Lender”) for the Company’s USDA loan guarantee application that the USDA sent the Lender notice that they are currently ineligible to participate in the USDA Biorefinery Assistance Program. The USDA has offered to meet with the Lender and the Company in order to provide further explanation as to its decision and to allow the Lender and the Company the opportunity to provide any new information and potential alternatives for the USDA’s consideration. The Company has been in discussion with the USDA but has since discontinued its pursuit of the Loan Guarantee because an alternative acceptable lender could not be secured. The Company is pursuing other financing options including other potential Government Programs. In October 2011, BlueFire signed a Memorandum of Understanding with China Huadian Engineering Co., a unit of China Huadian Corp., which is China’s fourth-largest utility, to buy a stake in the Fulton Project and may later also provide debt financing. BlueFire is currently in negotiations with China Huadian Corp, but no definitive agreements have yet been executed.

On September 27, 2010, the Company announced a contract with Cooper Marine & Timberlands to provide feedstock for the Company’s planned Fulton Project for a period of up to 15 years. Under the agreement, Cooper Marine & Timberlands (“CMT”) will supply the project with all of the feedstock required to produce approximately 19 million gallons of ethanol per year from locally sourced cellulosic materials such as wood chips, forest residual chips, pre-commercial thinnings and urban wood waste such as construction waste, storm debris, land clearing; or manufactured wood waste from furniture manufacturing. Under the Agreement, CMT will pursue a least-cost strategy for feedstock supply made possible by the project site's proximity to feedstock sources and the flexibility of BlueFire's process to use a wide spectrum of cellulosic waste materials in pure or mixed forms. CMT, with several chip mills in operation in Mississippi and Alabama, is a member company of Cooper/T. Smith one of America's oldest and largest stevedoring and maritime related firms with operations on all three U.S. coasts and foreign operations in Central and South America.

On September 20, 2010, the Company announced an off-take agreement with Tenaska BioFuels, LLC (“TBF”) for the purchase and sale of all ethanol produced at the Company’s planned Fulton Project. Pricing of the 15-year contract follows a market-based formula structured to capture the premium allowed for cellulosic ethanol compared to corn-based ethanol giving the Company a credit worthy contract to support financing of the project. Despite the long-term nature of the contract, the Company is not precluded from the upside in the coming years as fuel prices rise. TBF, a marketing affiliate of Tenaska, provides procurement and marketing, supply chain management, physical delivery, and financial services to customers in the agriculture and energy markets, including the ethanol and biodiesel industries. In business since 1987, Tenaska is one of the largest independent power producers.

On July 15, 2010, the board of directors of BlueFire, by unanimous written consent, approved the filing of a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of Nevada, changing the Company’s name from BlueFire Ethanol Fuels, Inc. to BlueFire Renewables, Inc. Our Board of Directors and management believe that changing our name to BlueFire Renewables, Inc. more accurately reflects our primary business plan expanding the focus from just building cellulosic ethanol projects to include other advanced biofuels, biodiesel, and other drop-in biofuels as well as synthetic lubricants. On July 20, 2010, the Certificate of Amendment was accepted by the Secretary of State of Nevada.

Results of Operations

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Revenue

Revenue excluding unbilled grant revenue, for the year ended December 31, 2011 and 2010, were approximately $36,000 and $641,000, respectively, and was primarily related to a federal grant from the DOE. The grant generally provides for reimbursement in connection with related development and construction costs involving commercialization of our technologies. The decrease in revenue was partially due to limitations of capital and decreased activity in fiscal 2011 as the Company seeks funding for the Fulton project. The majority of the difference ($354,000) was due to a change in accounting estimate for revenue realized in prior years. The change stems from billings in excess of estimated earnings. These earnings were based on estimates accepted by the DOE at the time of reimbursement. Upon subsequent review by the DOE a change in estimate was required and a cumulative catch up adjustment was necessary.

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Unbilled Grant Revenues

Unbilled grant revenues for the year ended December 31, 2011 and 2010, were approximately $169,000 and $28,000, respectively. The increase in unbilled grant revenues is a result of having limited cash resources in the fourth quarter of 2011 to pay for reimbursable costs under the DOE grant. These costs are expected to be partially realized with financing obtained in March 2012.

Project Development

For the year ended December 31, 2011, our project development costs were approximately $595,000, compared to project development costs of $1,097,000 for the same period during 2010. The decrease in project development costs is mainly due to a decrease in project activities subsequent to completing the preparation of the Fulton site in June 2011.

General and Administrative Expenses

General and Administrative Expenses were approximately $1,753,000 for the year ended December 31, 2011, compared to $1,997,000 for the same period in 2010. The decrease in general and administrative costs is mainly due to reduced non-critical operations at the end of fiscal 2011 to conserve working capital.

For the Three Months Ended September 30, 2012 Compared to the Three Months Ended September 30, 2011

Revenue

Revenue for the three months ended September 30, 2012 and 2011, were approximately $188,000 and $137,000, respectively, and was primarily related to a federal grant revenues from the DOE. The federal grant generally provides for reimbursement in connection with related development and construction costs involving commercialization of our technologies. The increase in revenue was due to allocation of employee time between construction costs and project costs, and an increase in the company’s indirect billing rate during 2012.

Unbilled Grant Revenues

Unbilled grant revenues for the three months ended September 30, 2012 and 2011, were approximately $0, and $101,000, respectively. Unbilled grant revenues are those costs that have been incurred during a period but not yet paid at period end, and are otherwise reimbursable under the terms of the DOE grant and will be paid in the normal course of business. The decrease in unbilled grant revenues is a result having limited cash resources to pay the related costs during 2012.

Project Development

For the third quarter in 2012, our project development costs were approximately $129,000, compared to project development costs of $158,000 for the same period during 2010. The decrease in project development costs is mainly due to the decrease in operating activities due to limited capital resources available to us in the third quarter of 2012 versus the same period in 2011.

General and Administrative Expenses

General and administrative expenses were approximately $309,000 for the third quarter of 2012, compared to $612,000 for the same period in 2011. The decrease in general and administrative costs is mainly due to the absence of the write-off of $309,834 in debt issuance costs, which was present in the 2011 period stemming from the USDA’s rejection of the Company’s application for a loan guarantee.

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For the Nine Months Ended September 30, 2012 Compared to the Nine Months Ended September 30, 2011

Revenue

Revenue for the nine months ended September 30, 2012 and 2011, were approximately $492,000 and $482,000, respectively, and was primarily related to a federal grant from the DOE. The grant generally provides for reimbursement in connection with related development and construction costs involving commercialization of our technologies. The increase in revenue is due to the net effect of reduced operations in 2012 offset against an increased indirect billing rate used when applying for DOE reimbursements during 2012.

Unbilled Grant Revenues

Unbilled grant revenues for the nine months ended September 30, 2012 and 2011 were approximately $0 and $114,000, respectively. The decrease in unbilled grant revenues is a result of having limited cash resources to pay for reimbursable cost under DOE grant.

Project Development

For the nine months ended September 30, 2012, our project development costs were approximately $420,000, compared to project development costs of $429,000 for the same period during 2011. The decrease in project development costs is mainly due to decreased operations in 2012 compared to the same 2011 period. In addition, the 2011 period contained significant construction costs that were capitalized rather than expensed to project development. There was a substantial reduction in capitalized construction activities during the 2012 period.

General and Administrative Expenses

General and administrative expenses were approximately $987,000, for the nine months ended September 30, 2012, compared to $1,347,000 for the same period in 2011. The decrease in general and administrative costs is mainly due to the decreased operations during the 2012 period and the absence of $309,834 for write off of debt issuance costs which was present in the 2011 period.

Liquidity and Capital Resources

Historically, we have funded our operations through financing activities consisting primarily of private placements of debt and equity securities with existing shareholders and outside investors. In addition, we receive funds under the grant received from the DOE. Our principal use of funds has been for the further development of our Biorefinery Projects, for capital expenditures and general corporate expenses. As our Projects are developed to the point of construction, we anticipate significant purchases of long lead time item equipment for construction which will require a significant amount of capital. As of September 30, 2012, we had cash and cash equivalents of approximately $65,000. As of November 23, 2012, we had cash and cash equivalents of approximately $100,000.

Historically, we have funded our operations though the following transactions:

In February 2009, the Company obtained a line of credit in the amount of $570,000 from Arkenol Inc, its technology licensor, to provide additional liquidity to the Company as needed. The line was ultimately paid back during 2009 and cancelled.

In October 2009, the Company received additional funds of approximately $3,800,000 from the DOE, due to the success in amending its DOE award to include costs previously incurred in connection with the development of the Lancaster Biorefinery which have a direct attributable benefit to the Fulton Project. The funds were used to fund operations for the remainder of 2009 and most of 2010.

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On December 15, 2010, the Company entered into a $200,000 loan agreement (“Loan”) with Arnold Klann, the Chief Executive Officer (“CEO/Lender”). The Loan requires the Company to (i) pay to the CEO/Lender a one-time amount equal to fifteen percent (15%) of the Loan in cash or shares of the Company’s common stock at a value of $0.50 per share, at the CEO/Lender’s option; and (ii) issue the CEO/Lender warrants allowing the CEO/Lender to buy 500,000 common shares of the Company at an exercise price of $0.50 per common share, such warrants to expire on December 15, 2013. The Company has promised to pay in full the outstanding principal balance of any and all amounts due under the Loan Agreement within thirty (30) days of the Company’s receipt of investment financing or a commitment from a third party to provide One Million United States Dollars (US$1,000,000) to the Company or one of its subsidiaries. The proceeds from this loan are being used to fund operations.

On December 23, 2010, the Company sold a one percent (1%) membership interest in its operating subsidiary, BlueFire Fulton Renewable Energy, LLC (“BlueFire Fulton” or the “Fulton Project”), to an accredited investor for a purchase price of $750,000 (“Purchase Price”). The Company maintains a 99% ownership interest in BlueFire Fulton. In addition, the investor received a right to require the Company to redeem the 1% interest for $862,500, or any pro-rata amount thereon. The redemption is based upon future contingent events based upon obtaining financing for the construction of the Fulton Project.

On November 10, 2011, the Company obtained a line of credit in the amount of $40,000 from its Chairman/Chief Executive Officer and majority shareholder to provide additional liquidity to the Company as needed, at his sole discretion. Under the terms of the note, the Company is to repay any principal balance and interest, at 12% per annum, within 30 days of receiving qualified investment financing of $100,000 or more. As of November 23, 2012, the outstanding balance on the line of credit is approximately $15,200.

On January 19, 2011, the Company signed a $10 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company. The Company also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the Purchase Agreement within ten days of the agreement. Although under the Purchase Agreement the registration statement was to be declared effective by March 31, 2011, and was subsequently declared effective on July 11, 2011, LPC has no intention at this time of terminating the Purchase Agreement.

After the SEC has declared effective the registration statement related to the transaction, we have the right, in our sole discretion, over a 30-month period to sell our shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement, up to the aggregate commitment of $10 million.

On March 28, 2012, the Company finalized a $2,000,000 Equity Facility with TCA. The Company also entered into a Registration Rights Agreement with TCA whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to TCA under the Equity Facility within 45 days of closing. Although under the Registration Rights Agreement the registration statement was to be declared effective within 90 days following closing, it has yet to be declared effective. The Company is working with TCA to resolve this issue.

On March 28, 2012, the Company finalized a $300,000 secured convertible promissory note in favor of TCA (the “Convertible Note”). The maturity date of the Convertible Note is March 28, 2013, and the Convertible Note bears interest at a rate of twelve percent per annum with a default rate of eighteen percent per annum. The Convertible Note is convertible into shares of the Company’s common stock and may be prepaid in whole or in part at the Company’s option without penalty.

On July 31, 2012, the Company borrowed $63,500 under a short-term convertible note payable with a third party. Under the terms of the agreement, the note incurs interest at eight percent per annum and is due on May 2, 2013. The note is convertible into common shares at any time after six months. The Company may prepay the convertible debt, prior to maturity at varying prepayment penalty rates specified under the agreement.

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Management has estimated that operating expenses for the next twelve months will be approximately $1,700,000, excluding engineering costs related to the development of bio-refinery projects. These matters raise substantial doubt about the Company’s ability to continue as a going concern. For the remainder of 2012, the Company intends to fund its operations with reimbursements under the Department of Energy contract, from the sale of Fulton Project equity ownership, from the sale of debt and equity instruments, our equity purchase agreement consummated with LPC in January 2011, and the TCA Global Credit Master Fund, LP in March 2012 (as discussed herein). The Company's ability to get reimbursed on the DOE contract is dependent on the availability of cash to pay for the related costs. As of November 23, 2012, the Company expects the current resources, as well as the resources available in the short term under the LPC Purchase Agreement, will only be sufficient for a period of approximately one month, depending upon certain funding conditions contained herein, unless significant additional financing is received. Management has determined that these general expenditures must be reduced and additional capital will be required in the form of equity or debt securities. In addition, if we cannot raise additional short term capital we will be forced to continue to further accrue liabilities due to our limited cash reserves. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results.

Changes in Cash Flows

During the nine months ended September 30, 2012 and 2011, we used cash of approximately $191,000 and $700,000 in operating activates. During the 2012 period we had a net loss of approximately $1,051,000, which was offset by non-cash charges of approximately $229,000 and operating assets and liabilities of approximately $631,000. During the 2011 period, we had a net loss of approximately $592,000, which included non-cash charges of approximately $353,000 for net gains in non-cash activity and approximately $245,000 in increases to operating assets and liabilities. The decrease in cash used in operating activities is a reflection of limited cash resources during the 2012 period.

During the nine months ended September 30, 2012, we invested approximately $55,000 net of DOE reimbursements in construction activities at our Fulton Project, compared with $131,000, net of DOE reimbursements in the similar period in 2011. This decrease was due to the decrease in engineering activities and increase in reimbursement rate during 2012 compared to 2011.

During the nine months ended September 30, 2012, we had positive cash flow from financing activities of $296,700 compared to $250,000 for the same period in 2011. During the nine months ended September 30, 2012 period, we received net proceeds from LPC of approximately $35,000 for shares of the Company’s common stock, as compared to $250,000 in the same period in 2011. The decrease was mainly due to the Company not drawing down on the LPC Agreement. We received gross proceeds from various convertible note transactions of approximately $363,500, and paid debt issuance costs of approximately $97,800, during the nine months ended September 30, 2012, as compared to $0 in the same period in 2011. This is due to the fact that in 2011, the Company did not receive financing from convertible notes.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements require the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The methods, estimates, and judgment we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. The SEC has defined “critical accounting policies” as those accounting policies that are most important to the portrayal of our financial condition and results, and require us to make our most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based upon this definition, our most critical estimates relate to the fair value of warrant liabilities. We also have other key accounting estimates and policies, but we believe that these other policies either do not generally require us to make estimates and judgments that are as difficult or as subjective, or it is less likely that they would have a material impact on our reported results of operations for a given period. For additional information see Note 2, “Summary of Significant Accounting Policies” in the notes to our reviewed financial statements appearing elsewhere in this quarterly report and our annual audited financial statements appearing on Form 10-K. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available, and actual results may differ significantly from these estimates.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

Our shares of common stock began trading under the symbol “BFRE.PK” on the Pink Sheets of the National Quotation Bureau on July 11, 2006 and later began trading on the OTCBB under the symbol “BFRE.OB” on June 19, 2007.

The following table sets forth the high and low trade information for our common stock for each quarter during the past three fiscal years. The prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions.

Quarter ended	Low Price	High Price

March 31, 2010	$0.34	$1.00
June 30, 2010	$0.17	$0.37
September 30, 2010	$0.09	$0.50
December 31, 2010	$0.43	$0.66
March 31, 2011	$0.35	$0.48
June 30, 2011	$0.15	$0.44
September 30, 2011	$0.15	$0.25
December 31, 2011	$0.13	$0.30
March 31, 2012	$0.13	$0.57
June 30, 2012	$0.17	$0.42
September 30, 2012	$0.09	$0.23

(b) Holders

As of November 23, 2012, a total of 33,063,557 shares of the Company’s common stock are currently outstanding held by approximately 2,750 shareholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is First American Stock Transfer with its business address at 4747 N 7th Street, Suite 170, Phoenix, AZ 85014.

(c) Dividends

We have not declared or paid any dividends on our common stock and intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying dividends on our common stock for the foreseeable future. There are no restrictions on our present ability to pay dividends to stockholders of our common stock, other than those prescribed by Nevada law.

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(d) Securities Authorized for Issuance under Equity Compensation Plans

2006 Incentive and Non-Statutory Stock Option Plan, as Amended

In order to compensate our officers, directors, employees and/or consultants, on December 14, 2006, our Board of Directors approved and stockholders ratified by consent the 2006 Incentive and Non-Statutory Stock Option Plan (the “Plan”). The Plan has a total of 10,000,000 shares reserved for issuance.

On October 16, 2007, the Board of Directors reviewed the Plan. As such, it determined that the Plan was to be used as a comprehensive equity incentive program for which the Board of Directors serves as the plan administrator and, therefore, amended the Plan (the “Amended and Restated Plan”) to add the ability to grant restricted stock awards.

Under the Amended and Restated Plan, an eligible person in the Company’s service may acquire a proprietary interest in the Company in the form of shares or an option to purchase shares of the Company’s common stock. The amendment includes certain previously granted restricted stock awards as having been issued under the Amended and Restated Plan.

As of December 31, 2011, we have issued the following stock options and grants under the Amended and Restated Plan:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and number of shares of restricted stock		Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders under the Amended and Restated Plan	2,555,518	(1)	$3.21	5,454,482
Equity compensation plans not approved by security holders	-
Total	2,555,518

(1)	Excluding 20,000 options that have been exercised, and 2,057,500 options that expired in December 2011.

(2)	Excludes shares of restricted stock issued under the Plan.

Rule 10B-18 Transactions

During the years ended December 31, 2011, there were no repurchases of the Company’s common stock by the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table and biographical summaries set forth information, including principal occupation and business experience, about our directors and executive officers as of November 23, 2012. There is no familial relationship between or among the nominees, directors or executive officers of the Company.

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NAME	AGE	POSITION	OFFICER AND/OR DIRECTOR SINCE
Arnold Klann	61	President, CEO and Director	June 2006
Necitas Sumait	52	Secretary, SVP and Director	June 2006
John Cuzens	60	SVP, Chief Technology Officer	June 2006
Chris Nichols	46	Director	June 2006
Joseph Sparano	65	Director	March 2011

The Company’s directors serve in such capacity until the first annual meeting of the Company’s shareholders and until their successors have been elected and qualified. The Company’s officers serve at the discretion of the Company’s board of directors, until their death, or until they resign or have been removed from office.

There are no agreements or understandings for any director or officer to resign at the request of another person and none of the directors or officers is acting on behalf of or will act at the direction of any other person. The activities of each director and officer are material to the operation of the Company. No other person’s activities are material to the operation of the Company.

Arnold R. Klann – Chairman of the Board and Chief Executive Officer

Mr. Klann has been our Chairman of the Board and Chief Executive Officer since our inception in March 2006. Mr. Klann has been President of ARK Energy, Inc. and Arkenol, Inc. from January 1989 to present. Mr. Klann has an AA from Lakeland College in Electrical Engineering. BlueFire believes that Mr. Klann’s contacts in the ethanol and cellulose industries and his overall insight into our business are a valuable asset to the Company.

Necitas Sumait – Senior Vice President and Director

Mrs. Sumait has been our Director and Senior Vice President since our inception in March 2006. Prior to this, Mrs. Sumait was Vice President of ARK Energy/Arkenol from December 1992 to July 2006. Mrs. Sumait has a MBA in Technological Management from Illinois Institute of Technology and a B.S. in Biology from DePaul University. BlueFire believes that Mrs. Sumait’s work with, and insight into, the environmental regulation and policy of our business is a valuable asset to the Company.

John Cuzens - Chief Technology Officer and Senior Vice President

Mr. Cuzens has been our Chief Technology Officer and Senior Vice President since our inception in March 2006. Mr. Cuzens was a Director from March 2006 until his resignation from the Board of Directors in July 2007. Prior to this, he was Director of Projects Wahlco Inc. from 2004 to June 2006. He was employed by Applied Utility Systems Inc from 2001 to 2004 and Hydrogen Burner Technology form 1997-2001. He was with ARK Energy and Arkenol from 1991 to 1997 and is the co-inventor on seven of Arkenol’s eight U.S. foundation patents for the conversion of cellulosic materials into fermentable sugar products using a modified strong acid hydrolysis process. Mr. Cuzens has a B.S. Chemical Engineering degree from the University of California at Berkeley.

Chris Nichols – Director (Chairman, Compensation Committee)

Mr. Nichols has been our Director since our inception in March 2006. Mr. Nichols is currently the Chief Sales Officer for Field Nation, LLC. Previously, Mr Nichols was the Chairman of the Board and Chief Executive Officer of Advanced Growing Systems, Inc. From 2003 to 2006, Mr. Nichols was the Senior Vice President of Westcap Securities’ Private Client Group. Prior to this, Mr. Nichols was a Registered Representative at Fisher Investments from December 2002 to October 2003. He was a Registered Representative with Interfirst Capital Corporation from 1997 to 2002. Mr. Nichols is a graduate of California State University in Fullerton with a B.A. degree in Marketing. The Company believes that Mr. Nichols’ experience in public company financing will assist us with the formation of new capital into the Company.

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Joseph Sparano – Director

Mr. Sparano currently serves as an executive advisor to the Western States Petroleum Association’s (“WSPA”) board of directors. WSPA is an non-profit trade association that represents companies that account for the bulk of petroleum exploration, production, refining, transportation and marketing in the six western states of Arizona, California, Hawaii, Nevada, Oregon and Washington. In his role as executive advisor, Mr. Sparano advises the WSPA’s President and Chairman on matters related to the trade organization’s operations and advocacy in six Western states (CA, AZ, NV, WA, OR, HI). Mr. Sparano has served in such role since January 2010, at which time he resigned as the President of the WSPA, a role in which he served since March 2003. Prior to joining the WSPA, from March 2000 to March 2003, Mr. Sparano served as the President of Tesoro Petroleum Corporation’s (“Tesoro”) West Coast Regional Business Unit and as Vice President of the company’s Heavy Fuels Marketing segment. Tesoro is an independent marketer and refiner of petroleum products. Prior to joining Teroso, from September 1990 to August 1995, Mr. Sparano served as the Chairman and Chief Executive Officer of Pacific Refining Company, a California based petroleum refining operation. Mr. Sparano graduated cum laude from the Stevens Institute of Technology, receiving a B.S. in chemical engineering. The Company believes that Mr. Sparano’s experience in both mergers and acquisitions and in representing the oil and gas industry will assist us with the formation of new strategic partnerships.

Family Relationships

There are no family relationships among our directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

Executive Legal Proceedings

Except as set forth below, no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past five years. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past five years. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past five years. No director or officer has been found by a court to have violated a federal or state securities or commodities law during the past five years.

Mr. Nichols was a director of Advanced Nurseries, Inc. (“Advanced Nurseries”), until September 2009. In March 2009, Advanced Nurseries filed for Chapter 11 bankruptcy. In September 2009, the bankruptcy was voluntarily converted into a Chapter 7 bankruptcy.

Mr. Nichols was a director of Organic Growing Systems, Inc. (“Organic”), until June 2010. In February 2010, Organic filed for Chapter 11 bankruptcy. In June 2010, the bankruptcy was voluntarily converted into a Chapter 7 bankruptcy.

None of our directors or executive officers or their respective immediate family members or affiliates are indebted to us.

Committees of the Board of Directors

Each of our Audit Committee, Compensation Committee and Nomination Committee are composed of a majority of independent board members and are also chaired by an independent board member.

Audit Committee

Christopher Nichols

Compensation Committee

Christopher Nichols, Chairman

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Nomination Committee

There are currently no members in the Nomination Committee

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who beneficially own 10% or more of a class of securities registered under Section 12 of the Exchange Act to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by the rules and regulations of the SEC to furnish the Company with copies of all reports filed by them in compliance with Section 16(a). To the best of the Company’s knowledge, any reports required to be filed were timely filed as of November 23, 2012.

Code of Ethics

The Company has adopted a Code of Ethics that applies to the Registrant’s directors, officers and key employees.

Board Nomination Procedure

There has been no material change to the procedures by which security holders may recommend nominees to the Company’s board of directors since the Company provided disclosure on such process on its proxy statement on Schedule 14A, as amended, filed on May 29, 2012, with the SEC.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our executive officers during the three most recent fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(5)	Bonus ($)	Stock Awards ($) (2)		Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)

Arnold Klann	2011	226,000		0					0	226,000
Chief Executive Officer,	2010	226,000		1,440	(1)				45,525	272,965
President

Necitas Sumait	2011	180,000		0					0	180,000
Secretary,	2010	180,000		1,400	(1)				20,925	202,325
Vice President

John Cuzens	2011	180,000							0	180,000
Treasurer,	2010	180,000							8,654	188,654
Vice President

Christopher Scott	2011	90,000							0	90,000
Former Chief	2010	120,000								120,000
Financial Officer (4)

(1)	Reflects the value of shares of restricted common stock issued as compensation for serving on the Company’s board of directors. See notes to the consolidated financial statements for valuation.

(2)	Valued based on the Black-Scholes valuation model at the date of grant, see note to the consolidated financial statements.

(3)	Reflects the cash payments made to the executives for paid time off.

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(4)	Mr. Scott resigned from his position as Chief Financial Officer of the Company on September 23, 2011.

(5)	In 2011, due to a lack of capital, the Company accrued, but had not paid back salary in the amounts of $75,333 to Mr. Klann, $60,000 to Ms. Sumait, $60,000 to Mr. Cuzens, and $10,000 to Mr. Scott.

2011 Outstanding Equity Awards at Fiscal Year

OPTION AWARDS								STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)

Arnold Klann	28,409		-			3.52	12/20/12
	125,000	(1)	125,000	(1)		3.20	12/20/12

Necitas Sumait	118,750	(1)	87,500	(1)		3.20	12/20/12

John Cuzens	118,750	(1)	87,500	(1)		3.20	12/20/12

Christopher Scott	118,750	(1)	87,500	(1)		3.20	12/20/12

Chris Nichols

Roger Peterson (2)

(1)	50% vested immediately upon grant in 2007, 25% vests on closing remainder of Lancaster Project Funding, 25% vests at the start of construction of Lancaster Project.

(2)	Mr. Peterson resigned from his position as a member of the Company’s board of directors on January 25, 2012.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Arnold Klann

Necitas Sumait

Chris Nichols (1)	5,000						5,000

Roger Peterson

Joseph Sparano (1)	5,000						5,000

(1) These fees were accrued, yet unpaid, as of December 31, 2011.

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Employment Contracts

On June 27, 2006, the Company entered into employment agreements with three of its executive officers. The employment agreements are for a period of three years, which expired in 2009, with prescribed percentage increases beginning in 2007 and can be cancelled upon a written notice by either employee or employer (if certain employee acts of misconduct are committed). The total aggregate annual amount due under the employment agreements is approximately $520,000. These contracts have not been renewed. Each of the executive officers are currently working for the Company on a month to month basis.

In addition, on June 27, 2006, the Company entered into a Directors agreement with four individuals to join the Company’s board of directors. Under the terms of the agreement the non-employee Director (Chris Nichols) will receive annual compensation in the amount of $5,000 and all Directors receive a onetime grant of 5,000 shares of the Company’s common stock. The common shares vested immediately. The value of the common stock granted was determined to be approximately $67,000 based on the estimated fair market value of the Company’s common stock over a reasonable period of time.

On July 31, 2008, the Board of Directors approved the re-election of Victor Doolan, Joseph Emas, Christopher Nichols, Arnold Klann and Necitas Sumait. The Company also resolved to grant each Board Chair, and the Secretary each an additional 5,000 shares of stock. The value of the common stock granted at the time of the grant was determined to be approximately $123,000 based on the estimated fair market value of the Company’s common stock.

On July 23, 2009, the Board of Directors approved the re-election of Victor Doolan, Joseph Emas, Christopher Nichols, Arnold Klann and Necitas Sumait. The Company also resolved to grant each Board Chair, and the Secretary each an additional 5,000 shares of stock. The value of the common stock granted at the time of the grant was determined to be approximately $5,250 based on the estimated fair market value of the Company’s common stock.

On December 22, 2009, the Company Board of Directors accepted the resignation of Joseph I. Emas, which had been submitted on December 21, 2009. Mr. Emas served on the Audit Committee, Compensation Committee and as Chairman of the Nominating Committee. Mr. Emas resignation was not a result of any disagreements relating to the Company’s operations, policies or practices.

On July 15, 2010, the Company entered into a Directors agreement with Roger Petersen to join the Company’s board of directors. Under the terms of the agreement Mr. Petersen will receive annual compensation in the amount of $5,000 and also Directors receive an annual grant of 6,000 shares of the Company’s common stock. The common shares vest immediately. The value of the common stock granted was determined to be approximately $1,440 based on the estimated fair market value of the Company’s common stock over a reasonable period of time.

On December 14, 2010, Victor Doolan resigned from his position on the board of directors of the Company. His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.

On March 1, 2011, the Company entered into a director agreement with Joseph Sparano to join the Company’s board of directors. Under the terms of the agreement, Mr. Sparano will receive annual compensation in the amount of $5,000 and also directors receive an annual grant of 6,000 shares of the Company’s common stock. The common shares vest immediately. The value of the common stock will be determined when issued.

On September 23, 2011, Christopher Scott resigned from his position as the Chief Financial Officer of the Company. His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.

On January 25, 2012, Roger Peterson resigned from his position on the board of directors of the Company. His resignation was not the result of any disagreements with the Company on any matters relating to the Company’s operations, policies or practices.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of November 23, 2012, our authorized capitalization was 101,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share and 1,000,000 shares of preferred stock, no par value per share. As of November 23, 2012, there were 33,063,557 shares of our Common Stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

The following table sets forth, as of November 23, 2012, the number of shares of our Common Stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned.

Executive Officers, Directors, and More than 5% Beneficial Owners

The address of each owner who is an officer or director is c/o the Company at 31 Musick, Irvine California 92618.

Name of Beneficial Owner (1)	Number of Shares		Percent of Class (2)

Arnold Klann	13,589,909	(3)	40.31%
Chief Executive Officer, President, Chairman

Necitas Sumait	1,346,750	(4)	*	%
Senior Vice President, Director

John Cuzens	1,302,250	(5)	*	%
Chief Technology Officer, Senior Vice President

Chris Nichols	28,000		*	%
Director

Joseph Sparano	12,000		*	%
Director

All officers and directors as a group (5 persons)	16,278,909		47.94%

James G. Speirs	5,703,489	(6)	15.28%

All officers, directors and 5% holders as a group (6 persons)	21,982,398		57.52%

* denotes less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.

(2)	Figures may not add up due to rounding of percentages.

(3)	Includes options and warrants to purchase 653,409 shares of common stock vested at November 23, 2012.

(4)	Includes options to purchase 118,750 shares of common stock vested at November 23, 2012.

(5)	Includes options to purchase 118,750 shares of common stock vested at November 23, 2012.

(6)	As per Form 13G filed on February 6, 2012, and includes options and warrants to purchase 4,260,741 shares of common stock vested at November 23, 2012.

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Share Issuances/Consulting Agreements

On July 31, 2008, the Company renewed all of its existing Directors appointments, issued 6,000 shares to each and paid $5,000 to the three outside members. Pursuant to the Board of Director agreements, the Company’s “in-house” board members (CEO and Vice-President) waived their annual cash compensation of $5,000. The value of the common stock granted was determined to be approximately $123,000 based on the fair market value of the Company’s common stock of $4.10 on the date of the grant. During the years ended December 31, 2008, the Company expensed approximately $138,000, related to the agreements.

On July 23, 2009, the Company renewed all of its existing Directors’ appointment, issued 6,000 shares to each and paid $5,000 to the three outside member. Pursuant to the Board of Director agreements, the Company's "in-house" board members (CEO and Vice-President) waived their annual cash compensation of $5,000. The value of the common stock granted was determined to be approximately $26,400 based on the fair market value of the Company’s common stock of $0.88 on the date of the grant. During the year 2009 the Company expensed approximately $41,400 related to these agreements.

On July 15, 2010, the Company renewed all of its existing Directors’ appointment, issued 6,000 shares to each and paid $5,000 to the three outside member. Pursuant to the Board of Director agreements, the Company's "in-house" board members (CEO and Vice-President) waived their annual cash compensation of $5,000. The value of the common stock granted was determined to be approximately $7,200 based on the fair market value of the Company’s common stock of $0.24 on the date of the grant. During the year ended December 31, 2010, the Company expensed approximately $17,000 related to these agreements.

On August 1, 2012, the Company renewed all of its existing Directors’ appointment, and issued 12,000 shares to each outside Director, and 10,000 shares to each executive Director, which constituted the share issuances for both 2011 and 2012. The Company accrued $5,000 to the two outside members to be paid at a later date. Pursuant to the Board of Director agreements, the Company's "in-house" board members (CEO and Vice-President) waived their annual cash compensation of $5,000. The Company expensed the value of the common stock granted during the nine-months ended September 30, 2012, which was determined to be approximately $7,480 based on the fair market value of the Company’s common stock of $0.17 on the date of the grant.

Stock Option Issuances Under Amended 2006 Plan

No stock options have been granted by the Company’s Board of Directors in 2009, 2010 or 2011.

Description of Securities

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock, and 1,000,000 shares of no par value preferred stock. As of November 23, 2012, the Company had 33,063,557 shares of Common Stock outstanding, and no shares of preferred stock outstanding.

Common Stock

As of November 23, 2012, we had 33,063,557 shares of Common Stock outstanding. The shares of our common stock presently outstanding, and any shares of our Common Stock issues upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of Common Stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the Common Stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The Common Stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors. Holders of Common Stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Voting Rights

Each holder of shares of the Company’s Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

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Dividends

Subject to preferences that may be applicable to any then-outstanding shares of preferred stock, if any, and any other restrictions, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds. The Company and its predecessors have not declared any dividends in the past. Further, the Company does not presently contemplate that there will be any future payment of any dividends on common stock.

Preferred Stock

As of November 23, 2012, we had no shares of preferred stock outstanding. We may issue preferred stock in one or more class or series pursuant to resolution of the Board of Directors. The Board of Directors may determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and fix the number of shares and the designation of any series of preferred stock. The Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued class or series subsequent to the issue of shares of that class or series. We have no present plans to issue any shares of preferred stock.

Warrants

As of November 23, 2012, we had warrants to purchase an aggregate of 6,891,534 shares of our Common Stock outstanding. The exercise prices for the warrants range from $0.50 per share to $5.45 per share, with a weighted average exercise price of approximately per share of $2.58. Some of our warrants contain a provision in which the exercise price will be adjusted for future issuances of Common Stock at prices lower than the current exercise price.

Options

As of November 23, 2012, we had options to purchase an aggregate of 1,229,659 shares of our Common Stock outstanding, with exercise prices for the options ranging from $3.20 per share to $3.52 per share, with a weighted average exercise price per share of $3.21.

Anti-Takeover Provisions

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for us. Our Board of Directors may, without action of our stockholders, issue authorized but unissued common stock and preferred stock. The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The existence of unissued preferred stock may enable the Board of Directors, without further action by the stockholders, to issue such stock to persons friendly to current management or to issue such stock with terms that could render more difficult or discourage an attempt to obtain control of us, thereby protecting the continuity of our management. Our shares of preferred stock could therefore be issued quickly with terms that could delay, defer, or prevent a change in control of us, or make removal of management more difficult.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

The Company’s Amended and Restated Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

The Company’s Amended and Restated Articles of Incorporation further provides the following indemnifications:

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(a) a director of the Company shall not be personally liable to the Company or to its shareholders for damages for breach of fiduciary duty as a director of the Company or to its shareholders for damages otherwise existing for (i) any breach of the director’s duty of loyalty to the Company or to its shareholders; (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts revolving around any unlawful distribution or contribution; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If Nevada Law is hereafter amended to eliminate or limit further liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of Nevada Law as so amended. Any repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Company under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.

(b) the Company shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to attorney’s fees) incurred by reason of the fact that he is or was a director or officer of the Company, he is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity of an employee benefit plan. The Company shall also indemnify any person who is serving or has served the Company as a director, officer, employee, fiduciary, or agent and that person’s estate and personal representative to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

On November 10, 2011, the Company obtained a line of credit in the amount of $40,000 from its Chairman/Chief Executive Officer and majority shareholder to provide additional liquidity to the Company as needed, at his sole discretion. Under the terms of the note, the Company is to repay any principal balance and interest, at 12% per annum, within 30 days of receiving qualified investment financing of $100,000 or more. As of November 23, 2012, the outstanding balance on the line of credit is approximately $15,200.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that it will indemnify its officers and directors to the full extent permitted by Nevada state law. Our By-laws provide that we will indemnify and hold harmless our officers and directors for any liability including reasonable costs of defense arising out of any act or omission taken on our behalf, to the full extent allowed by Nevada law, if the officer or director acted in good faith and in a manner the officer or director reasonably believed to be in, or not opposed to, the best interests of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stock Holders has been passed upon by the law firm of Lucosky Brookman LLP.

EXPERTS

The consolidated financial statements of BlueFire Renewables, Inc. and subsidiaries as of December 31, 2011 and 2010, and for the years then ended and for the period from March 28, 2006 (Inception) through December 31, 2011, appearing in the prospectus and registration statement have been audited by dbbmckennon, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report on the authority of such firm as experts in accounting and auditing..

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of BlueFire Renewables, Inc. filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

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FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BlueFire Renewables, Inc. and subsidiaries

We have audited the accompanying consolidated balance sheets of BlueFire Renewables, Inc. and subsidiaries, a development-stage company (collectively the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended and the period from March 28, 2006 (“Inception”) through December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BlueFire Renewables, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended and the period from Inception through December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company has limited working capital and significant operating costs expected to be incurred in the next 12 months. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans with respect to these matters are also discussed in Note 2.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ dbbmckennon

Newport Beach, California

April 16, 2012

F-2

FINANCIAL STATEMENTS

Index to Consolidated Financial Statements

Financial Statements (Unaudited)

Consolidated Balance Sheets	F-36

Consolidated Statements of Operations	F-37

Consolidated Statements of Cash Flows	F-38

Notes to Consolidated Financial Statements	F-39

F-3

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$15,028	$592,359
Department of Energy unbilled grant receivables	207,570	51,769
Prepaid expenses	15,911	39,258
Total current assets	238,509	683,386

Debt issuance costs	-	195,698
Property and equipment, net of accumulated depreciation of $88,205 and $69,299, respectively	1,187,766	1,059,068

Total assets	$1,426,275	$1,938,152

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$718,018	$387,913
Accrued liabilities	466,916	130,650
Line of credit, related party	19,230	-
Note payable to a related party, net of discount of $0 and $73,885, respectively	200,000	126,115
Department of Energy billings in excess of estimated earnings	354,000	-
Outstanding warrant liability	831	-
Total current liabilities	1,758,995	644,678

Outstanding warrant liability	34,095	764,615

Total liabilities	1,793,090	1,409,293

Redeemable noncontrolling interest	852,531	750,000

Stockholders’ deficit:
Preferred stock, no par value, 1,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 32,099,840 and 28,555,400 shares issued and 32,067,668 and 28,523,228 outstanding, respectively	32,099	28,555
Additional paid-in capital	14,543,019	14,169,756
Treasury stock at cost, 32,172 shares	(101,581)	(101,581)
Deficit accumulated during the development stage	(15,692,883)	(14,317,871)
Total stockholders’ deficit	(1,219,346)	(221,141)

Total liabilities and stockholders’ deficit	$1,426,275	$1,938,152

See accompanying notes to consolidated financial statements

F-4

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended	For the year ended	From March 28, 2006 (inception) Through
	December 31, 2011	December 31, 2010	December 31, 2011
Revenues:
Consulting fees	$3,849	$71,196	$143,615
Department of Energy grant revenues	31,704	569,879	5,975,734
Department of Energy unbilled grant revenues	168,773	28,268	197,041

Total revenues	204,326	669,343	6,316,390

Operating expenses:
Project development, including stock based compensation of $0, $0, and $4,468,490, respectively	595,302	1,096,653	18,931,157
General and administrative, including stock based compensation of $161,851, $52,487, and $6,311,670, respectively	1,752,774	1,996,645	16,784,049
Related party license fee	-	-	1,000,000
Total operating expenses	2,348,076	3,093,298	36,715,206

Operating loss	(2,143,750)	(2,423,955)	(30,398,816)

Other income and (expense):
Other income	-	1,122	256,295
Financing related charge	-	-	(211,660)
Amortization of debt discount	-	(9,851)	(686,833)
Interest expense	-	-	(56,097)
Related party interest expense	(104,402)	-	(169,368)
Loss on extinguishment of debt	-	-	(2,818,370)
Gain on settlement of accrued rent	7,920	-	7,920
Gain from change in fair value of warrant liability	855,251	1,509,778	2,932,490
Loss on the retirement of warrants	-	-	(146,718)
Total other income and (expense)	758,769	1,501,049	(892,341)

Loss before provision for income taxes	(1,384,981)	(922,906)	(31,291,157)

Provision for income taxes	-	-	83,147

Net loss	$(1,384,981)	$(922,906)	$(31,374,304)
Net loss attributable to noncontrolling interest	(9,969)	-	(9,969)
Net loss attributable to controlling interest	$(1,375,012)	$-	$(31,364,335)

Basic and diluted loss per common share attributable to controlling interest	$(0.05)	$(0.03)
Weighted average common shares outstanding, basic and diluted	30,101,167	28,379,920

See accompanying notes to consolidated financial statements

F-5

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in	Deficit Accumulated During Development	Stockholders’
	Shares	Amount	Capital	Stage	Deficit
Balance at March 28, 2006 (inception)	-	$-	$-	$-	$-
Issuance of founder’s share at $.001 per share	17,000,000	17,000			17,000
Common shares retained by Sucre Agricultural Corp., Shareholders	4,028,264	4,028	685,972	-	690,000
Costs associated with the acquisition of Sucre Agricultural Corp.			(3,550)		(3,550)
Common shares issued for services in November 2006 at $2.99 per share	37,500	38	111,962	-	112,000
Common shares issued for services in November 2006 at $3.35 per share	20,000	20	66,981	-	67,001
Common shares issued for services in December 2006 at $3.65 per share	20,000	20	72,980	-	73,000
Common shares issued for services in December 2006 at $3.65 per share	20,000	20	72,980	-	73,000
Estimated value of common shares at $3.99 per share and warrants at $2.90 issuable for services upon vesting in February 2007	-	-	160,000	-	160,000
Share-based compensation related to options	-	-	114,811	-	114,811
Share-based compensation related to warrants	-	-	100,254	-	100,254
Net Loss	-	-	-	(1,555,497)	(1,555,497)
Balances at December 31, 2006	21,125,764	$21,126	$1,382,390	$(1,555,497)	$(151,981)

See accompanying notes to consolidated financial statements

F-6

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in	Deficit Accumulated During Development	Stockholders’
	Shares	Amount	Capital	Stage	Deficit
Balances at December 31, 2006	21,125,764	$21,126	$1,382,390	$(1,555,497)	$(151,981)
Common shares issued for cash in January 2007, at $2.00 per share to unrelated individuals, including costs associated with private placement of 6,250 shares and $12,500 cash paid	284,750	285	755,875	-	756,160
Amortization of share based compensation related to employment agreement in January 2007 $3.99 per share	10,000	10	39,890	-	39,900
Common shares issued for services in February 2007 at $5.92 per share	37,500	38	138,837	-	138,875
Adjustment to record remaining value of warrants at $4.70 per share issued for services in February 2007	-	-	158,118	-	158,118
Common shares issued for services in March 2007 at $7.18 per share	37,500	37	269,213	-	269,250
Fair value of warrants at $6.11 for services vested in March 2007	-	-	305,307	-	305,307
Fair value of warrants at $5.40 for services vested in June 2007	-	-	269,839	-	269,839
Common shares issued for services in June 2007 at $6.25 per share	37,500	37	234,338	-	234,375
Share based compensation related to employment agreement in February 2007 $5.50 per share	50,000	50	274,951	-	275,001
Common Shares issued for services in August 2007 at $5.07 per share	13,000	13	65,901	-	65,914
Share based compensation related to options	-	-	4,692,863	-	4,692,863
Value of warrants issued in August, 2007 for debt replacement services valued at $4.18 per share	-	-	107,459	-	107,459
Relative fair value of warrants associated with July 2007 convertible note agreement	-	-	332,255	-	332,255
Exercise of stock options in July 2007 at $2.00 per share	20,000	20	39,980	-	40,000
Relative fair value of warrants and beneficial conversion feature in connection with the $2,000,000 convertible note payable in August 2007	-	-	2,000,000	-	2,000,000
Stock issued in lieu of interest payments on the senior secured convertible note at $4.48 and $2.96 per share in October and December 2007	15,143	15	55,569	-	55,584
Conversion of $2,000,000 note payable in August 2007 at $2.90 per share	689,655	689	1,999,311	-	2,000,000
Common shares issued for cash at $2.70 per share, December 2007, net of legal costs of $90,000 and placement agent cost of $1,050,000	5,740,741	5,741	14,354,259	-	14,360,000
Loss on Extinguishment of debt in December 2007	-	-	955,637	-	955,637
Net loss	-	-	-	(14,276,418)	(14,276,418)
Balances at December 31, 2007	28,061,553	$28,061	$28,431,992	$(15,831,915)	$12,628,138

See accompanying notes to consolidated financial statements

F-7

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in	Deficit Accumulated During Development	Treasury	Stockholders’
	Shares	Amount	Capital	Stage	Stock	Deficit
Balances at December 31, 2007	28,061,553	$28,061	$28,431,992	$(15,831,915)	$-	$12,628,138
Share based compensation relating to options	-	-	3,769,276	-	-	3,769,276
Common shares issued for services in July 2008 at $4.10 per share	30,000	30	122,970	-	-	123,000
Common shares issued for services in July, September, and December 2008 at $3.75, $2.75, and $0.57 per share, respectively	41,500	41	63,814	-	-	63,855
Purchase of treasury shares between April to September 2008 at an average of $3.12	(32,172)	-	-	-	(101,581)	(101,581)
Net loss	-	-	-	(14,370,594)	-	(14,370,594)
Balances at December 31, 2008	28,100,881	$28,132	$32,388,052	$(30,202,509)	$(101,581)	$2,112,094

See accompanying notes to consolidated financial statements

F-8

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in	Deficit Accumulated During Development	Treasury	Stockholders’
	Shares	Amount	Capital	Stage	Stock	Deficit
Balances at December 31, 2008	28,100,881	$28,132	$32,388,052	$(30,202,509)	$(101,581)	$2,112,094
Cumulative effect of warrants reclassified	-	-	(18,586,588)	18,586,588	-	-
Reclassification of long term warrant liability	-	-	-	(2,915,136)	-	(2,915,136)
Common shares issued for services in June 2009 at $1.50 per share	11,412	11	17,107	-	-	17,118
Common shares issued for services in July 2009 at $0.88 per share	30,000	30	26,370	-	-	26,400
Common shares issued for services in August 2009 at $0.80 per share	100,000	100	79,900	-	-	80,000
Option to purchase Common shares for services in August 2009 at an option price of $3.00 for 100,000 shares	-	-	8,273	-	-	8,273
Common shares issued for services in September and October 2009 at $0.89 and $0.95 per share, respectively	22,500	23	20,678	-	-	20,701
Common shares to be issued for services in August 2009 at $0.80 per share	-	-	80,000	-	-	80,000
Net income	-	-	-	1,136,092	-	1,136,092
Balances at December 31, 2009	28,264,793	$28,296	$14,033,792	$(13,394,965)	$(101,581)	$565,542

See accompanying notes to consolidated financial statements

F-9

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Common Stock		Additional Paid-in	Deficit Accumulated During Development	Treasury	Stockholders’
	Shares	Amount	Capital	Stage	Stock	Deficit
Balances at December 31, 2009	28,264,793	$28,296	$14,033,792	$(13,394,965)	$(101,581)	$565,542
Common shares issued for services in March 2010 at $0.36 per share	37,500	38	13,462	-	-	13,500
Common shares issued for services in May 2010 at $0.30 per share	43,000	43	12,957	-	-	13,000
Common shares released in May 2010 issued at $0.80 per share, additional paid-in capital included in 2009 balance	100,000	100	(100)	-	-	-
Common shares issued for services in May 2010 at $0.18 per share	37,500	38	6,712	-	-	6,750
Common shares issued for services in July 2010 at $0.24 per share	30,000	30	7,170	-	-	7,200
Common shares cancelled in October 2010 at $0.30 per share	(43,000)	(43)	(12,957)	-	-	(13,000)
Common shares issued for services in October 2010 at $0.46 per share	37,000	37	16,983	-	-	17,020
Common shares issued for services in November 2010 at $0.50 per share	6,435	6	3,211	-	-	3,217
Common shares issued for services in December 2010 at $.048 per share	10,000	10	4,790	-	-	4,800
Discount on related party note payable	-	-	83,736	-	-	83,736
Net loss	-	-	-	(922,906)	-	(922,906)
Balances at December 31, 2010	$28,523,228	$28,555	$14,169,756	$(14,317,871)	$(101,581)	$(221,141)

See accompanying notes to consolidated financial statements

F-10

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid-in	Development	Treasury	Stockholders’
	Shares	Amount	Capital	Stage	Stock	Deficit
Balances at December 31, 2010	28,523,228	$28,555	$14,169,756	$(14,317,871)	$(101,581)	$(221,141)
Common shares issued for cash at $0.35 per share in January 2011, net of discount from warrant liability of $125,562	428,571	429	24,009	-	-	24,438
Committed shares issued to LPC	600,000	600	(600)	-	-	-
Common shares issued for reduction of accounts payable in March 2011 ranging from $0.47 to $0.50 per share	60,000	60	29,040	-	-	29,100
Common shares issued for services in March 2011 at $0.42 per share	30,000	30	12,570	-	-	12,600
Common shares issued for services in April 2011 at $0.43 per share	26,042	26	11,224			11,250
Common shares issued for cash in May 2011, ranging from $0.22 to $0.29 per share	284,045	284	69,716			70,000
Common shares issued for services in July 2011, ranging from $0.17 to $0.20 per share	155,034	155	28,977	-	-	29,132
Common shares issued for services in August 2011, at $0.16 per share	75,000	75	11,925	-	-	12,000
Common shares issued for cash in August 2011, ranging from $0.16 to $0.18 per share	175,438	175	29,825	-	-	30,000
Common shares issued for services in September 2011, at $0.18 per share	10,000	10	1,790	-	-	1,800
Common shares issued for services in October 2011, at $0.15 per share	173,077	173	25,979	-	-	26,152
Common shares issued for services in November 2011, ranging from $0.21 to $0.23 per share	253,638	253	57,006	-	-	57,259
Common shares issued for cash in November 2011, ranging from $0.15 to $0.16 per share	659,894	660	99,340	-	-	100,000
Common shares issued for services in December 2011, at $0.14 per share	85,721	86	11,572			11,658
Common shares issued for settlement of accrued rent in December, 2011 at $0.14 per share	527,980	528	73,390	-	-	73,918
Accretion of redeemable noncontrolling interest	-	-	(112,500)			(112,500)
Net loss attributable to controlling interest	-	-	-	(1,375,012)	-	(1,375,012)
Balances at December 31, 2011	32,067,668	$32,099	$14,543,019	$(15,692,883)	$(101,581)	$(1,219,346)

See accompanying notes to consolidated financial statements

F-11

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended	For the year ended	From March 28, 2006 (Inception) to
	December 31, 2011	December 31, 2010	December 31, 2011
Cash flows from operating activities:
Net loss	$(1,384,981)	$(922,906)	$(31,374,304)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain from change in fair value of warrant liability	(855,251)	(1,509,778)	(2,932,490)
Founders shares	-	-	17,000
Costs associated with purchase of Sucre Agricultural Corp	-	-	(3,550)
Interest expense on beneficial conversion feature of convertible notes	-	-	676,983
Loss on extinguishment of convertible debt	-	-	2,718,370
Loss on retirement of warrants	-	-	146,718
Common stock issued for interest on convertible notes	-	-	55,585
Discount on sale of stock associated with private placement	-	-	211,660
Accretion of discount on note payable to related party	73,885	9,851	83,736
Loss from change in accounting estimate on Department of Energy billings	354,000	-	354,000
Debt issuance costs for rejected loan guarantees	309,834	273,800	583,634
Gain on settlement of accrued rent	(7,920)	-	(7,920)
Share-based compensation	161,851	52,487	11,552,467
Depreciation	18,951	25,522	88,607
Changes in operating assets and liabilities:
Department of Energy unbilled grant receivable	(117,004)	(28,267)	(145,271)
Department of Energy grant receivable	-	207,380	-
Prepaid expenses and other current assets	23,348	11,532	(15,912)
Accounts payable	377,751	8,146	721,442
Accrued liabilities	336,266	(135,374)	446,288

Net cash used in operating activities	(709,270)	(2,007,607)	(16,822,957)

Cash flows from investing activities:
Acquisition of property and equipment	-	(5,508)	(217,636)
Construction in progress	(123,155)	(889,739)	(1,012,894)
Net cash used in investing activities	(123,155)	(895,247)	(1,230,530)

See accompanying notes to consolidated financial statements

F-12

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

	For the year ended	For the year ended	From March 28, 2006 (Inception) to
	December 31, 2011	December 31, 2010	December 31, 2011
Cash flows from financing activities:
Cash paid for treasury stock	-	-	(101,581)
Cash received in acquisition of Sucre Agricultural Corp.	-	-	690,000
Proceeds from sale of stock through private placement	-	-	544,500
Proceeds from exercise of stock options	-	-	40,000
Proceeds from issuance of common stock	350,000	-	14,710,000
Proceeds from convertible notes payable	-	-	2,500,000
Repayment of notes payable	-	-	(500,000)
Proceeds from related party line of credit/notes payable	19,230	200,000	335,230
Repayment from related party line of credit/notes payable	-	-	(116,000)
Debt issuance costs	(114,136)	(299,498)	(563,634)
Retirement of warrants	-	-	(220,000)
Proceeds from sale of LLC Unit	-	750,000	750,000
Net cash provided by financing activities	255,094	650,502	18,068,515

Net increase (decrease) in cash and cash equivalents	(577,331)	(2,252,352)	15,028

Cash and cash equivalents beginning of period	592,359	2,844,711	-

Cash and cash equivalents end of period	$15,028	$592,359	$15,028

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$-	$209	$57,102
Income taxes	$825	$54,153	$18,921

Supplemental schedule of non-cash investing and financing activities:
Conversion of senior secured convertible notes payable	$-	$-	$2,000,000
Interest converted to common stock	$-	$-	$55,569
Fair value of warrants issued to placement agents	$-	$-	$725,591
Discount on related party note payable	$-	$83,736	$83,736
Accounts payable, net of reimbursement, included in construction-in-progress	$24,494	$21,348	$45,842
Accretion of redeemable non-controlling interest	$112,500	$-	$112,500

See accompanying notes to consolidated financial statements

F-13

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

BlueFire Ethanol, Inc. (“BlueFire”) was incorporated in the state of Nevada on March 28, 2006 (“Inception”). BlueFire was established to deploy the commercially ready and patented process for the conversion of cellulosic waste materials to ethanol (“Arkenol Technology”) under a technology license agreement with Arkenol, Inc. (“Arkenol”). BlueFire’s use of the Arkenol Technology positions it as a cellulose-to-ethanol company with demonstrated production of ethanol from urban trash (post-sorted “MSW”), rice and wheat straws, wood waste and other agricultural residues. The Company’s goal is to develop and operate high-value carbohydrate-based transportation fuel production facilities in North America, and to provide professional services to such facilities worldwide. These “biorefineries” will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues, and cellulose from MSW into ethanol.

On July 15, 2010, the board of directors of BlueFire, by unanimous written consent, approved the filing of a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of Nevada, changing the Company’s name from BlueFire Ethanol Fuels, Inc. to BlueFire Renewables, Inc. On July 20, 2010, the Certificate of Amendment was accepted by the Secretary of State of Nevada.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management’s Plans

The Company is a development-stage company which has incurred losses since inception. Management has funded operations primarily through proceeds received in connection with the reverse merger, loans from its majority shareholder, the private placement of the Company's common stock in December 2007 for net proceeds of approximately $14,500,000, the issuance of convertible notes with warrants in July and in August 2007, and Department of Energy reimbursements throughout 2009, 2010, and 2011. The Company may encounter difficulties in establishing operations due to the time frame of developing, constructing and ultimately operating the planned bio-refinery projects.

As of December 31, 2011, the Company has negative working capital of approximately $1,520,000. Management has estimated that operating expenses for the next 12 months will be approximately $1,700,000, excluding engineering costs related to the development of bio-refinery projects. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Throughout the remainder of 2012, the Company intends to fund its operations with reimbursements under the Department of Energy contract, draw downs on the equity commitment the Company received from Lincoln Park Capital in January 2011, as well as seek additional funding in the form of equity or debt. On March 28, 2012, the Company finalized a committed equity facility agreement and a $300,000 convertible promissory note with TCA Global Credit Master Fund, LP (See Note 12). As of April 16, 2012, the Company expects the current resources available to them will only be sufficient for a period of approximately two months unless significant additional financing is received. Management has determined that the general expenditures must be reduced and additional capital will be required in the form of equity or debt securities. In addition, if we cannot raise additional short term capital we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

Additionally, the Company’s Lancaster plant is currently shovel ready and only requires minimal capital to maintain until funding is obtained for the construction. The preparation for the construction of this plant was the primary capital use in 2009. In October 2010, BlueFire filed the necessary paperwork to extend this project’s permits for an additional year while we await potential financing. In 2012, as in 2011, the Company sees this project on hold until we receive the funding to construct the facility.

F-14

As of December 31, 2010, the Company completed the detailed engineering on our proposed Fulton Project, procured all necessary permits for construction of the plant, and began site clearing and preparation work, signaling the beginning of construction.

We estimate the total construction cost of the bio-refineries to be in the range of approximately $300 million for the Fulton Project and approximately $100 million to $125 million for the Lancaster Biorefinery. These cost approximations do not reflect any decrease in raw materials or any savings in construction cost that might be realized by the weak world economic environment. The Company is currently in discussions with potential sources of financing for these facilities but no definitive agreements are in place.

Principles of Consolidation

The consolidated financial statements include the accounts of BlueFire Renewables, Inc., and its wholly-owned subsidiary, BlueFire Ethanol, Inc., BlueFire Ethanol Lancaster, LLC, BlueFire Fulton Renewable Energy LLC (excluding 1% interest sold), and SucreSource LLC are wholly-owned subsidiaries of BlueFire Ethanol, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Debt Issuance Costs

Debt issuance costs are capitalized and amortized over the term of the debt using the effective interest method, or expensed upon conversion or extinguishment when applicable. Costs are capitalized for amounts incurred in connection with proposed financings. In the event the financing related to the capitalized cost is not successful, the costs are immediately expensed (see Note 5).

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are reported net of allowance for expected losses. It represents the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expects to collect are charged to operations in the year in which those differences are determined, with an offsetting entry to a valuation allowance. As of December 31, 2011 and 2010, there have been no such charges.

Intangible Assets

License fees acquired are either expensed or recognized as intangible assets. The Company recognizes intangible assets when the following criteria are met: 1) the asset is identifiable, 2) the Company has control over the asset, 3) the cost of the asset can be measured reliably, and 4) it is probable that economic benefits will flow to the Company. During the year ended December 31, 2009, the Company paid a license fee (see Note 10) to Arkenol, Inc., a related party. The license fee was expensed because the Company is still in the research and development stage and cannot readily determine the probability of future economic benefits for said license.

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Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over a period ranging from three to five years, except land which is not depreciated. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. During the year ended December 31, 2010, the Company began to capitalize costs in connection with the construction of its Fulton plant, and continued to do so in 2011. A portion of these costs were reimbursed under the Department of Energy grant discussed in Note 3. The reimbursable portion is treated as a reduction of those costs.

Revenue Recognition

The Company is currently a development-stage company. The Company will recognize revenues from 1) consulting services rendered to potential sub licensees for development and construction of cellulose to ethanol projects, 2) sales of ethanol from its production facilities when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

As discussed in Note 3, the Company received a federal grant from the United States Department of Energy, (“DOE”). The grant generally provides for payment in connection with related development and construction costs involving commercialization of our technologies. Grant award reimbursements are recorded as either as contra assets or as revenues depending upon whether the reimbursement is for capitalized costs or expenses paid by the Company. Contra capitalized cost and revenues from the grant are recognized in the period during which the conditions under the grant have been met and the Company has made payment for the asset or expense.  The Company recognizes DOE unbilled grant receivables for those costs that have been incurred during a period but not yet paid at period end, are otherwise reimbursable under the terms of the grant, and are expected to be paid in the normal course of business. Realization of unbilled receivables is dependent on the Company’s ability to meet their obligation for reimbursable costs.

Project Development

Project development costs are either expensed or capitalized. The costs of materials and equipment that will be acquired or constructed for project development activities, and that have alternative future uses, both in project development, marketing or sales, will be classified as property and equipment and depreciated over their estimated useful lives. To date, project development costs include the research and development expenses related to the Company's future cellulose-to-ethanol production facilities. During the years ended December 31, 2011 and 2010 and for the period from March 28, 2006 (Inception) to December 31, 2011, research and development costs included in Project Development were $595,302, $1,096,653, and $14,462,667, respectively.

Convertible Debt

Convertible debt is accounted for under the guidelines established by Accounting Standards Codification (“ASC”) 470 “Debt with Conversion and Other Options” and ASC 740 “Beneficial Conversion Features”. The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt that have conversion features at fixed or adjustable rates that are in-the-money when issued and records the fair value of warrants issued with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital.

The Company calculates the fair value of warrants issued with the convertible instruments using the Black-Scholes valuation method, using the same assumptions used for valuing employee options for purposes of ASC 718 “Compensation – Stock Compensation”, except that the contractual life of the warrant is used. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense. For a conversion price change of a convertible debt issue, the additional intrinsic value of the debt conversion feature, calculated as the number of additional shares issuable due to a conversion price change multiplied by the previous conversion price, is recorded as additional debt discount and amortized over the remaining life of the debt.

F-16

The Company accounts for modifications of its BCF’s in accordance with ASC 470 “Modifications and Exchanges”. ASC 470 requires the modification of a convertible debt instrument that changes the fair value of an embedded conversion feature and the subsequent recognition of interest expense or the associated debt instrument when the modification does not result in a debt extinguishment.

Equity Instruments Issued with Registration Rights Agreement

The Company accounts for these penalties as contingent liabilities, applying the accounting guidance of ASC 450 “Contingencies”. This accounting is consistent with views established in ASC 825 “Financial Instruments”. Accordingly, the Company recognizes damages when it becomes probable that they will be incurred and amounts are reasonably estimable.

In connection with the issuance of common stock for gross proceeds of $15,500,000 in December 2007 and the $2,000,000 convertible note financing in August 2007, the Company was required to file a registration statement on Form SB-2 or Form S-3 with the Securities and Exchange Commission in order to register the resale of the common stock under the Securities Act. The Company filed that registration statement on December 18, 2007 and as required under the registration rights agreement had the registration statement declared effective by the Securities and Exchange Commission (“SEC”) on March 27, 2009 and in so doing incurred no liquidated damages. As of December 31, 2011 and 2010, the Company does not believe that any liquidated damages are probable and thus no amounts have been accrued in the accompanying financial statements.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 ”Income Taxes” requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carry forwards.

This Interpretation sets forth a recognition threshold and valuation method to recognize and measure an income tax position taken, or expected to be taken, in a tax return. The evaluation is based on a two-step approach. The first step requires an entity to evaluate whether the tax position would “more likely than not,” based upon its technical merits, be sustained upon examination by the appropriate taxing authority. The second step requires the tax position to be measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement. In addition, previously recognized benefits from tax positions that no longer meet the new criteria would no longer be recognized. This Interpretation was effective for the Company on January 1, 2007 and did not have a material impact on our financial position,results of operations or cash flows.

Fair Value of Financial Instruments

On January 1, 2009, the Company adopted ASC 820 “Fair Value Measurements and Disclosures”. The Company did not record an adjustment to its accumulated deficit as a result of the adoption of the guidance for fair value measurements, and the adoption did not have a material effect on the Company’s results of operations.

Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

Level 1. Observable inputs such as quoted prices in active markets;

F-17

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company did not have any level 1finanical instruments at December 31, 2011 and 2010.

As of December 31, 2011 and 2010, the warrant liability is considered a level 2 item, see Note 6.

As of December 31, 2011 and 2010, the Company’s redeemable noncontrolling interest is considered a level 3 item and changed during 2010 and 2011 due to the following:

Balance as of January 1, 2010	$-
Redeemable noncontrolling interest	750,000
Balance as of December 31, 2010	750,000
Accretion of noncontrolling interest	112,500
Net loss attributable to noncontrolling interest	(9,969)
Balance at December 31, 2011	$852,531

See Note 8 for details of valuation and changes during the years 2010 and 2011.

Risks and Uncertainties

The Company's operations are subject to new innovations in product design and function. Significant technical changes can have an adverse effect on product lives. Design and development of new products are important elements to achieve and maintain profitability in the Company's industry segment. The Company may be subject to federal, state and local environmental laws and regulations. The Company does not anticipate expenditures to comply with such laws and does not believe that regulations will have a material impact on the Company's financial position, results of operations, or liquidity. The Company believes that its operations comply, in all material respects, with applicable federal, state, and local environmental laws and regulations.

Concentrations of Credit Risk

The Company maintains its cash accounts in a commercial bank and in an institutional money-market fund account. The total cash balances held in a commercial bank are secured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000, although on January 1, 2014 this amount is scheduled to return to $100,000 per depositor, per insured bank. At times, the Company has cash deposits in excess of federally insured limits. In addition, the Institutional Funds Account is insured through the Securities Investor Protection Corporation (“SIPC”) up to $500,000 per customer, including up to $100,000 for cash. At times, the Company has cash deposits in excess of federally and institutional insured limits.

As of December 31, 2011 and 2010, the Department of Energy made up 100% of billed and unbilled Grant Revenues and Department of Energy grant receivables. Management believes the loss of these organizations would have a material impact on the Company’s financial position, results of operations, and cash flows.

As of December 31, 2011 and 2010 three and one venders made up 63% and 39% of accounts payable, respectively.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. For the year ended December 31, 2011, the Company had 1,229,659 options and 7,115,275 warrants outstanding, for which all of the exercise prices were in excess of the average closing price of the Company’s common stock during the corresponding year and thus no shares are considered as dilutive under the treasury-stock method of accounting and their effects would have been antidilutive due to the loss. For the year ended December 31, 2010, the Company had 3,287,159 options and 6,886,694 warrants, to purchase shares of common stock that were excluded from the calculation of diluted loss per share as their effects would have been anti-dilutive due to the loss, and because all of the exercise prices were in excess of the average closing price of the Company’s common stock during the corresponding year.

Share-Based Payments

The Company accounts for stock options issued to employees and consultants under ASC 718 “Share-Based Payment”. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite vesting period.

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The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 “Equity”. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Redeemable - Noncontrolling Interest

Redeemable interest held by third parties in subsidiaries owned or controlled by the Company. As these redeemable noncontrolling interests provide for redemption features not solely within the control of the issuer, we classify such interests outside of permanent equity in accordance with ASC 480-10, “Distinguishing Liabilities from Equity”. All redeemable noncontrolling interest reported in the consolidated statements of operations reflects the respective interests in the income or loss after income taxes of the subsidiaries attributable to the other parties, the effect of which is removed from the net loss available to the Company. The Company accretes the redemption value of the redeemable noncontrolling interest over the redemption period using the straight-line method.

Impairment of Long-Lived Assets

The Company regularly evaluates whether events and circumstances have occurred that indicate the carrying amount of property and equipment may not be recoverable. When factors indicate that these long-lived assets should be evaluated for possible impairment, the Company assesses the potential impairment by determining whether the carrying value of such long-lived assets will be recovered through the future undiscounted cash flows expected from use of the asset and its eventual disposition. If the carrying amount of the asset is determined not to be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows, or external appraisals, as applicable. The Company regularly evaluates whether events and circumstances have occurred that indicate the useful lives of property and equipment may warrant revision. In our opinion, the carrying values of our long-lived assets, including property and equipment, were not impaired at December 31, 2011.

New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued amended standards to achieve common fair value measurements and disclosures between GAAP and International Financial Reporting Standards. The standards include amendments that clarify the intent behind the application of existing fair value measurements and disclosures and other amendments which change principles or requirements for fair value measurements or disclosures. The amended standards are to be applied prospectively for interim and annual periods beginning after December 15, 2011. Management does not believe the adoption of these changes will not have an impact on the consolidated financial statements.

In June 2011, the FASB issued amended standards that eliminated the option to report other comprehensive income in the statement of stockholders’ equity and require companies to present the components of net income and other comprehensive income as either one continuous statement of comprehensive income or two separate but consecutive statements. The amended standards do not affect the reported amounts of comprehensive income. In December 2011, the FASB deferred the requirement to present components of reclassifications of other comprehensive income on the face of the income statement that had previously been included in the June 2011 amended standard. These amended standards are to be applied retrospectively for interim and annual periods beginning after December 15, 2011. Management does not believe the adoption of these changes will not have an impact on the consolidated financial statements

In September 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-08, Intangibles — “Goodwill and Other” (Topic 350). This Accounting Standards Update amends FASB ASC Topic 350. This amendment specifies the change in method for determining the potential impairment of goodwill. It includes examples of circumstances and events that the entity should consider in evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Management does not believe the adoption of these changes will not have an impact on the consolidated financial statements.

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In December 2011, the FASB issued changes to the disclosure of offsetting assets and liabilities. These changes require an entity to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The enhanced disclosures will enable users of an entity’s financial statements to understand and evaluate the effect or potential effect of master netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments. These changes become effective for the Company on January 1, 2013. Management does not believe the adoption of these changes will not have an impact on the consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – DEVELOPMENT CONTRACT

Department of Energy Awards 1 and 2

In February 2007, the Company was awarded a grant for up to $40 million from the U.S. Department of Energy’s (“DOE”) cellulosic ethanol grant program to develop a solid waste biorefinery project at a landfill in Southern California. During October 2007, the Company finalized Award 1 for a total approved budget of just under $10,000,000 with the DOE. This award is a 60%/40% cost share, whereby 40% of approved costs may be reimbursed by the DOE pursuant to the total $40 million award announced in February 2007. In October 2009, the Company received from the DOE a one-time reimbursement of approximately $3,841,000. This was primarily related to the Company amending its award to include costs previously incurred in connection with the development of the Lancaster site which have a direct attributable benefit to the Fulton Project.

In December 2009, as a result of the American Recovery and Reinvestment Act, the DOE increased the Award 2 to a total of $81 million for Phase II of its Fulton Project. This is in addition to a renegotiated Phase I funding for development of the biorefinery of approximately $7 million out of the previously announced $10 million total. This brings the DOE’s total award to the Fulton project to approximately $88 million. The Company is currently drawing down on funds for Phase II of its Fulton Project.

As of April 16, 2012, the Company has received reimbursements of approximately $9,243,984 under these awards.

In 2011 and 2010, our operations had been financed to a large degree through funding provided by the DOE. We rely on access to this funding as a source of liquidity for capital requirements not satisfied by the cash flow from our operations. If we are unable to access government funding our ability to finance our projects and/or operations and implement our strategy and business plan will be severely hampered. Awards 1 and 2 consist of a total reimbursable amount of approximately $87,560,000, and through April 16, 2012, we have an unreimbursed amount of approximately $78,316,000 available to us under the awards. We cannot guarantee that we will continue to receive grants, loan guarantees, or other funding for our projects from the DOE.

In June 2011, it was determined that the Company had received an overpayment of approximately $354,000 from the cumulative reimbursements of the DOE grants under Award 1 for the period from inception of the award through December 31, 2010. The overpayment is a result of estimates made on the indirect rate during the reimbursement process over the course of the award. The DOE and the Company reached a tentative agreement during that time, that in combination, as a result of the unused grant award money left in Award 1 of approximately $366,000, the Company would not be required to refund any overpayment to the DOE and the Company could proceed towards completion of Award 1. While completion of the award under the above terms was tentatively agreed to, the method and process was uncertain. During the fourth quarter of 2011, the close of the award was reassessed and discussed with the DOE. Management determined that it was not in the best interest of the Company to close the award during fiscal 2011 due to amounts still available for reimbursement under the Award and possible modifications that could be made to shift certain costs between Award 1 and Award 2. The Company also determined that there is no right of offset between Award 1 and Award 2.

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Accordingly, although Management does not believe the DOE intends to demand payment for the overbill, and the Contracting Officer has not indicated such will be done, the DOE does have the legal right to do so. Due to that right and the Company’s decision not to close the award as of December 31, 2011 as initially planned, the Company has determined that a liability should be included in the accompanying balance sheet as of December 31, 2011 due to billing is excess of estimated earnings. Because this liability stems from normal recurring estimates made in government contracting, the change is accounted for as a change in accounting estimate with the cumulative effect shown in the current year. The $354,000 reduced Department of Energy grant revenue and increased net loss in the accompanying statement of operations during the year ended December 31, 2011. The per share effect on net loss is approximately $0.01 per share of common stock.

Management will continue to evaluate the Award status, and may choose to close out the Award if it is advantageous to future operations and allowable under federal regulations. Management believes a quick close out of Award 1 under Federal Acquisition Regulations could result in the elimination of this excess billing; however, no assurances can be made.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and Equipment consist of the following:

	December 31, 2011	December 31, 2010
Construction in progress	$1,058,735	$911,087
Land	109,108	109,108
Office equipment	63,367	63,367
Furniture and fixtures	44,806	44,805
	1,276,016	1,128,367
Accumulated depreciation	(88,250)	(69,299)
	$1,187,766	$1,059,068

Depreciation expense for the years ended December 31, 2011 and 2010 and for the period from inception to December 31, 2011 was $18,951, $25,522, and $88,607, respectively.

During the year ended December 31, 2011, the Company invested approximately $123,000 in construction activities at our Fulton Project, compared with $890,000 in 2010 net of DOE reimbursements.

Purchase of Lancaster Land

On November 9, 2007, the Company purchased approximately 10 acres of land in Lancaster, California for approximately $109,000, including certain site surveying and other acquisition costs. The Company originally intended to use the land for the construction of their first cellulosic ethanol refinery plant. The Company is now considering using this land for a facility to produce products other than cellulosic ethanol, such as higher value chemicals that would yield fuel additives that that could improve the project economics for a smaller facility.

NOTE 5 – NOTES PAYABLE

Convertible Notes Payable - 2007

On July 13, 2007, the Company issued several convertible notes aggregating a total of $500,000 with eight accredited investors including $25,000 from the Company’s Chief Financial Officer. Under the terms of the notes, the Company was to repay any principal balance and interest, at 10% per annum within 120 days of the note. The holders also received warrants to purchase common stock at $5.00 per share. The warrants vested immediately and expire in five years. The total warrants issued pursuant to this transaction were 200,000 on a pro-rata basis to investors. The convertible promissory notes were only convertible into shares of the Company’s common stock in the event of a default. The conversion price was determined based on one third of the average of the last-trade prices of the Company’s common stock for the ten trading days preceding the default date.

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The fair value of the warrants was $990,367 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions: volatility of 113%, risk-free interest rate of 4.94%, dividend yield of 0%, and a term of five years.

The proceeds were allocated between the convertible notes payable and the warrants issued to the convertible note holders based on their relative fair values which resulted in $167,744 allocated to the convertible notes and $332,256 allocated to the warrants. The amount allocated to the warrants resulted in a discount to the convertible notes. The Company amortized the discount over the term of the convertible notes. During the year ended December 31, 2007, the Company amortized $332,256 of the discount to interest expense.

The Company calculated the value of the beneficial conversion feature to be approximately $332,000 of which $167,744 was allocated to the convertible notes. However, since the notes were convertible upon a contingent event, the value was recorded when such event was triggered during the year ended December 31, 2007.

On November 7, 2007, the Company re-paid the 10% convertible promissory notes totaling approximately $516,000 including interest of approximately $16,000. This included approximately $800 of accrued interest to the Company’s Chief Financial Officer.

Convertible Notes - 2012 (subsequent)

Subsequent to year end, the Company entered into a convertible note payable. See note 12.

Senior Secured Convertible Notes Payable

On August 21, 2007, the Company issued senior secured convertible notes aggregating a total of $2,000,000 with two institutional accredited investors. Under the terms of the notes, the Company was to repay any principal balance and interest, at 8% per annum, due August 21, 2010. On a quarterly basis, the Company has the option to pay interest due in cash or in stock. The senior secured convertible notes were secured by substantially all of the Company’s assets. The total warrants issued pursuant to this transaction were 1,000,000 on a pro-rata basis to investors. These include class A warrants to purchase 500,000 common stock at $5.48 per share and class B warrants to purchase an additional 500,000 shares of common stock at $6.32 per share. The warrants vested immediately and expire in three years. The senior secured convertible note holders had the option to convert the note into shares of the Company’s common stock at $4.21 per share at any time prior to maturity. If, before maturity, the Company consummated a Financing of at least $10,000,000 then the principal and accrued unpaid interest of the senior secured convertible notes would be automatically converted into shares of the Company’s common stock at $4.21 per share.

The fair value of the warrants was approximately $3,500,000 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions: volatility of 118%, risk-free interest rate of 4.05%, dividend yield of 0% and a term of three years. The proceeds were allocated between the senior secured convertible notes and the warrants issued to the convertible note holders based on their relative fair values and resulted in $728,571 being allocated to the senior secured convertible promissory notes and $1,279,429 allocated to the warrants. The resulting discount was to be amortized over the life of the notes.

The Company calculated the value of the beneficial conversion feature to be approximately $1,679,000 of which approximately $728,000 was allocated to the beneficial conversion feature resulting in 100% discount to the convertible promissory notes. During the year ended December 31, 2007, the Company amortized approximately $312,000 of the discount related to the warrants and beneficial conversion feature to interest expense and $1,688,000 to loss on extinguishment, see below for discussion.

In addition, the Company entered into a registration rights agreement with the holders of the senior secured convertible notes agreement whereby the Company was required to file an initial registration statement with the Securities and Exchange Commission in order to register the resale of the maximum amount of common stock underlying the secured convertible notes within 120 days of the Exchange Agreement (December 19, 2007). The registration statement was filed with the SEC on December 19, 2007. The registration statement was then declared effective on March 27, 2009. The Company incurred no liquidated damages.

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Modification of Conversion Price and Warrant Exercise Price on Senior Secured Convertible Note Payable

On December 3, 2007, the Company modified the conversion price into common stock on its outstanding senior secured convertible notes from $4.21 to $2.90 per share. The Company also modified the exercise price of the Class A and B warrants issued with convertible notes from $5.48 and $6.32, respectively, to $2.90 per share.

In accordance with ASC 470, the Company recorded an extinguishment loss of approximately $2,818,000 for the modification of the conversion price as the fair value of the conversion price immediately before and after the modification was greater than 10% of the carrying amount of the original debt instrument immediately prior to the modification. The loss on extinguishment was determined based on the difference between the fair value of the new instruments issued and the previous carrying value of the convertible debt at the date of extinguishment. Upon modification, the carrying amount of the senior secured convertible notes payable of $2,000,000 and accrued interest of approximately $33,000 was converted into a total of 700,922 shares of common stock at $2.90 and $2.96 per share, respectively. Prior to the modification, during the quarter ended September 30, 3007, the Company satisfied its interest obligation of approximately $20,000 by issuing 3,876 shares of the Company’s common stock at $4.48 per share in lieu of cash.

The extinguishment loss and non-cash interest expense for the warrants was determined using the Black-Scholes option pricing model using the following assumptions: volatility of 122.9%, expected life of 4.72 years, risk free interest rate of 3.28%, market price per share of $3.26, and no dividends.

Debt Issuance Costs

During 2007 debt issuance fees and expenses of approximately $207,000 were incurred in connection with the senior secured convertible note. These fees consisted of a cash payment of $100,000 and the issuance of warrants to purchase 23,731 shares of common stock. The warrants have an exercise price of $5.45, vested immediately and expire in five years. The warrants were valued at approximately $107,000 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions: volatility of 118%, risk-free interest rate of 4.05%, dividend yield of 0% and a term of five years. These costs were amortized over the term of the note using the effective interest method and expensed upon conversion of senior secured convertible note. During the year ended December 31, 2007, the Company amortized approximately $32,000 of the debt issuance costs to interest expense and approximately $175,000 to loss on extinguishment, see above for further discussion.

During 2010 debt issuance costs of $123,800 were incurred, net of DOE reimbursement in connection with the Company submitting an application for a $250 million dollar DOE loan guarantee for the Company's planned cellulosic ethanol biorefinery in Fulton, Mississippi. This compares to 2009 debt issuance costs of $150,000 incurred in connection with an application for a $58 million dollar DOE loan guarantee for the Company's planned cellulosic ethanol biorefinery in Lancaster, California. These applications were filed under the Department of Energy (“DOE”) Program DE-FOA-0000140 (“DOE LGPO”), which provides federal loan guarantees for projects that employ innovative energy efficiency, renewable energy, and advanced transmission and distribution technologies.

In 2010, the Company was informed that the loan guarantee for the planned biorefinery in Lancaster, California, was rejected by the DOE due to a lack of definitive contracts for feedstock and off-take at the time of submittal of the loan guarantee for the Lancaster Biorefinery, as well as the fact that the Company was also pursuing a much larger project in Fulton, Mississippi. As a result of this DOE loan guarantee rejection for the Lancaster, California project, the Company wrote off $150,000 of capitalized debt issuance cost to expense in 2010.

In February 2011, the Company received notice from the DOE LGPO staff that the Fulton Project’s application will not move forward until such time as the project has raised the remaining equity necessary for the completion of funding. As a result of this DOE loan guarantee rejection for the Fulton Project, the Company wrote off $123,800 of capitalized debt issuance cost to expense in 2010 as there were indicating factors the loan would not be approved prior to year end.

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In August 2010, BlueFire submitted an application for a $250 million loan guarantee for the Fulton Project with the U.S. Department of Agriculture under Section 9003 of the 2008 Farm Bill (“USDA LG”). During 2011 debt issuance costs for the USDA loan guarantee totaled approximately $114,000, compared to $298,000 in fiscal 2010.

In October 2011, the Company was informed that the USDA would not move forward with the USDA LG; however, appeal processes were provided to afford the Company a chance to change certain aspects of the application. Such appeals have been informal to date. Because of the initial rejection, the Company expensed all related debt costs totaling approximately $309,000 to general and administrative in the accompanying statement of operations during the year ended December 31, 2011.

From the period of Inception through December 31, 2011, the Company has expensed $583,634 of previously capitalized debt issue costs due to unsuccessful debt financings.

NOTE 6 - OUTSTANDING WARRANT LIABILITY

Effective January 1, 2009 we adopted the provisions of ASC 815 “Derivatives and Hedging” (ASC 815). ASC 815 applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative and to any freestanding financial instruments that are potentially settled in an entity’s own common stock. As a result of adopting ASC 815, 6,962,963 of our issued and outstanding common stock purchase warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment. These warrants have an exercise price of $2.90; 5,962,563 warrants expire in December 2012 and 1,000,000 expired August 2010. As such, effective January 1, 2009 we reclassified the fair value of these common stock purchase warrants, which have exercise price reset features, from equity to liability status as if these warrants were treated as a derivative liability since their date of issue in August 2007 and December 2007. On January 1, 2009, we reclassified from additional paid-in capital, as a cumulative effect adjustment, $15.7 million to beginning retained earnings and $2.9 million to a long-term warrant liability to recognize the fair value of such warrants on such date.

The Company assesses the fair value of the warrants quarterly based on the Black-Scholes pricing model. See below for variables used in assessing the fair value.

In connection with the 5,962,963 warrants to expire in December 2012, the Company recognized gains of approximately $764,000, $1,510,000, and $2,515,000 from the change in fair value of these warrants during the years ended December 31, 2011 and 2010 and the period from Inception to December 31, 2011.

On October 19, 2009, the Company cancelled 673,200 warrants for $220,000 in cash. These warrants were part of the 1,000,000 warrants issued in August 2007, and were set to expire August 2010. Prior to October 19, 2009, the warrants were previously accounted for as a derivative liability and marked to their fair value at each reporting period in 2009. The Company valued these warrants the day immediately preceding the cancellation date which indicated a gain on the changed in fair value of $208,562 and a remaining fair value of $73,282. Upon cancellation the remaining value was extinguished for payment of $220,000 in cash, resulting in a loss on extinguishment of $146,718. In connection with the remaining 326,800 warrants that expired in August 2010, the Company recognized a gain of $117,468 for the change in fair value of these warrants during the year ended December 31, 2009.

These common stock purchase warrants were initially issued in connection with two private offerings, our August 2007 issuance of 689,655 shares of common stock and our December 2007 issuance of 5,740,741 shares of common stock. The common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire. These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes option pricing model using the following assumptions:

F-24

	December 31,	December 31,
	2011	2010
Annual dividend yield	-	-
Expected life (years) of December 2007 issuance	1.0	2.0
Risk-free interest rate	0.12%	0.61%
Expected volatility of December 2007 issuance	95%	125%

The Company issued 428,571 warrants to purchase common stock in connection with the Stock Purchase Agreement entered into on January 19, 2011 with Lincoln Park Capital, LLC (see note 9). These warrants are accounted for as a liability under ASC 815. The Company assesses the fair value of the warrants quarterly based on the Black-Scholes pricing model. See below for variables used in assessing the fair value.

	December 31,	January 19,
	2011	2011
Annual dividend yield	-	-
Expected life (years)	4.05	5.0
Risk-free interest rate	0.83%	1.95%
Expected volatility	109%	105%

In connection with these warrants, the Company recognized a gain on the change in fair value of warrant liability of $91,467, $0, and $91,437 during the years ended December 31, 2011 and 2010, and for the period from Inception to December 31, 2011.

Expected volatility is based primarily on historical volatility. Historical volatility was computed using weekly pricing observations for recent periods that correspond to the expected life of the warrants. The Company believes this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants. The Company currently has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on U.S. Treasury securities rates.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Employment Agreements

On June 27, 2006, the Company entered into employment agreements with three key employees. The employment agreements were for a period of three years, which expired in 2010, with prescribed percentage increases beginning in 2007 and could have been cancelled upon a written notice by either employee or employer (if certain employee acts of misconduct are committed). The total aggregate annual amount due under the employment agreements was approximately $586,000 per year. These contracts have not been renewed. Each of the executive officers are currently working for the Company on a month to month basis under the same terms.

On March 31, 2008, the Board of Directors of the Company replaced our Chief Financial Officer’s previously existing at-will Employment Agreement with a new employment agreement, effective February 1, 2008, and terminating on May 31, 2009, unless extended for additional periods by mutual agreement of both parties. The new agreement contained the following material terms: (i) initial annual salary of $120,000, paid monthly; and (ii) standard employee benefits; (iii) limited termination provisions; (iv) rights to Invention provisions; and (v) confidentiality and non-compete provisions upon termination of employment. This employment agreement expired on May 31, 2009. Our now former Chief Financial Officer served until September 2011, at which time he entered into a month-to-month part-time consulting contract with the Company, for $7,500 per month, payable in cash or stock at the consultant’s option, at predetermined conversion rates.

Board of Director Arrangements

On July 23, 2009, the Company renewed all of its existing Directors’ appointment, issued 6,000 shares to each and paid $5,000 to the three outside members. Pursuant to the Board of Director agreements, the Company's "in-house" board members (CEO and Vice-President) waived their annual cash compensation of $5,000. The value of the common stock granted was determined to be approximately $26,400 based on the fair market value of the Company’s common stock of $0.88 on the date of the grant. During the year 2009 the Company expensed approximately $41,400 related to these agreements.

On July 15, 2010, the Company renewed all of its existing Directors’ appointment, issued 6,000 shares to each and paid $5,000 to two of the three outside members. Pursuant to the Board of Director agreements, the Company's "in-house" board members (CEO and Vice-President) waived their annual cash compensation of $5,000. The value of the common stock granted was determined to be approximately $7,200 based on the fair market value of the Company’s common stock of $0.24 on the date of the grant. During the year ended December 31, 2010, the Company expensed approximately $17,000 related to these agreements.

F-25

During the year ended December 31, 2011, the Company accrued $10,000 related to the agreements for the two remaining board members.

Investor Relations Agreements

On November 9, 2006, the Company entered into an agreement with a consultant. Under the terms of the agreement, the Company is to receive investor relations and support services in exchange for a monthly fee of $7,500, 150,000 shares of common stock, warrants to purchase 200,000 shares of common stock at $5.00 per share, expiring in five years, and the reimbursement of certain travel expenses. The common stock and warrants vested in equal amounts on November 9, 2006, February 1, 2007, April 1, 2007 and June 1, 2007.

At December 31, 2006, the consultant was vested in 37,500 shares of common stock. The shares were valued at $112,000 based upon the closing market price of the Company’s common stock on the vesting date. The warrants were valued on the vesting date at $100,254 based on the Black-Scholes option pricing model using the following assumptions: volatility of 88%, expected life of five years, risk free interest rate of 4.75% and no dividends. The value of the common stock and warrants was recorded in general and administrative expense on the accompanying consolidated statement of operations during the year ended December 31, 2006.

The Company revalued the shares on February 1, 2007, vesting date, and recorded an additional adjustment of $138,875. On February 1, 2007 the warrants were revalued at $4.70 per share based on the Black-Scholes option pricing method using the following assumptions: volatility of 102%, expected life of five years, risk free interest rate of 4.96% and no dividends. The Company recorded an additional expense of $158,118 related to these vested warrants during the year ended December 31, 2007.

On March 31, 2007, the fair value of the vested common stock issuable under the contract based on the closing market price of the Company’s common stock was $7.18 per share and thus expensed $269,250. As of March 31, 2007, the Company estimated the fair value of the vested warrants issuable under the contract to be $6.11 per share. The warrants were valued on March 31, 2007 based on the Black-Scholes option pricing model using the following assumptions: volatility of 114%, expected life of five years, risk free interest rate of 4.58% and no dividends. The Company recorded an additional estimated expense of approximately $305,000 related to the remaining unvested warrants during the year ended December 31, 2007.

The Company revalued the shares on June 1, 2007, vesting date, and recorded an additional adjustment of $234,375. On June 1, 2007 the warrants were revalued at $5.40 per share based on the Black-Scholes option pricing method using the following assumptions: volatility of 129%, expected life of four and a half years, risk free interest rate of 4.97% and no dividends. The Company recorded an additional expense of $269,839 related to these vested warrants during the year ended December 31, 2007.

On November 21, 2011, these warrants expired.

Fulton Project Lease

On July 20, 2010, the Company entered into a 30 year lease agreement with Itawamba County, Mississippi for the purpose of the development, construction, and operation of the Fulton Project. At the end of the primary 30 year lease term, the Company shall have the right for two additional 30 year terms. The current lease rate is computed based on a per acre rate per month that is approximately $10,300 per month. The lease stipulates the lease rate is to be reduced at the time of the construction start by a Property Cost Reduction Formula which can substantially reduce the monthly lease costs. The lease rate shall be adjusted every five years to the Consumer Price Index. The below payout schedule does not contemplate reductions available upon the commencement of construction and commercial operations.

F-26

Future annual minimum lease payments under the above lease agreements, at December 31, 2011 are as follows:

Years ending
December 31,
2012	$123,504
2013	123,504
2014	123,504
2015	125,976
2016	125,976
Thereafter	3,025,000
Total	$3,647,464

Rent expense under non-cancellable leases was approximately $123,000, $62,000, and $185,000 during the years ended December 31, 2011, 2010 and the period from Inception to December 31, 2011, respectively. As of December 31, 2011 and 2010, $82,336 and $0 of the monthly lease payments were included in accounts payable on the accompanying balance sheets. As of December 31, 2011, the Company was in technical default of the lease due to non-payment. However, as of April 16, 2012, we have not received a notice of default.

Legal Proceedings

From time to time we may become involved in legal proceedings which could adversely affect us. We are currently not involved in litigation that we believe will have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision is expected to have a material adverse effect.

Consulting Agreements - Other

On July 21, 2011, the Company entered into a consulting service agreement with the National Center for Sustainable Development (“NCSD”), a non-profit organization. The NCSD assists companies in the sustainable development industry in order to promote a sustainable low carbon economy through demonstration projects, by identifying qualified Chinese investors. The term of the agreement is for twelve months or upon termination by either party. The NCSD is entitled to 5% on the first $250 million, and 3% in excess of $250 million for equity capital, and/or 2% of aggregate gross proceeds received from debt capital.

NOTE 8 - REDEEMABLE NONCONTROLLING INTEREST

On December 23, 2010, the Company sold a one percent (1%) membership interest in its operating subsidiary, BlueFire Fulton Renewable Energy, LLC (“BlueFire Fulton” or the “Fulton Project”), to an accredited investor for a purchase price of $750,000 (“Purchase Price”). The Company maintains a 99% ownership interest in the Fulton Project. In addition, the investor received a right to require the Company to redeem the 1% interest for $862,500, or any pro-rata amount thereon. The redemption is based upon future contingent events based upon obtaining financing for the construction of the Fulton Project. The third party equity interests is reflected as redeemable noncontrolling interests in the Company’s consolidated financial statements outside of equity. The Company accreted the redeemable noncontrolling interest for the total redemption price of $862,500 through the forecasted financial close, estimated to be the end of the third quarter of 2011. On October 5, 2011, the Company received a rejection letter for the USDA loan guarantee, which was the financing the Company was basing estimates on. During the years ended December 31, 2011 and 2010 and the period from Inception to December 31, 2011, the Company recognized the accretion of the redeemable noncontrolling interest of $112,500, $0, and $112,500, respectively which was charged to additional paid-in capital.

Net loss attributable to the redeemable noncontrolling interest during the year ended December 31, 2011 was $9,969 which netted against the value of the redeemable non-controlling interest in temporary equity. The allocation of net loss was presented on the statement of operations.

NOTE 9 - STOCKHOLDERS' DEFICIT

Stock Purchase Agreement

On January 19, 2011, the Company signed a $10 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company.  The Company also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the Purchase Agreement within ten days of the agreement. Although under the Purchase Agreement the registration statement was to be declared effective by March 31, 2011, LPC did not terminate the Purchase Agreement. The registration statement was declared effective on May 10, 2011, without any penalty.

After the SEC has declared effective the registration statement related to the transaction, the Company has the right, in their sole discretion, over a 30-month period to sell the shares of common stock to LPC in amounts from $35,000 and up to $500,000 per sale, depending on the Company’s stock price as set forth in the Purchase Agreement, up to the aggregate commitment of $10 million.

There are no upper limits to the price LPC may pay to purchase our common stock and the purchase price of the shares related to the $10 million funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, and the Company controls the timing and amount of any future sales, if any, of shares to LPC.  LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.15. The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock.  The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.  Except for a limitation on variable priced financings, there are no financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the agreement.

F-27

Upon signing the Purchase Agreement, BlueFire received $150,000 from LPC as an initial purchase under the $10 million commitment in exchange for 428,571 shares of our common stock and warrants to purchase 428,571 shares of our common stock at an exercise price of $0.55 per share.  The warrants contain a ratchet provision in which the exercise price will be adjusted based on future issuances of common stock, excluding certain issuances; if issuances are at prices lower than the current exercise price (see Note 6). The warrants have an expiration date of January 2016.

Concurrently, in consideration for entering into the $10 million agreement, we issued to LPC 600,000 shares of our common stock as a commitment fee and shall issue up to 600,000 more shares pro rata as LPC purchases up to the remaining $9.85 million.

During the year ended December 31, 2011, the Company drew $200,000 under the Purchase Agreement and issued 1,119,377 shares of common stock, including 12,183 commitment shares that were eared on a pro-rata basis as described above. The Company still has $9,650,000 available on the Purchase Agreement as of December 31, 2011; however, no additional monies are expected to be drawn down until sometime during the second quarter of 2012. There have been $35,000 in draw downs subsequent to December 31, 2011 year end resulting in 235,465 additional shares being issued under the Purchase Agreement.

The Company accounted for the 428,571 common stock warrants with ratchet provisions in accordance with ASC 815 whereby the warrants require liability classification. As the warrants are considered a cost of permanent equity, the value of the warrants netted against the equity recognized in additional paid-in capital. See note 6 for valuation of warrants. The 600,000 shares of common stock issued in connect with the agreement were also considered a cost of permanent equity. However, because the value of the shares both add to additional paid-in capital for the value of shares issued and net against it as a cost of capital, they were recorded at par value with a corresponding reduction to additional-paid-in capital.

The remaining 600,000 shares that are to be issue pro-rata as the Company draws on the Purchase Agreement are also a cost of capital and are recorded as earned by LPC. The value of the shares both add to additional paid-in capital for the value of shares issued and net against it as a cost of capital; accordingly, they are recorded at par value with a corresponding reduction to additional-paid-in capital when earned.

Amended and Restated 2006 Incentive and Nonstatutory Stock Option Plan

On December 14, 2006, the Company established the 2006 incentive and nonstatutory stock option plan (the “Plan”). The Plan is intended to further the growth and financial success of the Company by providing additional incentives to selected employees, directors, and consultants. Stock options granted under the Plan may be either "Incentive Stock Options" or "Nonstatutory Options" at the discretion of the Board of Directors. The total number of shares of Stock which may be purchased through exercise of Options granted under this Plan shall not exceed ten million (10,000,000) shares, they become exercisable over a period of no longer than five (5) years and no less than 20% of the shares covered thereby shall become exercisable annually.

On October 16, 2007, the Board reviewed the Plan. As such, it determined that the Plan was to be used as a comprehensive equity incentive program for which the Board serves as the Plan administrator; and therefore added the ability to grant restricted stock awards under the Plan.

Under the amended and restated Plan, an eligible person in the Company’s service may acquire a proprietary interest in the Company in the form of shares or an option to purchase shares of the Company’s common stock. The amendment includes certain previously granted restricted stock awards as having been issued under the amended and restated Plan. As of December 31, 2011, 3,307,159 options and 1,238,359 shares have been issued under the plan. As of December 31, 2011, 5,454,482 shares are still issuable under the Plan.

Stock Options

On December 14, 2006, the Company granted options to purchase 1,990,000 shares of common stock to various employees and consultants having a $2.00 exercise price. The value of the options granted was determined to be approximately $4,900,000 based on the Black-Scholes option pricing model using the following assumptions: volatility of 99%, expected life of five (5) years, risk free interest rate of 4.73%, market price per share of $3.05, and no dividends. The Company expensed the value of the options over the vesting period of two years for the employees. For non-employees the Company revalued the fair market value of the options at each reporting period under the provisions of ASC 505. On December 14, 2011 all 1,970,000 of these options expired while 20,000 were exercised in a prior year.

F-28

On December 20, 2007, the Company granted options to purchase 1,038,750 shares of the Company’s common stock to various employees and consultants having an exercise price of $3.20 per share. In addition, on the same date, the Company granted its President and Chief Executive Officer 250,000 and 28,409 options to purchase shares of the Company’s common stock having an exercise price of $3.20 and $3.52, respectively. The value of the options granted was determined to be approximately $3,482,000 based on the Black-Scholes option pricing model using the following assumptions: volatility of 122.9%, expected life of five (5) years, risk free interest rate of 3.09%, market price per share of $3.20, and no dividends. Of the total 1,317,159 options granted on December 20, 2007, 739,659 vested immediately and 27,500 issued to consultants vested monthly over a one year period, and 550,000 of the options vested upon two contingent future events. Management’s belief at the time of the grant was that the events were probable to occur and were within their control, and thus accounted for the remaining vesting under ASC 718 by straight-lining the vesting through the expected date on which the future events were to occur. At the time, management believed that future date was June 30, 2008. This determination was based on the fact that the Company appeared to be on track to receive the permits and the related funding was available. In June 2008, the Company determined that the June 30, 2008 estimate would not be met due to delays in receiving the necessary permits and thus modified the date to September 30, 2008. In September 2008, the Company determined that the September 30, 2009 deadline would not be met due to the difficulty in obtaining financing due to the pending collapse of the capital markets. At that point the remaining unamortized portion was immaterial and thus, the Company expensed the remaining amounts. Although the options were expensed according to ASC 718, the recipients are still not fully vested as the triggering events have not yet occurred. The original grant date fair value of the 550,000 unvested options was $2.70.

The Company accounts for the stock options to consultants under the provisions of ASC 505. In accordance with ASC 505, the options awarded to consultants under the 2006 and 2007 Stock Option Grant were re-valued periodically using the Black-Scholes option pricing model over the vesting period. As of December 31, 2011 and 2010 stock options to consultants were fully vested and expensed.

In connection with the Company’s 2007 and 2006 stock option awards, during the years ended December 31, 2011, and 2010 and for the period from March 28, 2006 (Inception) to December 31, 2011, the Company recognized stock based compensation, including consultants, of approximately $0, $0, and $4,487,000 to general and administrative expenses and $0, $0, and $4,368,000 to project development expenses, respectively. There is no additional future compensation expense to record at December 31, 2011 based on previous awards.

A summary of the status of the stock option grants under the Plan as of the years ended December 31, 2007, 2008, 2009, 2010 and 2011 and changes during this period are presented as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding January 1, 2007	1,990,000	$2.00
Granted during the year	1,317,159	3.21
Exercised during the year	(20,000)	2.00
Outstanding December 31, 2007	3,287,159	$2.48	4.40
Granted during the year	-	-
Exercised during the year	-	-
Outstanding December 31, 2008	3,287,159	$2.48	3.40
Granted during the year	-	-
Exercised during the year	-	-
Outstanding December 31, 2009	3,287,159	$2.48	2.40
Granted during the year	-	-
Exercised during the year	-	-
Outstanding December 31, 2010	3,287,159	$2.48	1.40
Granted during the year	-
Exercised during the year	-
Expired during the year	(2,057,500)	2.00
Options exercisable at December 31, 2011	1,229,659	$3.21	1.00

F-29

There were no amounts received for the exercise of stock options in 2011 or 2010.

The following table summarizes information concerning outstanding and exercisable options at December 31, 2011:

		OPTIONS OUTSTANDING		OPTIONS EXERCISABLE
Range of Exercise Prices	Outstanding as of 12/31/2011	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Exercisable as of 12/31/2011	Weighted- Average Exercise Price

$3.20 - $3.52	1,229,659	1.00	$3.21	767,159	$3.21

As of December 31, 2011, the average intrinsic value of the options outstanding is zero as the exercise prices were in excess of the closing price of the Company’s common stock as of December 31, 2011.

Private Offerings

On January 5, 2007, the Company completed a private offering of its stock, and entered into subscription agreements with four accredited investors. In this offering, the Company sold an aggregate of 278,500 shares of the Company’s common stock at a price of $2.00 per share for total proceeds of $557,000. The shares of common stock were offered and sold to the investors in private placement transactions made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933. In addition, the Company paid $12,500 in cash and issued 6,250 shares of their common stock as a finder’s fee.

On December 3, 2007 and December 14, 2007, the Company issued an aggregate of 5,740,741 shares of common stock at $2.70 per share and issued warrants to purchase 5,740,741 shares of common stock for gross proceeds of $15,500,000. The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance.

The value of the warrants was determined to be approximately $15,968,455 based on the Black-Scholes option pricing model using the following assumptions: volatility of 122.9%, expected life of five (5) years, risk free interest rate of 3.28%, market price per share of $3.26, and no dividends. The relative fair value of the warrants did not have an impact on the financial statements as they were issued in connection with a capital raise and recorded as additional paid-in capital.

The warrants are subject to “full-ratchet” anti-dilution protection in the event the Company (other than excluded issuances, as defined) issues any additional shares of stock, stock options, warrants or any securities exchangeable into common stock at a price of less than $2.90 per share. If the Company issues securities for less $2.90 per share then the exercise price for the warrants shall be adjusted to equal to the lower price. See Note 6, for additional information regarding these warrants.

In connection with the capital raise, the Company paid $1,050,000 to placement agents, $90,000 in legal fees and issued warrants for the purchase of 222,222 shares of common stock. The warrants were valued at $618,133 based on the Black-Scholes assumptions above as recorded as a cost of the capital raised by the Company.

Issuance of Common Stock related to Employment Agreements

In January 2007, the Company issued 10,000 shares of common stock to an employee in connection with an employment agreement. The shares were valued on the initial date of employment at $40,000 based on the closing market of the Company’s common stock on that date.

F-30

On February 12, 2007, the Company entered into an employment agreement with a key employee, and simultaneously entered into a consulting agreement with an entity controlled by such employee; both agreements were effective March 16, 2007. Under the terms of the consulting agreement, the consulting entity received 50,000 restricted shares of the Company’s common stock. The common stock was valued at approximately $275,000 based on the closing market price of the Company’s common stock on the date of the agreement. The shares vested in equal quarterly installments on February 12, 2007, June 1, December 1, and December 1, 2007. The Company amortized the entire fair value of the common stock of $275,000 over the vesting period during the year ended December 31, 2007. No additional issuances were made in 2008, 2009 and 2010.

Shares Issued for Services

On August 27, 2009, the Company entered into a 6-month Consulting Agreement with Mirador Consulting, Inc. Pursuant to the Agreement, the Company will receive services in connection with mergers and acquisitions, corporate finance, corporate finance relations, introductions to other financial relations companies and other financial services. As consideration for these services, the Company made monthly cash payments of $3,000 and issued 200,000 shares of the Company’s common stock in exchange for $200. The Company valued the shares at $0.80 based upon the closing price of the Company’s common stock on the date of the agreement. Under the terms of the agreement, the shares did not have any future performance requirement nor were they cancellable. The Company expensed the entire value on the date of the agreement and recorded to general and administrative expense. Under the terms of the agreement the Company was to issue 100,000 shares on execution of the agreement on November 15, 2009. On May 24, 2010, the Company issued the remaining 100,000 shares.

Throughout the year ended December 31, 2011, the Company issued 718,963 shares of common stock for legal services provided, which compares to 75,000 shares for the same services in 2010. In connection with this issuance the Company recorded $162,000 in legal expense which is included in general and administrative expense, which compares to $20,250 in 2010.

Throughout the year ended December 31, 2011, the Company issued 139,549 shares of common stock for compliance services provided, which compares to zero shares for the same services in 2010. In connection with this issuance the Company recorded $22,962 in compliance expenses which is included in general and administrative expense, which compares to $0 in 2010.

On September 16, 2011, the Company issued 10,000 shares of common stock for consulting services provided, which compares to zero shares for the same services in 2010. In connection with this issuance the Company recorded $1,800 in consulting expenses which is included in general and administrative expense, which compares to $0 in 2010.

Shares Issued for Settlement of Accrued Expenses

On December 28, 2011, the Company issued 527,980 shares of common stock in lieu of cash for back rent owed of $81,837. In connection with this issuance the Company recorded a gain on the settlement of accrued rent expenses of $7,920 which is included in the accompanying statement of operations.

Private Placement Agreements

During the year ended December 31, 2007, the Company entered into various placement agent agreements, whereby payments are only ultimately due if capital is raised.

Warrants Issued

See Notes 5, 6, 9 and 10 for warrants issued with debt and equity financings.

On August 27, 2009, the Company entered into a six month consulting agreement. Pursuant to the agreement, the Company grated the consultant a warrant to purchase 100,000 shares of common stock at an exercise price of $3.00 per share. The value of the warrant issued was determined to be approximately $8,300 based on the Black-Scholes option pricing model using the following assumptions: volatility of 108%, expected life of one (1) year, risk free interest rate of 2.48%, market price per share of $0.80, and no dividends. The value of the warrants was expensed during the year ended December 31, 2009. These warrants expired on August 27, 2010.

On December 15, 2010, the Company issued to Arnold Klann, a Director and Executive at the Company, a warrant to purchase 500,000 shares of common stock at an exercise price of $0.50 per share pursuant to a loan agreement. See Note 10.

On January 19, 2011, the Company issued to Lincoln Park Capital, a warrant to purchase 428,571 shares of common stock at an exercise price of $0.55 per share pursuant to a stock purchase agreement. See Note 9.

F-31

Warrants Cancelled

On October 19, 2009, the Company cancelled 673,200 warrants for $220,000 in cash. (see Note 6).

Warrants Outstanding

A summary of the status of the warrants for the years ended December 31, 2007, 2008, 2009 and 2010 changes during the periods is presented as follows:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding January 1, 2007 (with 50,000 warrants exercisable)	200,000	$5.00
Issued during the year	7,186,694	2.96
Outstanding and exercisable at December 31, 2007	7,386,694	$3.02	4.60
Issued during the year	-	-
Outstanding and exercisable at December 31, 2008	7,386,694	$3.02	3.60
Issued during the year	100,000	3.00
Cancelled during the year	(673,200)	(2.90)
Outstanding and exercisable at December 31, 2009	6,813,494	$3.03	2.76
Issued during the year	500,000	0.50
Cancelled during the year	(426,800)	(2.92)
Outstanding and exercisable at December 31, 2010	6,886,694	$2.85	1.98
Issued during the year	428,581	0.55
Expired during the year	(200,000)	5.00
Outstanding and exercisable at December 31, 2011	7,115,275	$2.65	1.20

NOTE 10 - RELATED PARTY TRANSACTIONS

Technology Agreement with Arkenol, Inc.

On March 1, 2006, the Company entered into a Technology License agreement with Arkenol, Inc. (“Arkenol”), which the Company’s majority shareholder and other family members hold an interest in. Arkenol has its own management and board separate and apart from the Company. According to the terms of the agreement, the Company was granted an exclusive, non-transferable, North American license to use and to sub-license the Arkenol technology. The Arkenol Technology, converts cellulose and waste materials into Ethanol and other high value chemicals. As consideration for the grant of the license, the Company shall make a one time payment of $1,000,000 at first project construction funding and for each plant make the following payments: (1) royalty payment of 4% of the gross sales price for sales by the Company or its sub licensees of all products produced from the use of the Arkenol Technology (2) and a one time license fee of $40.00 per 1,000 gallons of production capacity per plant. According to the terms of the agreement, the Company made a one-time exclusivity fee prepayment of $30,000 during the period ended December 31, 2006. The agreement term is for 30 years from the effective date.

During 2008, due to the receipt of proceeds from the Department of Energy, the Board of Directors determined that the Company had triggered its obligation to incur the full $1,000,000 Arkenol License fee. The Board of Directors determined that the receipt of these proceeds constituted “First Project Construction Funding” as established under the Arkenol technology agreement. As such, the consolidated statement of operations for the year ended December 31, 2008 reflected the one-time license fee of $1,000,000. The Company paid the net amount due of $970,000 to the related party on March 9, 2009.

F-32

Asset Transfer Agreement with Ark Entergy, Inc.

On March 1, 2006, the Company entered into an Asset Transfer and Acquisition Agreement with ARK Energy, Inc. (“ARK Energy”), which is owned (50%) by the Company’s CEO. ARK Energy has its own management and board separate and apart from the Company. Based upon the terms of the agreement, ARK Energy transferred certain rights, assets, work-product, intellectual property and other know-how on project opportunities that may be used to deploy the Arkenol technology (as described in the above paragraph). In consideration, the Company has agreed to pay a performance bonus of up to $16,000,000 when certain milestones are met. These milestones include transferee’s project implementation which would be demonstrated by start of the construction of a facility or completion of financial closing whichever is earlier. The payment is based on ARK Energy’s cost to acquire and develop 19 sites which are currently at different stages of development. As of December 31, 2011 and 2010, the Company had not incurred any liabilities related to the agreement.

Related Party Lines of Credit

In March 2007, the Company obtained a line of credit in the amount of $1,500,000 from its Chairman/Chief Executive Officer and majority shareholder to provide additional liquidity to the Company as needed. Under the terms of the note, the Company is to repay any principal balance and interest, at 10% per annum, within 30 days of receiving qualified investment financing of $5,000,000 or more. As of December 31, 2007, the Company repaid its outstanding balance on line of credit of approximately $631,000 which included interest of $37,800. This line of credit was terminated with the closing of the private placement in December 2007 and the subsequent line of credit balance repayment.

In February 2009, the Company obtained a line of credit in the amount of $570,000 from Arkenol Inc, its technology licensor, to provide additional liquidity to the Company as needed. In October 2009 $175,000 was utilized from the line of credit and in November 2009 the balance was paid in full along with approximately $500 interest. As of December 31, 2010, there were no amounts outstanding and the line of credit was deemed cancelled as the Company did not anticipate utilizing funds from the line of credit.

On November 10, 2011, the Company obtained a line of credit in the amount of $40,000 from its Chairman/Chief Executive Officer and majority shareholder to provide additional liquidity to the Company as needed, at his sole discretion. Under the terms of the note, the Company is to repay any principal balance and interest, at 12% per annum, within 30 days of receiving qualified investment financing of $100,000 or more. As of November 11, 2011, the outstanding balance on the line of credit is approximately $19,000 with $21,000 remaining under the line.

Purchase of Property and Equipment

During the year ended December 31, 2007, the Company purchased various office furniture and equipment from ARK Energy costing approximately $39,000.

Notes Payable

As mentioned in Note 3, on July 13, 2007, the Company issued several convertible notes aggregating a total of $500,000 with eight accredited investors including $25,000 invested by the Company’s former Chief Financial Officer. In 2011 and 2010 no additional notes were issued.

F-33

Loan Agreement

On December 15, 2010, the Company entered into a loan agreement (the “Loan Agreement”) by and between Arnold Klann, the Chief Executive Officer, Chairman of the board of directors and majority shareholder of the Company, as lender (the “Lender”), and the Company, as borrower. Pursuant to the Loan Agreement, the Lender agreed to advance to the Company a principal amount of Two Hundred Thousand United States Dollars ($200,000) (the “Loan”). The Loan Agreement requires the Company to (i) pay to the Lender a one-time amount equal to fifteen percent (15%) of the Loan (the “Fee Amount”) in cash or shares of the Company’s common stock at a value of $0.50 per share, at the Lender’s option; and (ii) issue the Lender warrants allowing the Lender to buy 500,000 common shares of the Company at an exercise price of $0.50 per common share, such warrants to expire on December 15, 2013. The Company has promised to pay in full the outstanding principal balance of any and all amounts due under the Loan Agreement within thirty (30) days of the Company’s receipt of investment financing or a commitment from a third party to provide One Million United States Dollars ($1,000,000) to the Company or one of its subsidiaries (the “Due Date”), to be paid in cash or shares of the Company’s common stock, at the Lender’s option.

The fair value of the warrants was $83,736 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions: volatility of 112.6%, risk-free interest rate of 1.1%, dividend yield of 0%, and a term of three (3) years.

The proceeds were allocated to the warrants issued to the note holder based on their relative fair values which resulted in $83,736 allocated to the warrants. The amount allocated to the warrants resulted in a discount to the note. The Company amortized the discount over the estimated term of the Loan using the straight line method due to the short term nature of the Loan. The Company estimated the Loan would be paid back during the quarter ended September 30, 2011. During the year ended December 31, 2011 and 2010, the Company amortized $73,885 and $9,851, respectively, of the discount to interest expense.

NOTE 11 – INCOME TAXES

Income tax reporting primarily relates to the business of the parent company Blue Fire Ethanol Fuels, Inc. which experienced a change in ownership on June 27, 2006. A change in ownership requires management to compute the annual limitation under Section 382 of the Internal Revenue Code. The amount of benefits the Company may receive from the operating loss carry forwards for income tax purposes is further dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined.

The Company had no estimated state tax liability at December 31, 2011. There is no current provision or liability for federal reporting purposes, and no deferred income tax expense is recorded since the deferred tax assets have been recorded as discussed below.

The Company's deferred tax assets consist solely of net operating loss carry forwards of approximately $9,651,000 and $9,386,000 at December 31, 2011 and 2010, respectively. For federal tax purposes these carry forwards expire in twenty years beginning in 2026 and for the State of California purposes they expire in five years beginning in 2011. A full valuation allowance has been placed on 100% of the Company's deferred tax assets as it cannot be determined if the assets will be ultimately used to offset future income, if any. During the years ended December 31, 2011 and 2010, and for the period from March 28, 2006 (Inception) to December 31, 2011, the valuation increased by approximately $266,000, increased by approximately $822,000, increased by approximately $9,651,000, respectively.

The difference between the California statutory rate of approximately 8.83% and the actual provision rate is due to permanent difference required to get to taxable income. These permanent differences relate primarily to the gain on warrant liability, the accretion of related party note discount and other non-cash expenses. The Company has not provided a reconciliation to the provision for income taxes for the years ended December 31, 2011 and 2010 as the difference between the statutory rates and the actual provision rate relate to changes in the NOLs and the corresponding valuation allowance.

In addition, the Company is not current in their federal and state income tax filings due to previous delinquencies by Sucre prior to the reverse acquisition and due to fiscal 2010 returns not being filed. The Company has assessed and determined that the effect of non filing is not expected to be significant, as Sucre has not had active operations for a significant period of time and because the Company incurred significant losses in fiscal 2010.

The Company has filed all other United States Federal and State tax returns. The Company has identified the United States Federal tax returns as its “major” tax jurisdiction. The United States Federal return years 2007 through 2011 are still subject to tax examination by the United States Internal Revenue Service, however, we do not currently have any ongoing tax examinations. The Company is subject to examination by the California Franchise Tax Board for the years ended 2006 through 2011 and currently does not have any ongoing tax examinations.

F-34

NOTE 12 – SUBSEQUENT EVENTS

On March 28, 2012, BlueFire finalized a committed equity facility (the “Equity Facility”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), whereby the parties entered into (i) a committed equity facility agreement (the “Equity Agreement”) and (ii) a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the terms of the Equity Agreement, for a period of twenty-four (24) months commencing on the date of effectiveness of the Registration Statement (as defined below), TCA shall commit to purchase up to $2,000,000 of BlueFire’s common stock, par value $0.001 per share (the “Shares”), pursuant to Advances (as defined below), covering the Registrable Securities (as defined below). The purchase price of the Shares under the Equity Agreement is equal to ninety-five percent (95%) of the lowest daily volume weighted average price of BlueFire’s common stock during the five (5) consecutive trading days after BlueFire delivers to TCA an Advance notice in writing requiring TCA to advance funds (an “Advance”) to BlueFire, subject to the terms of the Equity Agreement. The “Registrable Securities” include (i) the Shares; and (ii) any securities issued or issuable with respect to the Shares by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As further consideration for TCA entering into and structuring the Equity Facility, BlueFire shall pay to TCA a fee by issuing to TCA that number of shares of BlueFire’s common stock that equal a dollar amount of $110,000 (the “Facility Fee Shares”). It is the intention of BlueFire and TCA that the value of the Facility Fee Shares shall equal $110,000. In the event the value of the Facility Fee Shares issued to TCA does not equal $110,000 after a nine month evaluation date, the Equity Agreement provides for an adjustment provision allowing for necessary action (either the issuance of additional shares to TCA or the return of shares previously issued to TCA to BlueFire’s treasury) to adjust the number of Facility Fee Shares issued. BlueFire also entered into the Registration Rights Agreement with TCA. Pursuant to the terms of the Registration Rights Agreement, BlueFire is obligated to file a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC’) to cover the Registrable Securities within 45 days of closing. BlueFire must use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC by a date that is no later than 90 days following closing.

On March 28, 2012, BlueFire entered into a security agreement (the “Security Agreement”) TCA, related to a $300,000 convertible promissory note issued by BlueFire in favor of TCA (the “Convertible Note”). The Security Agreement grants to TCA a continuing, first priority security interest in all of BlueFire’s assets, wheresoever located and whether now existing or hereafter arising or acquired. On March 28, 2012, BlueFire issued the Convertible Note in favor of TCA. The maturity date of the Convertible Note is March 28, 2013, and the Convertible Note bears interest at a rate of twelve percent (12%) per annum. The Convertible Note is convertible into shares of BlueFire’s common stock at a price equal to ninety-five percent (95%) of the lowest daily volume weighted average price of BlueFire’s common stock during the five (5) trading days immediately prior to the date of conversion. The Convertible Note may be prepaid in whole or in part at BlueFire’s option without penalty. The proceeds received by the Company under the purchase agreement are expected to be used for general working capital purposes which include costs expected to be reimbursed under the DOE cost share program. The Company is currently determining the accounting impact of the transaction.

Subsequent to year end, in January 2012, under the LPC Purchase Agreement the Company sold a total of 235,465 shares to LPC for $0.15 share for $35,000.

F-35

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$65,271	$15,028
Department of Energy unbilled receivables	20,116	207,570
Prepaid expenses	9,898	15,911
Debt issuance costs	107,532	-
Total current assets	202,817	238,509

Property, plant and equipment, net of accumulated depreciation of $99,500 and $88,205, respectively	1,231,696	1,187,766
Total assets	$1,434,513	$1,426,275

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$1,081,391	$718,018
Accrued liabilities	541,137	466,916
Convertible notes payable	284,319	-
Line of credit, related party	15,230	19,230
Note payable to a related party, net of discount of $0 and $0, respectively	200,000	200,000
Department of Energy billings in excess of estimated earnings	354,000	354,000
Outstanding warrant liability - current	-	831
Derivative liability	105,941	-
Total current liabilities	2,582,018	1,758,995

Outstanding warrant liability	33,155	34,095
Total liabilities	2,615,173	1,793,090

Noncontrolling interest - redeemable	849,756	852,531

Stockholders’ deficit:
Preferred stock, no par value, 1,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 33,063,557 and 32,099,840 shares issued; and 33,031,385 and 32,067,668 outstanding, as of September 30, 2012 and December 31, 2011, respectively	33,063	32,099
Additional paid-in capital	14,779,292	14,543,019
Treasury stock at cost, 32,172 shares at September 30, 2012 and December 31, 2011	(101,581)	(101,581)
Deficit accumulated during the development stage	(16,741,190)	(15,692,883)
Total stockholders’ deficit	(2,030,416)	(1,219,346)

Total liabilities and stockholders’ deficit	$1,434,513	$1,426,275

See accompanying notes to consolidated financial statements

F-36

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months ended September 30,	For the Three Months ended September 30,	For the Nine Months ended September 30,	For the Nine Months ended September 30,	From March 28, 2006 (inception) Through September 30,
	2012	2011	2012	2011	2012

Revenues:
Consulting fees	$22,000	$-	$113,900	$3,849	$257,515
Department of energy grant revenues	166,421	36,382	378,232	364,370	6,353,966
Department of energy - unbilled grant revenues	-	100,813	-	114,093	197,041
Total revenues	188,421	137,195	492,132	482,312	6,808,522

Operating expenses:
Project development	129,070	158,105	420,343	428,611	19,351,500
General and administrative	308,614	612,078	987,023	1,347,006	17,771,072
Related party license fee	-	-	-	-	1,000,000
Total operating expenses	437,684	770,183	1,407,366	1,775,617	38,122,572

Operating loss	(249,263)	(632,988)	(915,234)	(1,293,305)	(31,314,050)

Other income and (expense):
Gain from change in fair value of warrant liability	7,216	35,195	1,771	798,951	2,934,261
Gain from change in fair value of derivative liability	31,013	-	55,629	-	55,629
Other income	-	-	-	-	256,295
Financing related charge	-	-	-	-	(211,660)
Amortization of debt discount	(92,404)	-	(182,657)	-	(869,490)
Interest expense	-	-	-	-	(56,097)
Related party interest expense	(1,322)	(34,218)	(2,412)	(97,638)	(171,780)
Loss on extinguishment of debt	-	-	-	-	(2,818,370)
Gain on settlement of accrued rent	-	-	-	-	7,920
Loss on the retirement of warrants	-	-	-	-	(146,718)
Total other income or (expense)	(55,497)	977	(127,669)	701,313	(1,020,010)

Loss before income taxes	(304,760)	(632,011)	(1,042,903)	(591,992)	(32,334,060)
Provision for income taxes	(7,354)	-	(8,179)	-	(91,326)
Net loss	$(312,114)	$(632,011)	$(1,051,082)	$(591,992)	$(32,425,386)

Loss attributable to noncontrolling interest	(233)	-	(2,775)	-	(12,744)
Loss attributable to controlling interest	$(311,881)	$(632,011)	$(1,048,307)	$(591,992)	$(32,412,642)
Basic and diluted loss per common share	$(0.01)	$(0.02)	$(0.03)	$(0.02)
Weighted average common shares outstanding, basic and diluted	32,863,893	30,205,294	32,636,527	29,728,327

See accompanying notes to consolidated financial statements

F-37

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,	For the Nine Months Ended September 30,	From March 28, 2006 (inception) Through September 30,
	2012	2011	2012

Cash flows from operating activities:
Net loss	$(1,051,082)	$(591,992)	$(32,425,386)
Adjustments to reconcile net loss to net cash used in operating activities:
Founders’ shares	-	-	17,000
Costs associated with purchase of Sucre Agricultural Corp	-	-	(3,550)
Interest expense on beneficial conversion feature of convertible notes	-	-	676,983
Loss on extinguishment of convertible debt	-	-	2,718,370
Loss on retirement of warrants	-	-	146,718
Gain from change in the fair value of warrant liability	(1,771)	(798,951)	(2,934,261)
Change in fair value of derivative liability	(55,629)		(55,629)
Common stock issued for interest on convertible notes	-	-	55,585
Discount on sale of stock associated with private placement	-	-	211,660
Accretion of discount on note payable to related party	-	73,885	83,736
Loss from change in accounting estimate on DOE billings	-	-	354,000
Debt issuance costs for rejected loan guarantees	-	309,834	583,634
Gain on settlement of accrued rent	-	-	(7,920)
Share-based compensation	92,236	46,782	11,644,703
Depreciation and amortization	193,907	15,827	282,514
Changes in operating assets and liabilities:
Department of Energy unbilled receivable	187,454	(62,324)	42,183
Prepaid expenses and other current assets	6,013	20,924	(9,899)
Accounts payable	363,374	116,864	1,084,817
Accrued liabilities	74,221	145,486	520,508
Accrued interest, related party	-	23,753	-
Net cash used in operating activities	(191,277)	(699,912)	(17,014,234)

Cash flows from investing activities:
Acquisition of property and equipment	-	-	(217,636)
Construction in progress	(55,180)	(130,976)	(1,068,074)
Net cash used in investing activities	(55,180)	(130,976)	(1,285,710)

Cash flows from financing activities:
Repurchases of common stock held in treasury	-	-	(101,581)
Cash received in acquisition of Sucre Agricultural Corp.	-	-	690,000
Proceeds from sale of stock through private placement	-	-	544,500
Proceeds from exercise of stock options	-	-	40,000
Proceeds from issuance of common stock	35,000	250,000	14,745,000
Proceeds from convertible notes payable	363,500	-	2,863,500
Repayment of notes payable	-	-	(500,000)
Proceeds from related party notes payable	-	-	335,230
Repayment of related party notes payable	(4,000)	-	(120,000)
Debt issuance costs	(97,800)	-	(661,434)
Retirement of Aurarian warrants	-	-	(220,000)
Proceeds from sale of LLC Unit	-	-	750,000
Net cash provided by financing activities	296,700	250,000	18,365,215

Net increase (decrease) in cash and cash equivalents	50,243	(580,888)	65,271

Cash and cash equivalents beginning of period	15,028	592,359	-

Cash and cash equivalents end of period	$65,271	$11,471	$65,271

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$-	$-	$57,102
Income taxes	$8,179	$-	$27,100

Supplemental schedule of non-cash investing and financing activities:
Conversion of senior secured convertible notes payable	$-	$-	$2,000,000
Interest converted to common stock	$-	$-	$55,569
Fair Value of warrants issued to placement agents	$-	$-	$725,591
Accounts payable, net of reimbursement, included in construction-in-progress	$-	$-	$45,842
Discount on related party note payable	$-	$-	$83,736
Accretion of redeemable noncontrolling interest	$-	$112,500	$112,500

See accompanying notes to consolidated financial statements

F-38

BLUEFIRE RENEWABLES, INC. AND SUBSIDIARIES

(A DEVELOPMENT-STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

BlueFire Renewables, Inc. (“BlueFire” or the “Company”) was incorporated in the State of Nevada on March 28, 2006 (“Inception”), under the name BlueFire Ethanol Fuels, Inc. BlueFire was established to deploy the commercially ready and patented process for the conversion of cellulosic waste materials to ethanol (“Arkenol Technology”) under a technology license agreement with Arkenol, Inc. (“Arkenol”). BlueFire’s use of the Arkenol Technology positions it as a cellulose-to-ethanol company with demonstrated production of ethanol from urban trash (post-sorted “MSW”), rice and wheat straws, wood waste and other agricultural residues. The Company’s goal is to develop and operate high-value carbohydrate-based transportation fuel production facilities in North America, and to provide professional services to such facilities worldwide. These “biorefineries” will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues, and cellulose from MSW into ethanol.

On July 15, 2010, the board of directors of BlueFire, by unanimous written consent, approved the filing of a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of Nevada, changing the Company’s name from BlueFire Ethanol Fuels, Inc. to BlueFire Renewables, Inc. On July 20, 2010, the Certificate of Amendment was accepted by the Secretary of State of Nevada.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management’s Plans

The Company is a development-stage company which has incurred losses since inception. Management has funded operations primarily through proceeds received in connection with a reverse merger, loans from its majority shareholder, the private placement of the Company's common stock in December 2007 for net proceeds of approximately $14,500,000, the issuance of convertible notes with warrants in July and August 2007, stock purchase agreements in 2010 and 2012, and Department of Energy reimbursements starting in 2009. The Company may encounter difficulties in establishing operations due to the time frame of developing, constructing and ultimately operating the planned bio-refinery projects.

As of September 30, 2012, the Company had negative working capital of approximately $2,379,000. Management has estimated that operating expenses for the next 12 months will be approximately $1,700,000, excluding engineering costs related to the development of bio-refinery projects. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Throughout the remainder of 2012, the Company intends to fund its operations with reimbursements under the Department of Energy contract, draw downs on the equity commitment the Company received from Lincoln Park Capital in January 2011, the TCA Global Credit Master Fund, LP in March 2012 (see Note 9), as well as seek additional funding in the form of equity or debt. As of November 23, 2012, the Company expects the current resources available to them will only be sufficient for a period of approximately one month unless significant additional financing is received. Management has determined that the general expenditures must be reduced and additional capital will be required in the form of equity or debt securities. In addition, if we cannot raise additional short term capital, we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

Additionally, the Company’s Lancaster plant is currently shovel ready and only requires minimal capital to maintain until funding is obtained for the construction. The preparation for the construction of this plant was the primary capital use in 2009. In October 2010, BlueFire filed the necessary paperwork to extend this project’s permits for an additional year while we await potential financing. Currently, the Company's air permit for the Lancaster plant is inactive until such time as we pay the necessary fees to reinstate it. In 2012, as in 2011, the Company sees this project on hold until we receive the funding to construct the facility.

F-39

As of December 31, 2010, the Company completed the detailed engineering on our proposed Fulton Project, procured all necessary permits for construction of the plant, and began site clearing and preparation work, signaling the beginning of construction.

We estimate the total construction cost of the bio-refineries to be in the range of approximately $300 million for the Fulton Project and approximately $100 million to $125 million for the Lancaster Biorefinery. These cost approximations do not reflect any increase or decrease in raw materials or any savings in construction cost that might be realized by the weak world economic environment. The Company is currently in discussions with potential sources of financing for these facilities, but no definitive agreements are in place.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the United States Securities Exchange Commission. Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with the accounting principles generally accepted in the Unites States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Such adjustments consist of normal recurring adjustments. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2011. The results of operations for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the full year.

Principles of Consolidation

The consolidated financial statements include the accounts of BlueFire Renewables, Inc., and its wholly-owned subsidiaries, BlueFire Ethanol, Inc. and Sucre Source LLC. BlueFire Ethanol Lancaster, LLC, and BlueFire Fulton Renewable Energy LLC (excluding 1% interest sold) are wholly-owned subsidiaries of BlueFire Ethanol, Inc. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Project Development

Project development costs include the research and development expenses related to the Company's future cellulose-to-ethanol production facilities. During the three and nine months ended September 30, 2012 and 2011, and for the period from March 28, 2006 (Inception) to September 30, 2012, research and development costs, net of stock-based compensation, included in Project Development expense were approximately $129,000, $158,000, $420,000, $429,000, and $14,883,000, respectively.

Fair Value of Financial Instruments

The Company follows the accounting guidance under ASC 820 “Fair Value Measurements and Disclosures.” Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The guidance also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability. The guidance establishes three levels of inputs that may be used to measure fair value:

F-40

•	Level 1. Observable inputs such as quoted prices in active markets;
•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company did not have any level 1 financial instruments at September 30, 2012 or December 31, 2011.

As of September 30, 2012, the Company’s warrant liability and derivative liability are considered level 2 items (see Note 5).

As of September 30, 2012 and December 31, 2011 the Company’s redeemable noncontrolling interest is considered a level 3 item and changed during nine months ended September 30, 2012 as follows:

Balance at December 31, 2011	$852,531
Net loss attributable to noncontrolling interest	(2,775)
Balance at September 30, 2012	$849,756

Income (loss) per Common Share

The Company presents basic income (loss) per share (“EPS”) and diluted EPS on the face of the consolidated statement of operations. Basic income (loss) per share is computed as net income (loss) divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. As of September 30, 2012 and 2011, the Company had 1,229,659 and 3,287,159 options and 6,891,534 and 6,886,694 warrants, respectively, for which all of the exercise prices were in excess of the average closing price of the Company’s common stock during the corresponding period and thus no shares are considered dilutive under the treasury stock method of accounting and their effects would have been antidilutive due to the loss. As of September 30, 2012, the Company’s convertible note payable is convertible into approximately 2,502,000 shares of common stock, for which the effects would have been antidilutive due to the loss.

Derivative Financial Instruments

We do not use derivative financial instruments to hedge exposures to cash-flow risks or market-risks that may affect the fair values of our financial instruments. However, under the provisions ASC 815 – “Derivatives and Hedging” certain financial instruments that have characteristics of a derivative, as defined by ASC 815, such as embedded conversion features on our convertible notes, that are potentially settled in the Company’s own common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within our control. In such instances, net-cash settlement is assumed for financial accounting and reporting purposes, even when the terms of the underlying contracts do not provide for net-cash settlement. Derivative financial instruments are initially recorded, and continuously carried, at fair value each reporting period.

The value of the embedded conversion feature is determined using the Black-Scholes option pricing model. All future changes in the fair value of the embedded conversion feature will be recognized currently in earnings until the note is converted or redeemed. Determining the fair value of derivative financial instruments involves judgment and the use of certain relevant assumptions including, but not limited to, interest rate risk, credit risk, volatility and other factors. The use of different assumptions could have a material effect on the estimated fair value amounts.

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Lines of Credit with Share Issuance

Shares issued to obtain a line of credit are recorded at fair value at contract inception. When shares are issued to obtain a line of credit rather than in connection with the issuance, the shares are accounted for as equity, at the measurement date in accordance with ASC 505-50 “Equity-Based Payments to Non-Employees.” The issuance of these shares is equivalent to the payment of a loan commitment or access fee, and, therefore, the offset is recorded akin to debt issuance costs. The deferred fee is amortized on a straight-line basis over the stated term of the line of credit, or other period as deemed appropriate.

Redeemable - Noncontrolling Interest

Redeemable interest held by third parties in subsidiaries owned or controlled by the Company is reported on the consolidated balance sheets outside permanent equity. All noncontrolling interest reported in the consolidated statements of operations reflects the respective interests in the income or loss after income taxes of the subsidiaries attributable to the other parties, the effect of which is removed from the net income or loss available to the Company. The Company accretes the redemption value of the redeemable noncontrolling interest over the redemption period.

New Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – DEVELOPMENT CONTRACTS

Department of Energy Awards 1 and 2

In February 2007, the Company was awarded a grant for up to $40 million from the U.S. Department of Energy’s (“DOE”) cellulosic ethanol grant program to develop a solid waste biorefinery project at a landfill in Southern California. During October 2007, the Company finalized Award 1 for a total approved budget of just under $10,000,000 with the DOE. This award is a 60%/40% cost share, whereby 40% of approved costs may be reimbursed by the DOE pursuant to the total $40 million award announced in February 2007.

In October 2009, the Company received from the DOE a one-time reimbursement of approximately $3,841,000. This was primarily related to the Company amending its award to include costs previously incurred in connection with the development of the Lancaster site which have a direct attributable benefit to the Fulton Project.

In December 2009, as a result of the American Recovery and Reinvestment Act, the DOE increased the Award 2 to a total of $81 million for Phase II of its Fulton Project. This brings the DOE’s total award to the Fulton project to approximately $88 million. This is in addition to a renegotiated Phase I funding for development of the biorefinery of approximately $7 million out of the previously announced $10 million total. The Company is currently drawing down on funds for Phase II of its Fulton Project.

As of November 23, 2012, the Company has received reimbursements of approximately $10,149,000 under these awards.

Since 2009, our operations have been financed, to a large degree, through funding provided by the U.S Department of Energy. We rely on access to this funding as a source of liquidity for capital requirements not satisfied by the cash flow from our operations. If we are unable to access government funding, our ability to finance our projects and/or operations and implement our strategy and business plan will be severely hampered. Awards 1 and 2 consist of a total reimbursable amount of $87,560,000, and through November 23, 2012, we have an unreimbursed amount of approximately $77,411,000 available to us under the awards. We cannot guarantee that we will continue to receive grants, loan guarantees, or other funding for our projects from the U.S. Department of Energy.

In June 2011, it was determined that the Company had received an overpayment of approximately $354,000 from the cumulative reimbursements of the DOE grants under Award 1 for the period from inception of the award through December 31, 2010. The overpayment is a result of estimates made on the indirect rate during the reimbursement process over the course of the award.

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Accordingly, although Management does not believe the DOE intends to demand payment for the overbill, and the Contracting Officer from the DOE has not indicated such will be done, the DOE does have the legal right to do so. Due to that right and the Company’s decision not to close the award as initially planned, the Company has determined that a liability should be included in the accompanying balance sheet as of September 30, 2012 and December 31, 2011 due to billing in excess of estimated earnings. Because this liability stemmed from normal recurring estimates made in government contracting, the change was accounted for as a change in accounting estimate. The cumulative effect was recorded during the last quarter of fiscal 2011.

Management decided the best course of action is to close out Award 1 due to the minimal amount of funds remaining under the award. This is expected to eliminate any over billing incurred during the life of the Award. BlueFire has filed all necessary paperwork with the DOE to close out Award 1 and is currently awaiting final approval of the close out.

NOTE 4 – CONVERTIBLE NOTE PAYABLE

On March 28, 2012 the Company entered into a $300,000 promissory note with a third party. See Note 9 for additional information.

On July 31, 2012, the Company borrowed $63,500, of which $50,500 in proceeds were received, under a short-term convertible note payable with a third party.  Under the terms of the agreement, the note incurs interest at 8% per annum and is due on May 2, 2013. The note is convertible into common shares after six months, and the conversion price is calculated by multiplying 58% (42% discount to market) by the average of the lowest three closing bid prices during the 10 days prior to the conversion date.   The Company may prepay the convertible debt prior to maturity at varying prepayment penalty rates specified under the agreement.

Since the conversion feature is only convertible after six months, there is no derivative liability at the note’s inception.  However, the Company will account for the derivative liability upon the passage of time and the note becoming convertible if not extinguished, as defined above. Derivative accounting applies upon the conversion feature being available to the holder, as it is variable and does not have a floor as to the number of common shares in which could be converted.

In addition, the fees paid to the lender and legal to secure the convertible debt were accounted for as deferred financing costs and capitalized in the accompanying balance sheet. The deferred financing costs are being amortized over the term of the note. As of September 30, 2012, the Company amortized $2,868 with $10,132 in deferred financing costs remaining.

See Note 10 for additional convertible note payable borrowing subsequent to September 30, 2012.

NOTE 5 - OUTSTANDING WARRANT LIABILITY

August and December 2007 Warrants

As a result of adopting ASC 815 “Derivatives and Hedging” effective January 1, 2009, 6,962,963 of our then issued and outstanding common stock purchase warrants previously treated as equity pursuant to the derivative treatment exemption were no longer afforded equity treatment. These warrants have an exercise price of $2.90 and included ratchet provisions; 5,962,563 warrants expire in December 2012 and 1,000,000 expired in August 2010. As such, effective January 1, 2009 we reclassified the fair value of these common stock purchase warrants, which have exercise price reset features, from equity to liability status as if these warrants were treated as a derivative liability since their date of issue in August 2007 and December 2007. On January 1, 2009, we reclassified from additional paid-in capital, as a cumulative effect adjustment, $15.7 million to beginning retained earnings and $2.9 million to a long-term warrant liability to recognize the fair value of such warrants on such date. The Company assesses the fair value of the warrants quarterly based on the Black-Scholes pricing model.

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In connection with the 5,962,963 warrants to expire in December 2012, the Company recognized gains of approximately $0, $25,400, $1,000, $709,000, and $2,516,000, from the change in fair value of these warrants during the three and nine-months ended September 30, 2012 and 2011 and the period from Inception to September 30, 2012, respectively.

These common stock purchase warrants were initially issued in connection with two private offerings in August 2007 and December 2007. These common stock purchase warrants do not trade in an active securities market, and as such, we estimate the fair value of these warrants using the Black-Scholes option pricing model using the following assumptions:

	September 30,	December 31,
	2012	2011
Annual dividend yield	-	-
Expected life (years)	.25	1.0
Risk-free interest rate	.17%	0.12%
Expected volatility	72%	95%

January 2011 Warrants

On January 19, 2011, in connection with the Lincoln Park Capital agreement (see Note 9) the Company issued 428,571 common stock warrants. The warrants contain a ratchet provision in which the exercise price will be adjusted based on future issuances of common stock, excluding certain excluded issuances; if issuances are at prices lower than the current exercise price. Because the warrants were issued in connection with an equity capital raise, the initial value offset additional paid-in capital. The Company estimated the fair value of the warrants using the Black-Scholes model on the September 30, 2012 and December 31, 2011 reporting dates using the following assumptions:

	September 30,	December 31,
	2012	2011
Annual dividend yield	-	-
Expected life (years) of	3.30	4.05
Risk-free interest rate	0.62%	0.83%
Expected volatility	121%	109%

In connection with the 428,571 warrants to expire in January 2016, the Company recognized gains of approximately $7,000, $9,800, $1,000, $90,000, and $92,000 from the change in fair value of these warrants during the three and nine-months ended September 30, 2012 and 2011 and the period from Inception to September 30, 2012, respectively.

The August and December 2007 and January 2011 common stock purchase warrants were not issued with the intent of effectively hedging any future cash flow, fair value of any asset, liability or any net investment in a foreign operation. The warrants do not qualify for hedge accounting, and as such, all future changes in the fair value of these warrants will be recognized currently in earnings until such time as the warrants are exercised or expire.

Expected volatility is based primarily on historical volatility. Historical volatility was computed using weekly pricing observations for recent periods that correspond to the expected life of the warrants. The Company believes this method produces an estimate that is representative of our expectations of future volatility over the expected term of these warrants. The Company currently has no reason to believe future volatility over the expected remaining life of these warrants is likely to differ materially from historical volatility. The expected life is based on the remaining term of the warrants. The risk-free interest rate is based on U.S. Treasury securities rates that correspond to the expected life of the warrants.

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NOTE 6 - COMMITMENTS AND CONTINGENCIES

Fulton Project Lease

On July 20, 2010, the Company entered into a thirty year lease agreement with Itawamba County, Mississippi for the purpose of the development, construction, and operation of the Fulton Project. At the end of the primary 30 year lease term, the Company shall have the right for two additional thirty year terms. The current lease rate is computed based on a per acre rate per month that is approximately $10,300 per month. The lease stipulates the lease rate is to be reduced at the time of the construction start by a Property Cost Reduction Formula which can substantially reduce the monthly lease costs. The lease rate shall be adjusted every five years to the Consumer Price Index.

Rent expense under non-cancellable leases was approximately $30,900, $30,900, $92,700, $92,700, and $277,700, during the three and nine-months ended September 30, 2012 and 2011 and the period from March 28, 2006 (Inception) to September 30, 2012, respectively.

The Company is not current on lease payments due to Itawamba County. Accordingly, approximately $175,000 has been accrued in accounts payable in the accompanying consolidated balance sheet. The Company is in constant communication with Itawamba County officials, and we are working on alternative mechanisms for payment of the outstanding amounts due. The Company does not believe there is a significant risk that Itawamba County will void the lease for non-payment.

NOTE 7 - RELATED PARTY TRANSACTIONS

On December 15, 2010, the Company entered into a loan agreement (the “Loan Agreement”) by and between Arnold Klann, the Chief Executive Officer, Chairman of the board of directors and majority shareholder of the Company, as lender (the “CEO/Lender”), and the Company, as borrower. Pursuant to the Loan Agreement, the CEO/Lender agreed to advance to the Company a principal amount of Two Hundred Thousand United States Dollars ($200,000) (the “Loan”). The Loan Agreement requires the Company to (i) pay to the CEO/Lender a one-time amount equal to fifteen percent (15%) of the Loan (the “Fee Amount”) in cash or shares of the Company’s common stock at a value of $0.50 per share, at the CEO/Lender’s option; and (ii) issue the CEO/Lender warrants allowing the CEO/Lender to buy 500,000 common shares of the Company at an exercise price of $0.50 per common share, such warrants expire on December 15, 2013. The Company has promised to pay in full the outstanding principal balance of any and all amounts due under the Loan Agreement within thirty (30) days of the Company’s receipt of investment financing or a commitment from a third party to provide One Million United States Dollars ($1,000,000) to the Company or one of its subsidiaries (the “Due Date”), to be paid in cash.

The fair value of the warrants was $83,736 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions: volatility of 112.6%, risk-free interest rate of 1.1%, dividend yield of 0%, and a term of three (3) years.

The proceeds were allocated to the warrants issued to the note holder based on their relative fair values which resulted in $83,736 allocated to the warrants. The amount allocated to the warrants resulted in a discount to the note. The Company amortized the discount over the estimated term of the Loan using the straight line method due to the short term nature of the Loan. The Company estimated the Loan would be paid back during the quarter ended September 30, 2011. During the three and nine-months ended September 30, 2012 and 2011, and for the period from Inception to September 30, 2012, the Company amortized the discount to interest expense of approximately $0, $26,700, $0, $73,900, and $83,736 respectively.

For the three and nine-months ended September 30, 2012 and 2011, and for the period from Inception to September 30, 2012, the Company recognized interest expense of approximately $0, $7,600, $0, $24,000, and $30,000, respectively related to the above note. No payments have been made on this note to date.

NOTE 8 - REDEEMABLE NONCONTROLLING INTEREST

On December 23, 2010, the Company sold a one percent (1%) membership interest in its operating subsidiary, BlueFire Fulton Renewable Energy, LLC (“BlueFire Fulton” or the “Fulton Project”), to an accredited investor for a purchase price of $750,000 (“Purchase Price”). The Company maintains a 99% ownership interest in the Fulton Project. In addition, the investor received a right to require the Company to redeem the 1% interest for $862,500, or any pro-rata amount thereon. The redemption is based upon future contingent events of obtaining financing for the construction of the Fulton Project. The third party equity interests in the consolidated joint ventures are reflected as redeemable noncontrolling interests in the Company’s consolidated financial statements outside of equity. The Company accreted the redeemable noncontrolling interest for the total redemption price of $862,500 through the estimated forecasted financial close, originally estimated to be the end of the third quarter of 2011. Net loss attributable to the redeemable noncontrolling interest for the three and nine-months ended September 30, 2012, and for the period from Inception to September 30, 2012 was $233, $2,775, and $12,744, respectively. Net loss attributable to the redeemable noncontrolling interest for the three and nine months ended September 30, 2011 was inconsequential to the financial statements taken as a whole and thus not presented on the consolidated statement of operations.

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For the three and nine-months ended September 30, 2012 and 2011, and for the period from Inception to September 30, 2012 the Company recognized the accretion of the redeemable noncontrolling interest of $0, $37,500, $0, $112,500, and $112,500, respectively which was charged to additional paid-in capital.

NOTE 9 - STOCKHOLDERS’ DEFICIT

Shares Issued for Services

During the nine months ended September 30, 2012, the Company issued 389,752 shares of common stock for legal services provided. In connection with this issuance the Company recorded approximately $83,000 in legal expense which is included in general and administrative expense. The Company valued the shares using the closing market price on the date of issuance.

During the nine months ended September 30, 2012, the Company issued 44,000 shares of common stock for board of director services provided. In connection with this issuance the Company recorded approximately $7,500 in expense which is included in general and administrative expense. The Company valued the shares using the closing market price on the date of issuance.

During the nine months ended September 30, 2012, the Company issued 13,889 shares of common stock for a consultant associated with the Company's USDA Loan Guarantee Application. In connection with this issuance the Company recorded approximately $2,100 in expense which is included in general and administrative expense. The Company valued the shares using the closing market price on the date of issuance.

Stock Purchase Agreement

On January 19, 2011, the Company signed a $10 million purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), an Illinois limited liability company. The Company also entered into a registration rights agreement with LPC whereby we agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the Purchase Agreement within ten days of the agreement. Although under the Purchase Agreement the registration statement was to be declared effective by March 31, 2011, LPC did not terminate the Purchase Agreement. The registration statement was declared effective on May 10, 2011, without any penalty.

After the SEC declared effective the registration statement related to the transaction, the Company has the right, in its sole discretion, over a 30-month period to sell shares of common stock to LPC in amounts from $35,000 and up to $500,000 per sale, depending on the Company’s stock price as set forth in the Purchase Agreement, up to the aggregate commitment of $10 million.

There are no upper limits to the price LPC may pay to purchase our common stock. The purchase price of the shares related to the $10 million funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, and the Company controls the timing and amount of any future sales, if any, of shares to LPC. LPC shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.15. The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock. The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us. Except for a limitation on variable priced financings, there are no financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the agreement.

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Upon signing the Purchase Agreement, BlueFire received $150,000 from LPC as an initial purchase under the $10 million commitment in exchange for 428,571 shares of our common stock and warrants to purchase 428,571 shares of our common stock at an exercise price of $0.55 per share. The warrants contain a ratchet provision in which the exercise price will be adjusted based on future issuances of common stock, excluding certain issuances; if issuances are at prices lower than the current exercise price (see Note 5). The warrants have an expiration date of January 2016.

Concurrently, in consideration for entering into the $10 million agreement, we issued to LPC 600,000 shares of our common stock as a commitment fee and shall issue up to 600,000 shares pro rata as LPC purchases up to the remaining $9.85 million.

During the three and nine-months ended September 30, 2012, and 2011, and for the period from March 28, 2006 (Inception) to September 30, 2012, the Company drew $0, $30,000, $35,000, $100,000, and $235,000, respectively, on the Purchase Agreement.

Equity Facility Agreement

On March 28, 2012, BlueFire finalized a committed equity facility (the “Equity Facility”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”), whereby the parties entered into (i) a committed equity facility agreement (the “Equity Agreement”) and (ii) a registration rights agreement (the “Registration Rights Agreement”). Pursuant to the terms of the Equity Agreement, for a period of twenty-four (24) months commencing on the date of effectiveness of the Registration Statement (as defined below), TCA committed to purchase up to $2,000,000 of BlueFire’s common stock, par value $0.001 per share (the “Shares”), pursuant to Advances (as defined below), covering the Registrable Securities (as defined below). The purchase price of the Shares under the Equity Agreement is equal to ninety-five percent (95%) of the lowest daily volume weighted average price of BlueFire’s common stock during the five (5) consecutive trading days after BlueFire delivers to TCA an Advance notice in writing requiring TCA to advance funds (an “Advance”) to BlueFire, subject to the terms of the Equity Agreement. The “Registrable Securities” include (i) the Shares; and (ii) any securities issued or issuable with respect to the Shares by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As further consideration for TCA entering into and structuring the Equity Facility, BlueFire paid to TCA a fee by issuing to TCA shares of BlueFire’s common stock that equal a dollar amount of $110,000 (the “Facility Fee Shares”). It is the intention of BlueFire and TCA that the value of the Facility Fee Shares shall equal $110,000. In the event the value of the Facility Fee Shares issued to TCA does not equal $110,000 after a nine month evaluation date, the Equity Agreement provides for an adjustment provision allowing for necessary action (either the issuance of additional shares to TCA or the return of shares previously issued to TCA to BlueFire’s treasury) to adjust the number of Facility Fee Shares issued. BlueFire also entered into the Registration Rights Agreement with TCA. Pursuant to the terms of the Registration Rights Agreement, BlueFire was obligated to file a registration statement (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC’) to cover the Registrable Securities within 45 days of closing, which BlueFire filed on or around May 5, 2012. BlueFire must use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC by a date that is no later than 90 days following closing.

In connection with the issuance of approximately 280,000 shares for the $110,000 facility fee as described above, the Company capitalized said amount within deferred financings costs in the accompanying balance sheet as of September 30, 2012, along with other costs incurred as part of the Equity Facility and the Convertible Note described below. Additional costs related to the Equity Facility and paid from the funds of the Convertible Note described below, were approximately $60,000. Aggregate costs of the Equity Facility were $170,000. Because these costs were to access the Equity Facility, earned by TCA regardless of the Company drawing on the Equity Facility, and not part of a funding, they are treated akin to debt costs. The deferred financings costs related to the Equity Facility will be amortized over one (1) year on a straight-line basis. The Company believes this accelerated amortization, which is less than the two year Equity Facility term, is appropriate based on substantial doubt about the Company’s ability to continue as a going concern. During the nine-months ended September 30, 2012, the Company amortized deferred financing costs and recorded as expense approximately $55,000 related to the share based facility fee.

F-47

On March 28, 2012, BlueFire entered into a security agreement (the “Security Agreement”) with TCA, related to a $300,000 convertible promissory note issued by BlueFire in favor of TCA (the “Convertible Note”). The Security Agreement grants to TCA a continuing, first priority security interest in all of BlueFire’s assets, wheresoever located and whether now existing or hereafter arising or acquired. On March 28, 2012, BlueFire issued the Convertible Note in favor of TCA. The maturity date of the Convertible Note is March 28, 2013, and the Convertible Note bears interest at a rate of twelve percent (12%) per annum with a default rate of eighteen percent (18%) per annum. The Convertible Note is convertible into shares of BlueFire’s common stock at a price equal to ninety-five percent (95%) of the lowest daily volume weighted average price of BlueFire’s common stock during the five (5) trading days immediately prior to the date of conversion. The Convertible Note may be prepaid in whole or in part at BlueFire’s option without penalty. The proceeds received by the Company under the purchase agreement was used for general working capital purposes which include costs expected to be reimbursed under the DOE cost share program.

In connection with the Convertible Note, approximately $93,000 was withheld and immediately disbursed to cover costs of the Convertible Note and Equity Facility described above. The costs related to the Convertible Note were $24,800 which are capitalized as deferred financing costs in the accompanying balance sheet as of September 30, 2012; and will be amortized on a straight-line basis over the term of the Convertible Note. In addition, $7,500 was disbursed to cover legal fees. After said costs, the Company received approximately $207,000 in cash from the Convertible Note. During the nine-months ended September 30, 2012, the Company amortized deferred financing costs and recorded as expense approximately $42,000 related to the cash based financing costs.

This note contains an embedded conversion feature whereby the holder can convert the note at a discount to the fair value of the Company’s common stock price. Based on applicable guidance the embedded conversion feature is considered a derivative instrument and bifurcated. This liability is recorded on the face of the financial statements as “derivative liability”, and must be revalued each reporting period.

The Company discounted the note by the fair market value of the derivative liability upon inception of the note. This discount will be accreted back to the face value of the note over the note term.

Using the Black-Scholes pricing model, with the inputs listed below, we calculated the fair market value of the conversion feature to be approximately $162,000 at the note’s inception and $106,000 as of September 30, 2012. The Company revalued the conversion feature at September 30, 2012 in the same manner with the inputs listed below and recognized a gain on the change in fair value of the derivative liability on the accompanying consolidated statement of operations of approximately $56,000.

	September 30, 2012	March 31, 2012
Annual dividend yield	-	-
Expected life (years)	0.50	0.99
Risk-free interest rate	.17%	0.19%
Expected volatility	72%	119%

Note 10 - Subsequent Events

On October 11, 2012, the Company borrowed $37,500, of which $35,000 in proceeds were received, under a short-term convertible note payable with a third party. Under the terms of the agreement, the note incurs interest at 8% per annum and is due on July 15, 2013. The note is convertible into common shares after six months and the conversion price is calculated by multiplying 58% (42% discount to market) by the average of the lowest three closing bid prices during the 10 days prior to the conversion date. The Company may prepay the convertible debt prior to maturity at varying prepayment penalty rates specified under the agreement.

In addition, the fees paid to the lender and legal to secure the convertible debt will be accounted for as deferred financing costs and capitalized. The deferred financing costs will be amortized over the term of the note.

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2,500,000 Shares of

Common Stock

PROSPECTUS

Dealer Prospectus Delivery Obligation

Until ________, 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that which is set forth in this prospectus.  We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.  Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

, 2012

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the U.S. Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Recent Sales of Unregistered Securities

On August 27, 2009, the Company issued 200,000 shares of the Company’s common stock to a consultant for services rendered at a fair value of $160,000 ($0.80/share), based upon the quoted closing price of the Company’s common stock on August 27, 2009. The issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On November 10, 2010, the Company issued 37,000 shares of the Company’s common stock to a consultant for services rendered at a fair value of $17,020 ($0.46/share), based upon the quoted closing price of the Company’s common stock on October 11, 2010. The issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On December 15, 2010, the Company issued the Chief Executive Officer, Chairman of the board of directors and majority shareholder of the Company, 500,000 warrants to purchase shares of the Company’s common stock at $0.50/share at anytime until December 15, 2013 as part of a $200,000 loan to the Company. The issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On September 16, 2011, the Company issued 10,000 shares of the Company’s common stock to a consultant for services rendered at a fair value of $1,800 ($0.18/share), based upon the quoted closing price of the Company’s common stock on September 16, 2011. The issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On March 28, 2012, the Company issued 280,612 shares of the Company’s common stock to TCA as Facility Fee Shares pursuant to the Equity Agreement. The issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On August 24, 2012, the Company issued 13,889 shares of the Company’s common stock to a consultant for services rendered at a fair value of $2,083 ($0.15/share), based upon the quoted closing price of the Company’s common stock on August 21, 2012. The issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

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EXHIBITS

Exhibit No.	Description

2.1	Stock Purchase Agreement and Plan of Reorganization, dated May 31, 2006 (Incorporated by reference to the Company’s Form 10-SB, as filed with the SEC on December 13, 2006)

3.1	Amended and Restated Articles of Incorporation, dated July 2, 2006 (Incorporated by reference to the Company’s Form 10-SB, as filed with the SEC on December 13, 2006)

3.2	Amended and Restated Bylaws, dated May 27, 2006 (Incorporated by reference to the Company’s Form 10-SB, as filed with the SEC on December 13, 2006)

3.3	Second Amended and Restated Bylaws, dated April 24, 2008 (Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on April 29, 2008)

3.4	Amended and Restated Articles of Incorporation, dated July 20, 2010 (Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on July 26, 2010)

5.1	Legal Opinion of Lucosky Brookman LLP *

10.1	Arkenol Technology License Agreement, dated March 1, 2006 (Incorporated by reference to the Company’s Form 10-SB, as filed with the SEC on December 13, 2006)

10.2	ARK Energy Asset Transfer and Acquisition Agreement, dated March 1, 2006 (Incorporated by reference to the Company’s Form 10-SB, as filed with the SEC on December 13, 2006)

10.3	Amended and Restated 2006 Incentive and Non-Statutory Stock Option Plan, dated December 13, 2006 (Incorporated by reference to the Company’s Form S-8, as filed with the SEC on December 17, 2007)

10.4	Purchase Agreement, dated as of January 19, 2011, by and between the Company and Lincoln Park Capital Fund, LLC (Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on January 24, 2011)

10.5	Registration Rights Agreement, dated as of January 19, 2011, by and between the Company and Lincoln Park Capital Fund, LLC (Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on January 24, 2011)

10.6	Committed Equity Facility Agreement, dated March 28, 2012, by and between BlueFire Renewables, Inc. and TCA Global Credit Master Fund, LP *

10.7	Registration Rights Agreement, dated March 28, 2012, by and between BlueFire Renewables, Inc. and TCA Global Credit Master Fund, LP *

14.1	Code of Ethics (Incorporated by reference to the Company’s Form 8-K, as filed with the SEC on March 6, 2009)

23.1	Consent of dbbmckennon *

23.2	Consent of Lucosky Brookman LLP (filed as Exhibit 5.1 herewith)

* filed herewith

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Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Irvine, California, on November 23, 2012.

BLUEFIRE RENEWABLES, INC.

By:	/s/ Arnold Klann
	Name:	Arnold Klann
	Title:	Chief Executive Officer
(Principal Executive Officer)
(Principal Financial Officer)
(Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arnold Klann	Chairman of the Board, President and Chief Executive Officer	November 23, 2012
Arnold Klann	(Principal Executive Officer) (Principal Financial Officer)
(Principal Accounting Officer)

/s/ Necitas Sumait	Director, Secretary and Senior Vice President	November 23, 2012
Necitas Sumait

/s/ Chris Nichols	Director	November 23, 2012
Chris Nichols

/s/ Joseph Sparano	Director	November 23, 2012
Joseph Sparano

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